EXECUTION VERSION

PURCHASE AGREEMENT
Dated as of the 1st day of May, 2016,
Between
WEYERHAEUSER NR COMPANY
and
INTERNATIONAL PAPER COMPANY

TABLE OF CONTENTS
Page
ARTICLE I

Purchase and Sale of the Transferred Equity Interests and the Transferred Assets

SECTION 1.01. Purchase and Sale	1

SECTION 1.02. Transferred Assets and Excluded Assets	1

SECTION 1.03. Consents to Certain Assignments	6

SECTION 1.04. Assumption of Liabilities	7

SECTION 1.05. Shared Contracts	10

SECTION 1.06. Risk of Loss	11

SECTION 1.07. Disclaimer of Representations and Warranties	11

SECTION 1.08. Misallocated Transfers	12

SECTION 1.09. Alberta Order	12
ARTICLE II

Closing and Post-Closing Purchase Price Adjustment

SECTION 2.01. Closing	13

SECTION 2.02. Transactions To Be Effected at the Closing	13

SECTION 2.03. Post-Closing Purchase Price Adjustment	15

SECTION 2.04. Withholding Taxes	17
ARTICLE III

Representations and Warranties of Purchaser

SECTION 3.01. Organization, Standing and Power	18

i

SECTION 3.02. Authority; Execution and Delivery; Enforceability	18

SECTION 3.03. No Conflicts; Governmental Approvals	18

SECTION 3.04. Availability of Funds	19

SECTION 3.05. GST Registration	20
ARTICLE IV

Representations and Warranties of Seller

SECTION 4.01. Organization, Standing and Power; Capital Structure of the Transferred Entity	20

SECTION 4.02. Authority; Execution and Delivery; Enforceability	21

SECTION 4.03. No Conflicts; Governmental Approvals	22

SECTION 4.04. SEC Documents; Financial Statements; Undisclosed Liabilities	22

SECTION 4.05. Absence of Certain Changes or Events	23

SECTION 4.06. Taxes	23

SECTION 4.07. Employee and Related Matters; ERISA	25

SECTION 4.08. Labor and Employment	27

SECTION 4.09. Litigation	28

SECTION 4.10. Compliance with Applicable Laws	28

SECTION 4.11. Environmental Matters	28

SECTION 4.12. Real Property	29

SECTION 4.13. Intellectual Property	31

SECTION 4.14. Material Agreements	32

SECTION 4.15. Sufficiency of Assets	35

SECTION 4.16. Permits	35

SECTION 4.17. Insurance	35

SECTION 4.18. Asbestos	35

SECTION 4.19. Anti-Corruption	36

SECTION 4.20. Pre-Closing Capital Expenditures	36
ARTICLE V

Covenants Relating to Conduct of Business

SECTION 5.01. Conduct of Business	36

SECTION 5.02. Notice of Changes	39

SECTION 5.03. No Control of Seller’s Business	40
ARTICLE VI

Additional Agreements

SECTION 6.01. No Use of Certain Retained Names	40

SECTION 6.02. Access to Information; Confidentiality	41

SECTION 6.03. Reasonable Best Efforts	43

SECTION 6.04. Antitrust Notification and Other Regulatory Filings	43

SECTION 6.05. Notices	45

SECTION 6.06. Non-Solicitation	46

SECTION 6.07. Employee Matters	46

SECTION 6.08. Fees and Expenses	56

SECTION 6.09. Public Announcements	57

SECTION 6.10. Certain Agreements	57

SECTION 6.11. Bulk Transfer Laws	58

SECTION 6.12. Refunds and Remittances	58

SECTION 6.13. Leased Vehicles and Forklifts	58

SECTION 6.14. Financial Information	59

SECTION 6.15. Seller’s Covenant Not to Solicit for Employment	59

SECTION 6.16. Insurance Matters	59

SECTION 6.17. Real Property Matters	60

SECTION 6.18. Port Wentworth Project	63

SECTION 6.19. Replacement of Credit Support Obligations	63

SECTION 6.20. Transition Planning	64

SECTION 6.21. Further Assurances	65

SECTION 6.22. Termination of Affiliate Agreements	65

SECTION 6.23. Business NDAs	65
ARTICLE VII

Conditions Precedent

SECTION 7.01. Conditions to Each Party’s Obligation	65

SECTION 7.02. Conditions to Obligations of Seller	66

SECTION 7.03. Conditions to Obligations of Purchaser	66

SECTION 7.04. Frustration of Closing Conditions	67
ARTICLE VIII

Termination, Amendment and Waiver

SECTION 8.01. Termination	67

SECTION 8.02. Effect of Termination	68

SECTION 8.03. Amendment	68

SECTION 8.04. Extension; Waiver	68

SECTION 8.05. Procedure for Termination, Amendment, Extension or Waiver	69
ARTICLE IX

Tax Matters

SECTION 9.01. Purchase Price Allocations	69

SECTION 9.02. Transfer Taxes	70

SECTION 9.03. Straddle Period	71

SECTION 9.04. Preparation of Tax Returns	71

SECTION 9.05. Tax Refunds	72

SECTION 9.06. Carryforwards and Carrybacks	73

SECTION 9.07. Section 338 Election	73

SECTION 9.08. Certificate of Non-Foreign Status	73

SECTION 9.09. Research and Development	73

SECTION 9.10. Section 22 Election	73

SECTION 9.11. Subsection 20(24) Election	73

SECTION 9.12. Tax-Deferred Exchange	73
ARTICLE X

Indemnification

SECTION 10.01. Indemnification by Seller	75

SECTION 10.02. Indemnification by Purchaser	76

v

SECTION 10.03. Indemnification for Tax Matters	77

SECTION 10.04. Indemnification Procedures	78

SECTION 10.05. Indemnification as Sole and Exclusive Remedy	81

SECTION 10.06. Calculation of Indemnity Payments	82

SECTION 10.07. Additional Matters	82

SECTION 10.08. Environmental Access, Control and Cooperation	83
ARTICLE XI

General Provisions

SECTION 11.01. Survival of Representations and Warranties and Agreements	84

SECTION 11.02. Notices	85

SECTION 11.03. Definitions	86

SECTION 11.04. Interpretation; Disclosure Letters	98

SECTION 11.05. Severability	99

SECTION 11.06. Counterparts	99

SECTION 11.07. Entire Agreement; No Third-Party Beneficiaries	99

SECTION 11.08. Governing Law	100

SECTION 11.09. Assignment	100

SECTION 11.10. Enforcement	100

Annex 1    Glossary of Defined Terms
Exhibit A    Form of Intellectual Property License Agreement
Exhibit B    Form of Site Services Agreements
Exhibit C    Form of Supply Agreements

Exhibit D    Form of Sublease
Exhibit E    Form of Data Processing Agreement
Exhibit F     Transferred Entity Share Purchase Agreement

THIS PURCHASE AGREEMENT (this “Agreement”) dated this 1st day of May, 2016, between Weyerhaeuser NR Company, a Washington corporation (“Seller”), and International Paper Company, a New York corporation (“Purchaser”).
WHEREAS Purchaser wishes to purchase, or cause one or more of its subsidiaries designated by Purchaser (each, a “Purchaser Sub”) to purchase, from Seller, and Seller wishes to sell to Purchaser and any such Purchaser Subs, (1) the Transferred Equity Interests and (2) the Transferred Assets, upon the terms and subject to the conditions of this Agreement; and
WHEREAS capitalized terms used but not defined elsewhere in this Agreement shall have the meanings set forth in Section 11.03.
NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE I

Purchase and Sale of the Transferred Equity Interests and the Transferred Assets
SECTION 1.01.
    Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall, and shall cause all other applicable members of the Seller Group to, sell, transfer, assign and deliver to Purchaser, or, if requested by Purchaser, one or more Purchaser Subs, and Purchaser shall, or shall cause one or more Purchaser Subs to, purchase, acquire and accept from Seller and any such member of the Seller Group, all of Seller’s and such members’ right, title and interest in, to and under (a) the Transferred Equity Interests and (b) all the Transferred Assets (other than the assets of the Transferred Entity) for (i) an aggregate purchase price of (A) $2,200,000,000 in cash plus (B) the Lease Buyout Amount, if any (the “Purchase Price”), which Purchase Price is subject to adjustment as set forth in Sections 2.03 and 6.04(d), and (ii) the assumption (including through the Transferred Entity) of the Assumed Liabilities. The purchase and sale of the Transferred Equity Interests and the Transferred Assets and the assumption of the Assumed Liabilities are collectively referred to in this Agreement as the “Acquisition”.
SECTION 1.02.
    Transferred Assets and Excluded Assets. (%3) For purposes of this Agreement, “Transferred Assets” means all of the properties, assets, goodwill and rights (including lease, license and other contractual rights) of whatever kind or nature, real or personal, tangible or intangible, that are owned by Seller or any other member of the Seller Group and used or held for use primarily in, or arise primarily out of or relate primarily to, the Business or the operation or conduct of the Business, including the following (in each case, other than the Excluded Assets):
(i)
    all owned real property, leaseholds and other interests in real property of Seller or any other member of the Seller Group used or held for use primarily in the operation or conduct of the Business, including the owned real property, leaseholds and other interests in real property set forth in Sections 1.02(a)(i)(A) and 1.02(a)(i)(B) of the Seller Disclosure Letter, in each case together with Seller’s and any other member of the Seller Group’s right, title and interest in, to and under all plants, facilities, buildings, structures, improvements and fixtures thereon, all easements and rights of way pertaining thereto or accruing to the benefit thereof and all other appurtenances and real property rights pertaining thereto (the “Transferred Real Property”);
(ii)
    (A) all raw materials, works-in-process, finished goods and products, supplies, parts and other inventories owned by Seller or any other member of the Seller Group (“Inventory”) that as of the close of business on the Business Day before the Closing Date are located on the Transferred Real Property and (B) all other Inventory as of the close of business on the Business Day before the Closing Date that are used or held for use primarily in the operation or conduct of the Business or produced by the Business for use in or sale by the Business (collectively, the items described in this clause (ii) being the “Transferred Inventory”);
(iii)
    (A) all other tangible personal property owned by Seller or any other member of the Seller Group, including all machinery, equipment, furniture, furnishings, tools and vehicles owned by Seller or any other member of the Seller Group (“Tangible Personal Property”), that as of the close of business on the Business Day before the Closing Date is located on the Transferred Real Property (and interests therein), (B) all other Tangible Personal Property and interests therein owned by Seller or any other member of the Seller Group as of the close of business on the Business Day before the Closing Date that are used or held for use primarily in the operation of the Business and (C) all Tangible Personal Property and interests therein set forth in Section 1.02(a)(iii) of the Seller Disclosure Letter, excluding from this clause (iii) the Transferred Vehicles and Forklifts;
(iv)
    all accounts receivable of Seller or any other member of the Seller Group to the extent arising out of the operation or conduct of the Business;
(v)
    all Intellectual Property Rights that are owned by Seller or any other member of the Seller Group and that are used or held for use primarily in the operation or conduct of the Business (the “Transferred Intellectual Property”), a schedule of patents, patent applications, trademark registrations, trademark applications, domain names, social media usernames, copyright registrations, copyright applications, (a summary of) trade secrets and Software developed by or at the request of Seller that are material to the Business and that are Transferred Intellectual Property (“Scheduled Intellectual Property”) being set forth in Section 1.02(a)(v) of the Seller Disclosure Letter;
(vi)
    all permits, licenses, franchises, approvals, consents, authorizations, waivers,

grants, concessions, exemptions or orders of, or registrations, certificates or declarations with, any Governmental Entity (“Permits”) (including any pending applications therefor) that are held by Seller or any other member of the Seller Group and used or held for use primarily in the operation or conduct of the Business, in each case to the extent such Permits are transferable (the “Transferred Permits”);
(vii)
    (A) all contracts, agreements (including confidentiality agreements, joint development agreements, toll manufacturing agreements, engineering agreements and consulting agreements), leases (including equipment leases), subleases (including equipment subleases), licenses (including equipment licenses and to software and other Intellectual Property Rights), notes, bonds, debentures, indentures, guarantees, commitments and all other legally binding instruments, arrangements and understandings, whether or not in writing (“Contracts”), to which Seller or any other member of the Seller Group is a party or by which Seller or any other member of the Seller Group is bound and which are set forth as Business Material Agreements in Section 1.02(a)(vii) of the Seller Disclosure Letter (excluding from this clause (vii)(A) Shared Contracts, Contracts relating to the Transferred Vehicles and Forklifts and Contracts that are the subject of Section 4.14(a)(viii)), and (B) all other Contracts to which Seller or any other member of the Seller Group is a party or by which Seller or any other member of the Seller Group is bound that are used or held for use primarily in, or that arise primarily out of the operation or conduct of the Business (excluding from this clause (vii)(B) Shared Contracts, Contracts relating to the Transferred Vehicles and Forklifts and Contracts that are the subject of Section 4.14(a)(viii)) (the foregoing collectively, the “Transferred Contracts”);
(viii)
    all rights of Seller or any other member of the Seller Group in and to products sold or leased (including products returned after the Closing Date and rights of Seller or any other member of the Seller Group of rescission, replevin, set-off and reclamation) primarily in the operation or conduct of the Business;
(ix)
    all credits, prepaid expenses, rebates, deferred charges, advance payments, security deposits and prepaid items (except for those related to Taxes arising out of, related to or in respect of a Retained Liability) that are used or held for use primarily in, or that arise primarily out of the operation or conduct of the Business;
(x)
    all rights, claims, causes of action and credits owned by Seller or any other member of the Seller Group to the extent relating to any Transferred Asset or any Assumed Liability, including any such item arising under any guarantee, warranty, indemnity, right of recovery, right of set-off or similar right in favor of Seller or any other member of the Seller Group in respect of any Transferred Asset or any Assumed Liability;

(xi)
    subject to Section 6.02, all books, records and other documents (including all books of account, ledgers, general, financial, accounting and Transferred Employee personnel records, Tax Returns and other Tax records related to the Transferred Entity (including work papers and supporting documentation) files, invoices, customers’ and suppliers’ lists, other distribution lists, operating, production and other manuals, manufacturing and quality control records and procedures, billing records, sales and promotional literature) (in all cases, in any form or medium) (“Records”) of Seller or any other member of the Seller Group that (A) are used or held for use solely in, relate solely to or that arise solely out of the conduct or operation of the Business or (B) are located at the Transferred Real Property;
(xii)
    [Intentionally Omitted];
(xiii)
    all goodwill of Seller or any other member of the Seller Group generated by or associated with the Business or the Transferred Assets;
(xiv)
    all assets of any Business Benefit Plan to the extent such assets are expressly assumed by Purchaser pursuant to Section 6.07 (collectively, the “Assumed Benefit Plan Assets”);
(xv)
    all insurance policies that relate solely to the Business (collectively, the “Business Insurance Policies”) and all rights and claims thereunder and any proceeds thereof;
(xvi)
    subject to Section 1.05, all rights related to the Purchaser Portion of any Shared Contract;
(xvii)
    all cash and cash equivalents (x) of the Transferred Entity or (y) generated since the date of the Balance Sheet from the sale of any asset that, if held by Seller or any other member of the Seller Group on the Closing Date, would constitute a Transferred Asset, other than (i) sales of Inventory or obsolete assets in the ordinary course of business consistent with past practice and (ii) sales or factoring of accounts receivable pursuant to the Accounts Receivable Programs in the ordinary course of business consistent with past practice;
(xviii)
    subject to Section 6.13, the Transferred Vehicles and Forklifts; and
(xix)
    all other assets, properties, goodwill and rights of Seller or any other member of the Seller Group reflected on the Balance Sheet or set forth in Section 1.02(a)(xix) of the Seller Disclosure Letter.
For purposes of this Agreement (i) whether any property, asset, goodwill or right owned by Seller or any other member of the Seller Group meets a standard of “used or held for use primarily in, or arising primarily out of or relating primarily to” the Business (or any similar standard), for purposes of establishing whether it constitutes a Transferred Asset, shall be determined by considering the period from the date of the Balance Sheet to the Closing Date, and not merely the Closing Date and (ii) the assets of the Transferred Entity shall constitute Transferred Assets to the extent that they meet the definition of “Transferred Assets”.
(b)
    For the purposes of this Agreement, “Excluded Assets” shall mean the following assets owned by Seller or any other member of the Seller Group to the extent such assets would otherwise constitute Transferred Assets:
(i)
    all assets set forth in Section 1.02(b)(i) of the Seller Disclosure Letter;
(ii)
    all cash and cash equivalents, other than the cash and cash equivalents described in Section 1.02(a)(xviii);
(iii)
    all insurance policies, other than the Business Insurance Policies, and all rights and claims thereunder and any proceeds thereof, other than as described in Section 6.16;
(iv)
    all rights, claims, causes of action and credits to the extent relating to any Excluded Asset or any Retained Liability, including any such item to the extent arising under any guarantee, warranty, indemnity or similar right in favor of Seller or any other member of the Seller Group in respect of any Excluded Asset or any Retained Liability;
(v)
    all shares of capital stock of, or other equity interests in, Seller, any affiliate of Seller or any other Person (in each case, other than the Transferred Entity);
(vi)
    all assets (other than the Assumed Benefit Plan Assets) relating to any employee benefit plan in which any employee of Seller or any of its affiliates participates;
(vii)
    subject to Section 6.02, all Records relating to the Business that form part of Seller’s or any other member of the Seller Group’s (other than Records of the Transferred Entity) general ledger or that are personnel records of any individual who is not a Transferred Employee, other than the records described in Section 1.02(a)(xi);

(viii)
    all Records prepared in connection with the sale or transfer of the Business, including bids received from third parties and analyses relating to the Business and Business NDAs;
(ix)
    all rights of Seller or any other member of the Seller Group (other than the Transferred Entity) under this Agreement or any other Transaction Document;
(x)
    (A) the names and marks set forth in Section 1.02(b)(x) of the Seller Disclosure Letter and any name or mark derived from, similar to or including any of the foregoing (in each case, in any style or design) (collectively, the “Retained Names”), (B) all Intellectual Property Rights other than the Transferred Intellectual Property and (C) all “shrink wrap” Software licenses, “commercially available off the shelf software packages” and “click through” SaaS agreements and Software licenses;
(xi)
    all owned real property, leaseholds and other interests in real property held by Seller or any other member of the Seller Group (other than the Transferred Real Property), including the real estate interests set forth in Section 1.02(b)(xi) of the Seller Disclosure Letter, in each case together with all right, title and interest in, to and under all plants, facilities, buildings, structures, improvements and fixtures thereon and all easements and rights of way pertaining thereto or accruing to the benefit thereof and all other appurtenances and real property rights pertaining thereto and all related leases;
(xii)
    all Permits set forth in Section 1.02(b)(xii) of the Seller Disclosure Letter;
(xiii)
    all Contracts set forth in Section 1.02(b)(xiii) of the Seller Disclosure Letter;
(xiv)
    all accounts receivable accrued prior to the Closing pursuant to which a payment is owed (A) by any member of the Seller Group to any other member of the Seller Group or (B) by the Seller Business to the Business;
(xv)
    any refund or credit of Taxes attributable to any Retained Tax Liability;
(xvi)
    (A) all tangible personal property and interests therein set forth in Section 1.02(b)(xvi) of the Seller Disclosure Letter and (B) all logs, lumber, wood chips and other wood fiber located on the Closing Date on real property held by Seller or any other member of the Seller Group other than the Transferred Real Property, except to the extent that such logs, lumber, wood chips or other wood fiber are included as Current Assets on the Statement;
(xvii)
    except as provided pursuant to any Ancillary Agreement, all rights to receive, and all rights with respect to the delivery of, corporate-level services of the type provided as of the date of this Agreement to the Business by Seller or any of its affiliates, including assets used or held for use by Seller in connection with such corporate-level services (other than assets that are used solely by the Transferred Employees); and
(xviii)
    subject to Section 1.05, all rights related to the Seller Portion of any Shared Contract.
SECTION 1.03.
    Consents to Certain Assignments. (%3) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign, directly or indirectly, any asset or any claim or right or any benefit arising under or resulting from such asset if an attempted direct or indirect assignment thereof, without the consent of a third party or Governmental Approval, would constitute a breach, default, violation or other contravention of the rights of such third party or Governmental Entity or applicable Law, would be ineffective with respect to any party to an agreement concerning such asset, claim or right, or would in any way adversely affect the rights of Seller or any other member of the Seller Group or, upon transfer, Purchaser or the Transferred Entity under such asset, claim or right. If any direct or indirect transfer or assignment by Seller to Purchaser or any Purchaser Sub, or any direct or indirect acquisition or assumption by Purchaser or any Purchaser Sub, of any interest in, or liability, obligation or commitment under, any asset, claim or right requires the consent of a third party or Governmental Approval, then such transfer or assignment or assumption shall be made subject to such consent or Governmental Approval being obtained. For the purposes of this Section 1.03, Governmental Approval shall not refer to the approvals described in Section 4.03(b).
(a)
    If any such consent or Governmental Approval referred to in Section 1.03(a) is not obtained prior to the Closing, the Closing shall nonetheless take place, subject to Section 2.01 and the satisfaction of the conditions set forth in Article VII and unless this Agreement is terminated in accordance with Article VIII, and, thereafter, Purchaser and Seller shall cooperate (each at its own expense) in any lawful and commercially reasonable arrangement proposed by Purchaser under which Purchaser shall obtain, or cause one or more Purchaser Subs to obtain (without infringing upon the legal rights of such third party or Governmental Entity or violating any applicable Law), the economic claims, rights and benefits under the asset, claim or right (including, in the case of the Georgia Power Contract, the Monthly Capacity Payments and the Green Credits (as such terms are defined in the Georgia Power Contract)), with respect to which such consent or Governmental Approval has not been obtained in accordance with this Agreement. Purchaser shall, or shall cause one or more Purchaser Subs to, assume any related economic burden with respect to the asset, claim or right with respect to which such consent or Governmental Approval has not been obtained in accordance with this Agreement.
(b)
    If and when any such consent or Governmental Approval referred to in Section 1.03(a) is obtained after the Closing, the assignment of the asset, claim or right to which such consent or Governmental Approval relates shall be promptly effected in accordance with the terms of this Agreement without the payment of additional consideration. Seller and Purchaser shall, and shall cause their respective affiliates to, use commercially reasonable efforts to obtain such third party consents and/or Governmental Approvals as promptly as practicable. The parties shall cooperate in minimizing all fees and expenses incidental to the performance of this Section 1.03 and such fees and expenses shall be borne by the parties pursuant to Section 6.08. On the Closing Date, Seller shall deliver to Purchaser a schedule setting forth all material assets, claims or rights the transfer or assignment of which by Seller or the acquisition or assumption of which by Purchaser is subject to any third party consent or Governmental Approval.
SECTION 1.04.
    Assumption of Liabilities. (%3) Upon the terms and subject to the conditions of this Agreement, including the indemnification provisions of Section 10.01 and the provisions of Section 1.04(b), Purchaser shall, effective as of the Closing, (1) agree to cause the Transferred Entity to pay, perform and discharge when due, all of its Liabilities, and (2) assume, and shall pay, perform and discharge when due, or cause one or more Purchaser Subs to assume, pay, perform and discharge when due, all Liabilities of Seller or any other member of the Seller Group (other than the Transferred Entity), in each case to the extent such Liabilities arise out of or relate to the Transferred Assets, the Business or the operation or conduct of the Business prior to, on or after the Closing Date, other than the Retained Liabilities (clauses (1) and (2) collectively, the “Assumed Liabilities”), which Assumed Liabilities shall include (in each case, (A) regardless of whether such Liabilities arose prior to, on or after the Closing Date and (B) excluding the Retained Liabilities):
(i)
    all Liabilities to the extent included as Current Liabilities on the Statement, as finally determined after resolution of all disputes in accordance with Article II;
(ii)
    all ordinary course Liabilities to the extent arising out of, or relating to, the operation or conduct of the Business or the ownership of the Transferred Assets prior to the Closing;
(iii)
    all Liabilities of Seller or any other member of the Seller Group under the Transferred Contracts and the Transferred Permits;
(iv)
    all accounts payable and accrued liabilities to the extent such Liabilities arise out of or relate to the operation or conduct of the Business;

(v)
    all Liabilities of Seller or any other member of the Seller Group to the extent arising out of or relating to products manufactured or sold by the Business at any time, including Liabilities for refunds, adjustments, allowances, repairs, exchanges, returns and warranty, product liability, merchantability and other claims to the extent relating to such products;
(vi)
    all Liabilities of Seller or any other member of the Seller Group to the extent arising as a result of being the owner, lessee or occupant of, or the operator of the activities conducted at, the Transferred Real Property;
(vii)
    all Environmental Liabilities of Seller or any other member of the Seller Group to the extent at any time arising out of or relating to the Business, the Transferred Real Property, the ownership, operation or conduct of the Business or the ownership or operation of, or activities conducted at, the Transferred Real Property;
(viii)
    all Liabilities of Seller or any other member of the Seller Group in respect of any Action, pending or threatened, and claims, whether or not presently asserted, to the extent at any time arising out of or relating to the operation or conduct of the Business;
(ix)
    (A) all Liabilities of Seller or any other member of the Seller Group with respect to the Transferred Employees and their dependents and beneficiaries arising out of or relating to any Assumed Benefit Plan or Assumed Benefit Agreement and (B) the Liabilities expressly assumed by Purchaser pursuant to Section 6.07;
(x)
    all Liabilities of Seller or any other member of the Seller Group for (A) Taxes arising out of or relating to or in respect of the Business or the Transferred Assets or the Transferred Entity for any Post-Closing Tax Period, including the Post-Closing Tax Period of a Straddle Period; (B) any Transfer Tax relating to the transfer of the Transferred Entity; (C) 50% of any Transfer Taxes not described in the foregoing clause (B); and (D) Taxes imposed on the Transferred Entity attributable to a loss of the exemption granted by the SEZ Permit resulting from the purchase of the Transferred Equity Interests pursuant to this Agreement or any action taken by the Transferred Entity, Purchaser or any of their affiliates after the Closing other than (x) in the ordinary course of business consistent with past practice or (y) pursuant to an agreement that Seller or any other member of the Seller Group entered into prior to the Closing;
(xi)
    all Liabilities of Seller or any other member of the Seller Group reflected on the Balance Sheet to the extent such Liabilities arise out of or relate to the Transferred Assets,

the Business or the operation or conduct of the Business, other than Liabilities discharged after the date of the Balance Sheet;
(xii)
    all Liabilities with respect to the Columbus Industrial Revenue Bonds;
(xiii)
    subject to Section 1.05, all Liabilities related to the Purchaser Portion of any Shared Contract;
(xiv)
    all Liabilities arising out of or relating to workers’ compensation claims of any Transferred Employees, as specifically set forth in Section 6.07(g)(v);
(xv)
    subject to Section 6.13, all Liabilities related to the Transferred Vehicles and Forklifts; and
(xvi)
    all Liabilities for Assumed Credit Support Obligations.
(b)
    Notwithstanding any other provision of this Agreement to the contrary, (1) Purchaser shall not assume or have any liability in respect of any Retained Liability, each of which shall be retained and shall be paid, performed and discharged when due by Seller or the other applicable member of the Seller Group and (2) as between the parties to this Agreement, the Transferred Entity shall not be obliged to pay, perform and discharge any Liability that is a Retained Liability (and Seller shall indemnify the Purchaser Indemnitees in accordance with Article X from and against any Liability of the Transferred Entity that is a Retained Liability but continues to be a Liability of the Transferred Entity after the Closing by operation of Law). For the purposes of this Agreement, “Retained Liabilities” shall mean the following Liabilities of Seller or any other member of the Seller Group:
(i)
    all Liabilities to the extent not arising out of or relating to the Business, the Transferred Assets or the ownership or operation thereof, in each case as currently conducted, owned, leased, occupied or operated;
(ii)
    all Liabilities to the extent arising out of or relating to Excluded Assets;
(iii)
    (A) all Liabilities incurred under or with respect to any Business Benefit Plan or any Business Benefit Agreement that is not an Assumed Benefit Plan or Assumed Benefit Agreement and (B) all other employment and employee Liabilities arising out of or relating to the operation or conduct of the Business to the extent such Liabilities are expressly retained by Seller pursuant to Section 6.07;
(iv)
    all Liabilities for (A) Taxes arising out of or relating to or in respect of any business, asset, property or operation of Seller or any other member of the Seller Group (including the Business, the Transferred Assets and the Transferred Entity) for any Pre-Closing Tax Period, including the Pre-Closing Tax Period of a Straddle Period other than any Taxes imposed on the Transferred Entity described in Section 1.04(a)(x)(D) and (B) 50% of any Transfer Taxes (other than any Transfer Taxes relating to the transfer of the Transferred Entity) (collectively, the “Retained Tax Liabilities”);
(v)
    all Liabilities incurred or arising prior to the Closing under any Transferred Contract or Transferred Permit, to the extent such Liabilities do not arise out of or relate to the Business or the operation or conduct thereof;
(vi)
    all Liabilities of Seller or any other member of the Seller Group to the extent arising from or relating to any business or line of business disposed of or discontinued, or any facility or other real property disposed of, by the Business or the Transferred Entity prior to the Closing, including under any agreement providing for the sale of any such business, line of business, facility or real property;
(vii)
    all accounts payable incurred prior to the Closing pursuant to which a payment is owed (A) by any member of the Seller Group to any other member of the Seller Group or (B) by the Business to the Seller Business;
(viii)
    all Liabilities for Indebtedness, other than Liabilities with respect to the Columbus Industrial Revenue Bonds;
(ix)
    all Retained Environmental Liabilities;
(x)
    all Liabilities of Seller or any other member of the Seller Group arising pursuant to the terms of this Agreement or any Ancillary Agreement;
(xi)
    all Liabilities for fees and expenses of Seller in connection with the Transactions pursuant to the terms of this Agreement and any of the Ancillary Agreements (including all accounting, transactional, legal, brokerage or other fees and expenses)(but excluding all fees and expenses that Purchaser is required to bear pursuant to the terms of this Agreement or any of the Ancillary Agreements);

(xii)
    subject to Section 1.05, all Liabilities related to the Seller Portion of any Shared Contract;
(xiii)
    other than as set forth in Section 1.04(a)(xiv), all Liabilities arising out of or relating to workers’ compensation claims of any present or former employee of the Business, employed at present, former, sold or discontinued facilities;
(xiv)
    any Liability to the lessors with respect to any Transferred Vehicle or Forklift for which a price per item has been included in the Lease Buyout Amount and paid to Seller or any other member of the Seller Group;
(xv)
    all Liabilities with respect to Historic Remains;
(xvi)
    all Liabilities set forth in Section 1.04(b)(xvi) of the Seller Disclosure Letter; and
(xvii)
    all Liabilities for Retained Credit Support Obligations.
SECTION 1.05.
    Shared Contracts. (%3) The parties shall, and shall cause their respective subsidiaries to, use their commercially reasonable efforts to work together (and, if necessary and desirable, to work with the third party to any Shared Contract) in an effort to divide, partially assign, modify and/or replicate (in whole or in part) the respective rights and obligations under and in respect of any Shared Contract, such that (i) Purchaser is the beneficiary of the rights and is responsible for the obligations related to the portion of such Shared Contract relating to the Business (the “Purchaser Portion”), which rights shall be a Transferred Asset and which obligations shall be an Assumed Liability, and (ii) a member of the Seller Group is the beneficiary of the rights and is responsible for the obligations related to such Shared Contract not relating to the Business (the “Seller Portion”), which rights shall be an Excluded Asset and which obligations shall be a Retained Liability. If the parties or their respective affiliates are not able to enter into an arrangement to divide, partially assign, modify and/or replicate (in whole or in part) the rights and obligations under and in respect of any such Shared Contract as contemplated by the immediately preceding sentence prior to the Closing, the Closing shall, subject to Section 2.01 and the satisfaction of the conditions set forth in Article VII and unless this Agreement is terminated in accordance with Article VIII, nonetheless take place on the terms set forth herein and, thereafter, Purchaser and Seller shall, and shall cause their respective subsidiaries to, use their commercially reasonable efforts to cooperate (each at its own expense) in any lawful, contractually permissible and commercially reasonable arrangement under which, following the Closing and until the date on which the division, partial assignment, modification and/or replication of such Shared Contract as contemplated by the immediately preceding sentence is effected, Purchaser shall receive the interest in the benefits and obligations of the Purchaser

Portion under such Shared Contract and a member of the Seller Group shall receive the interest in the benefits and obligations of the Seller Portion under such Shared Contract.
(a)
    Seller and Purchaser shall, and shall cause their respective subsidiaries to, (i) treat for all Tax purposes the portion of each Shared Contract inuring to its respective businesses as assets owned by, and/or liabilities of, as applicable such party or such party’s applicable subsidiary, as applicable, as of the Closing and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Law).
SECTION 1.06.
    Risk of Loss. Until the Closing, any loss of or damage to the Transferred Assets from fire, casualty or any other occurrence shall be the sole responsibility of Seller; provided, however, that no such loss or damage shall have any effect on the Purchase Price, the Closing Date Payment or the Adjusted Purchase Price, or cause the Closing to fail to occur, in each case, solely as a result of this sentence. As of the time of Closing, title to all Transferred Assets shall be transferred to Purchaser and Purchaser shall thereafter bear all risk of loss associated with the Transferred Assets and be solely responsible for procuring adequate insurance to protect the Transferred Assets against any such loss.
SECTION 1.07.
    Disclaimer of Representations and Warranties. EXCEPT AS MAY EXPRESSLY BE SET FORTH IN THIS AGREEMENT OR IN ANY OTHER TRANSACTION DOCUMENT, (A) NONE OF SELLER OR ANY MEMBER OF THE SELLER GROUP MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE TRANSFERRED ENTITY, THE TRANSFERRED ASSETS, THE ASSUMED LIABILITIES, THE ACKNOWLEDGED CANADIAN OBLIGATIONS, OR THE BUSINESS, ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION THEREWITH) OR THE BUSINESS, ASSETS, CONDITION OR PROSPECTS (FINANCIAL OR OTHERWISE) OF, OR ANY OTHER MATTER INVOLVING, THE TRANSFERRED ENTITY, THE TRANSFERRED ASSETS, THE ASSUMED LIABILITIES, THE ACKNOWLEDGED CANADIAN OBLIGATIONS, OR THE BUSINESS, (B) ALL OF THE TRANSFERRED ASSETS TO BE TRANSFERRED OR THE ASSUMED LIABILITIES OR THE ACKNOWLEDGED CANADIAN OBLIGATIONS TO BE ASSUMED OR TRANSFERRED IN ACCORDANCE WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT SHALL BE TRANSFERRED OR ASSUMED ON AN “AS IS, WHERE IS” BASIS, AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE ARE HEREBY EXPRESSLY DISCLAIMED, (C) NONE OF THE PARTIES HERETO OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE IN CONNECTION WITH THE DUE DILIGENCE INVESTIGATION OF THE BUSINESS OR THE NEGOTIATION AND ENTERING INTO OF THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED

HEREBY OR THEREBY AND (D) NEITHER SELLER NOR ANY OTHER PERSON SHALL BE SUBJECT TO ANY LIABILITY OR RESPONSIBILITY WHATSOEVER TO PURCHASER OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE STOCKHOLDERS, CONTROLLING PERSONS OR REPRESENTATIVES ON ANY BASIS (INCLUDING IN CONTRACT OR TORT, UNDER SECURITIES LAWS OR OTHERWISE) RESULTING FROM OR BASED UPON SELLER’S FURNISHING, DISCLOSING OR OTHERWISE MAKING AVAILABLE ANY INFORMATION, DOCUMENTS OR MATERIAL IN ANY FORM TO PURCHASER OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE STOCKHOLDERS, CONTROLLING PERSONS OR REPRESENTATIVES, INCLUDING IN ANY DATA ROOM OR MANAGEMENT PRESENTATIONS (FORMAL OR INFORMAL) AND INCLUDING ANY FINANCIAL STATEMENTS AND ANY PROJECTIONS, FORECASTS, BUDGETS, ESTIMATES OR OTHER FORWARD-LOOKING INFORMATION, OR THE USE OF ANY SUCH INFORMATION. PURCHASER HAS NOT RELIED UPON, AND SHALL NOT RELY UPON, ANY STATEMENTS BY SELLER OR ANY OTHER MEMBER OF THE SELLER GROUP OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT, THE CERTIFICATE DESCRIBED IN SECTION 7.03(C) OR ANY OTHER TRANSACTION DOCUMENT.
SECTION 1.08.
    Misallocated Transfers. In the event that, at any time or from time to time after the Closing, any party hereto (or any of its subsidiaries) shall receive or otherwise possess any asset or be liable for any Liability that is allocated to any other Person pursuant to this Agreement or any other Transaction Document, such party shall promptly transfer or assign, or cause to be transferred or assigned, such asset or Liability to the Person so entitled thereto, and the relevant party will cause such entitled Person to accept such asset or assume such Liability. Prior to any such transfer, the Person receiving or possessing such asset shall hold such asset in trust for any such other Person.
SECTION 1.09.
    Alberta Order. Unless Seller shall have filed the same prior to the date hereof, Purchaser shall file or cause to be filed with FOLA as promptly as practicable after the date hereof a duly completed application for the Alberta Order, together with all documentation and any supplemental information that may be required for the Alberta Order and requested by the FOLA in connection therewith pursuant to the FOLR, and include in such application a request for acceleration of any applicable waiting or review periods, to the extent available under the FOLR. Any such application and submission by Purchaser shall be in compliance with the applicable requirements of the FOLR and shall be approved by Seller in advance of submission to the FOLA (such approval not to be unreasonably withheld, conditioned or delayed). Each of Seller and Purchaser shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any application or submission that is necessary under the FOLR in order to obtain the Alberta Order. Each of Seller and Purchaser shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FOLA and any other applicable Governmental Entity and shall comply with any such inquiry or request as promptly as practicable. Each party shall use its reasonable best efforts to obtain the Alberta Order as promptly as practicable, and neither party shall extend, directly or indirectly, any waiting or review period in connection with the Alberta Order.
ARTICLE II

Closing and Post-Closing Purchase Price Adjustment
SECTION 2.01.
    Closing. Unless this Agreement is terminated in accordance with Article VIII, the closing (the “Closing”) of the Acquisition shall take place at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022 at 10:00 a.m. on the second Business Day following the satisfaction (or, to the extent permitted by Law, waiver by the parties entitled to the benefit thereof) of the conditions set forth in Article VII, or at such other place, time and date as shall be agreed in writing between Seller and Purchaser. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.
SECTION 2.02.
    Transactions To Be Effected at the Closing.
(c)
    At the Closing: Seller shall deliver or cause to be delivered (i) to Purchaser or, if requested by Purchaser, one or more Purchaser Subs, a duly notarized share transfer instrument governed by the laws of Poland conveying the Transferred Equity Interests to Purchaser or the applicable Purchaser Subs, as applicable, in the form attached hereto as Exhibit F (the “Transferred Entity Share Purchase Agreement”), under which the shares of the Transferred Entity are to be transferred, subject to the conditions therein, free and clear of all Liens (other than Liens created by Purchaser) and (ii) to Purchaser (A) (w) duly executed deeds or the jurisdictional equivalent (in recordable form) for each Owned Real Property (other than with regard to the Transferred Poland Real Property), (x) if Title Policies are obtained by Purchaser, reasonable and customary owner’s affidavits executed and delivered by Seller or another applicable member of the Seller Group in favor of the Title Company in order to permit the Title Company to delete from Purchaser’s title insurance policies such general exceptions to title as are customarily omitted for the applicable jurisdiction in which an Owned Real Property is located on the basis of an owner’s affidavit, and any other documents reasonably requested by the Title Company in connection with the issuance of the Title Policies (excluding Surveys, which are to be handled in accordance with Section 6.17(a)), (y) based on the amount allocated pursuant to Section 9.01(a) for each Transferred Real Property, executed copies of state, county and local transfer declarations and tax forms, if and as applicable, with respect to the transfer of the Transferred Assets, and (z) bills of sale, assignments and other instruments of transfer relating to the Transferred Assets (other than the assets of the Transferred Entity), in each case, transferred to Purchaser free and clear of any Liens (other than Permitted Liens and Liens created by Purchaser), (B) a complete and correct copy (recorded on a DVD or similar medium) of the electronic data room created and maintained by or on behalf of Seller in connection with the contemplated sale of the Business and (C) all such other certificates and documents required to be delivered to Purchaser at or prior to the Closing pursuant to this Agreement or any Ancillary Agreement (the Transferred Entity Share Purchase Agreement, together with the documents in clauses (ii)(A) and (ii)(C) above, collectively, the “Asset Conveyance Documents”) (it being understood that the certificates, deeds, bills of sale, assignments, instruments of transfer, agreements and other documents referred to in clauses (i), (ii)(A) and (ii)(C) above shall not require Seller to make any additional representations, warranties or covenants, expressed or implied, not contained in this Agreement or the Ancillary Agreements; provided, however, that the deeds for the Owned Real Property shall be bargain and sale deeds with covenants against grantor’s acts (also known as “special warranty” deeds) or the equivalent in the jurisdiction where the Owned Real Property is located).
(d)
    At the Closing: Purchaser shall deliver, or cause one or more Purchaser Subs to deliver, to Seller (i) payment, by wire transfer of immediately available funds to one or more accounts designated in writing by Seller (such designation to be made at least three Business Days prior to the Closing Date), in an amount equal to (A) the Purchase Price, plus or minus, as applicable (B) an estimate, prepared by Seller and delivered to Purchaser at least three Business Days prior to the Closing Date, of any adjustment to the Purchase Price under Section 2.03 (the amount of the Purchase Price plus or minus such estimate of any adjustment under Section 2.03 being hereinafter called the “Closing Date Payment”), (ii) duly executed counterparts of the Asset Conveyance Documents and duly executed assumption agreements and other instruments of assumption providing for the assumption of the Assumed Liabilities, (iii) counterparts of each of the Ancillary Agreements and (iv) all such other certificates and documents required to be delivered to Seller at or prior to the Closing pursuant to this Agreement or any Ancillary Agreement (the documents in clauses (ii) and (iv), collectively, the “Liabilities Assumption Documents”) (it being understood that the deeds, bills of sale, assignments, instruments of transfer, agreements and other documents referred to in clauses (ii) and (iv) shall not require Purchaser to make any additional representations, warranties or covenants, expressed or implied, not contained in this Agreement or the Ancillary Agreements).
(e)
    Seller shall prepare the estimates contemplated by clause (i)(B) of Section 2.02(b) (along with the components thereof) in good faith and, to the extent practicable, in a manner consistent with the Accounting Principles and the sample calculations set forth in Section 2.03(d) of the Seller Disclosure Letter, and shall provide Purchaser with reasonable supporting documentation and reasonable access to the personnel of Seller and the other members of the Seller Group responsible for preparing such estimates. Seller shall consider in good faith any revisions to such estimates proposed by Purchaser prior to the Closing. No position taken by Purchaser or Seller prior to the Closing with respect to such estimates nor any failure of Purchaser to object to such estimates shall prejudice the rights of the parties with respect to the post-Closing adjustments provided in Section 2.03 or delay or postpone the Closing Date.
SECTION 2.03.
    Post-Closing Purchase Price Adjustment. (%3)The Statement. Within 90 days after the Closing Date, Purchaser shall prepare and deliver to Seller a statement (the “Statement”), setting forth (i) the Working Capital of the Business as of the close of business on the Closing Date (the “Closing Working Capital”), (ii) the Eligible Capital Expenditures prior to the close of business on the day prior to the Closing Date (the “Closing Eligible Capital Expenditures”), (iii) the Debt Amount as of the close of business on the Closing Date and (iv) the Annualized Business Three Month Net Sales Amount. The Statement shall be prepared in a manner consistent with the Accounting Principles and the sample calculations set forth in Section 2.03(d) of the Seller Disclosure Letter. Seller shall provide reasonable assistance to Purchaser in the preparation of the Statement and shall provide Purchaser reasonable access at all reasonable times to the personnel, properties, books and records of Seller and the other members of the Seller Group (in each case, to the extent such personnel, properties, books and records relate to the Business) for such purpose.
(c)
    Objections; Resolution of Disputes. The Statement shall become final and binding upon the parties on the 30th day following delivery thereof, unless Seller gives written notice of its disagreement with the Statement (a “Notice of Disagreement”) to Purchaser prior to such date. Any Notice of Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted and Seller’s calculation of Closing Working Capital, the Closing Eligible Capital Expenditures, the Debt Amount and the Annualized Business Three Month Net Sales Amount, (ii) only include disagreements based on mathematical errors or based on the Closing Working Capital, the Closing Eligible Capital Expenditures, the Debt Amount or the Annualized Business Three Month Net Sales Amount not being calculated in accordance with this Section 2.03 and (iii) be accompanied by a certificate of an executive officer of Seller certifying that the matters specified in the Notice of Disagreement are consistent with the requirements of Section 2.03(d). If a Notice of Disagreement is received by Purchaser in a timely manner, then the Statement (as revised in accordance with this sentence) shall become final and binding upon the parties on the earlier of (A) the date Seller and Purchaser resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement and (B) the date any disputed matters are finally resolved in writing by the Accounting Firm. During the 30-day period following the delivery of a Notice of Disagreement, Seller and Purchaser shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. At the end of such 30-day period, Seller and Purchaser shall submit to an independent accounting firm (the “Accounting Firm”) for determination of any and all matters that remain in dispute and were properly included in the Notice of Disagreement. The dispute resolution by the Accounting Firm shall be an expert determination under the relevant Laws of the State of New York. The Accounting Firm shall be PricewaterhouseCoopers LLP or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon by the parties hereto in writing. Seller and Purchaser shall use commercially reasonable efforts to cause the Accounting Firm to render a decision in writing resolving the matters submitted to the Accounting Firm within 30 days of receipt of the submission. Neither Seller nor Purchaser shall have any ex parte communications with the Accounting Firm without the prior written consent of the other party. Absent fraud, bad faith or manifest error, the determination of the Accounting Firm shall be final and binding on the parties and judgment may be entered upon such determination in any court having jurisdiction over the party against which such determination is to be enforced. The cost of any determination (including the fees and expenses of the Accounting Firm and reasonable attorney fees and expenses of the parties) pursuant to this Section 2.03 shall be borne by Purchaser and Seller in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted. Other than the fees and expenses referred to in the immediately preceding sentence, the fees and disbursements of Seller’s independent auditors shall be borne by Seller and the fees and disbursements of Purchaser’s independent auditors shall be borne by Purchaser.
(d)
    Adjustment Payment. If the Closing Working Capital exceeds the Target Working Capital, the Purchase Price shall be increased by the amount by which Closing Working Capital exceeds the Target Working Capital, and if the Closing Working Capital is less than the Target Working Capital, the Purchase Price shall be decreased by the amount by which Closing Working Capital is less than the Target Working Capital. In addition to the foregoing adjustment, (i) the Purchase Price shall be decreased by an amount equal to the Debt Amount and (ii) the Purchase Price shall be increased by an amount equal to the Closing Eligible Capital Expenditures. The Purchase Price as so increased or decreased under this Section 2.03(c) shall hereinafter be referred to as the “Adjusted Purchase Price”. If the Closing Date Payment is less than the Adjusted Purchase Price, Purchaser shall, and if the Closing Date Payment is more than the Adjusted Purchase Price, Seller shall, within 10 Business Days after the Statement becomes final and binding on the parties, make payment by wire transfer in immediately available funds in an amount equal to the absolute value of the difference between the Adjusted Purchase Price and the Closing Date Payment to one or more accounts designated in writing at least two Business Days prior to such payment by the party entitled to receive such payment, plus interest thereon at a rate of 5% per annum, calculated on the basis of the actual number of days elapsed divided by 365, from and including the Closing Date to but excluding the date of payment.
(e)
    Certain Definitions and Calculations. The term “Working Capital” means Current Assets minus Current Liabilities. The terms “Current Assets” and “Current Liabilities” mean the current assets and current liabilities, respectively, of the Business, excluding all items with respect to Taxes, all amounts included in the Debt Amount, all Excluded Assets and all Retained Liabilities. Current Assets and Current Liabilities shall be determined as follows: (i) first, the methods, policies, principles, methodologies and rules set forth in Section 2.03(d) of the Seller Disclosure Letter shall be applicable, without regard to whether such methods, policies, principles, methodologies and rules are consistent with GAAP, (ii) second, to the extent not covered by Section 2.03(d) of the Seller Disclosure Letter, the methods, policies, principles, methodologies and rules as were used by Seller in the preparation of the Balance Sheet shall be applicable, without regard to whether such methods, policies, principles, methodologies and rules are consistent with GAAP, and (iii) third, to the extent no relevant method, policy, principle, methodology or rule is applicable pursuant to the foregoing clauses (i) and (ii), GAAP, applied in a manner consistent with Seller’s historical methods, policies, principles, methodologies and rules, excluding any effects of the Transactions, shall be applicable. The foregoing principles are referred to in this Agreement as the “Accounting Principles”.

The Closing Working Capital, the Closing Eligible Capital Expenditures, the Debt Amount and the Annualized Business Three Month Net Sales Amount are to be calculated as of close of business on the Closing Date in accordance with the Accounting Principles. The scope of the disputes to be resolved by the Accounting Firm as provided in Section 2.03(b) shall be solely limited to whether such calculation was done in accordance with this Section 2.03 (including the Accounting Principles), and whether there were mathematical errors in the Statement. The Accounting Firm’s determination of any amount in dispute must be within the range of values assigned to such amount by the parties hereto. The Accounting Firm is not authorized or permitted to make any other determination or adjustment based on GAAP if the Accounting Principles can be determined pursuant to clauses (i) and (ii) of the definition thereof. Without limiting the generality of the foregoing, no determination of the Accounting Firm shall be applicable as to the determination of the accuracy of any representation or warranty in this Agreement or as to compliance by the parties with any of their covenants in this Agreement (other than (A) whether the Statement calculation was done in accordance with this Section 2.03 (including the Accounting Principles) and (B) whether there were any mathematical errors in the Statement).
(f)
    Post-Closing Books and Records. Following the Closing, Purchaser shall not take any actions with respect to the accounting books and records of the Business on which the Statement is to be based that would affect the Statement. During the period of time from and after the Closing Date through the resolution of any adjustment to the Purchase Price contemplated by this Section 2.03, Purchaser shall afford to Seller and its Representatives reasonable access during normal business hours to all the properties, systems, books, Contracts, personnel and Records of the Business relevant to the adjustment contemplated by this Section 2.03.
SECTION 2.04.
    Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Purchaser and its affiliates shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as are required to be deducted or withheld under the Code or any applicable provision of state, local or foreign Tax law (collectively, the “Withholding Taxes”). To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Seller or any other member of the Seller Group in respect of which such deduction or withholding was made, and Purchaser shall provide to the respective member of the Seller Group written notice of the amounts so deducted or withheld. Any amounts so withheld shall be applied by Purchaser and its affiliates to satisfy Withholding Taxes. Purchaser and its affiliates shall remit any such amounts deducted or withheld from any such payment to the applicable Taxing Authority. For the avoidance of doubt, Withholding Taxes do not include Transfer Taxes with respect to the Transferred Entity.
ARTICLE III

Representations and Warranties of Purchaser

As of the date hereof and (unless otherwise stated in this Article III) as of the Closing Date, Purchaser represents and warrants to Seller that, except as disclosed in the manner contemplated in Section 11.04, in the letter, dated as of the date hereof, from Purchaser to Seller (the “Purchaser Disclosure Letter”):
SECTION 3.01.
    Organization, Standing and Power. Purchaser is duly organized, validly existing and in good standing under the Laws of the State of New York. Purchaser has all requisite power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as currently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Purchaser Material Adverse Effect.
SECTION 3.02.
    Authority; Execution and Delivery; Enforceability.
(%3) Purchaser has all requisite power and authority to execute and deliver each Transaction Document to which it is or is contemplated to be a party, to perform its obligations thereunder and to consummate the Transactions. The execution, delivery and performance by Purchaser of each Transaction Document to which it is or is contemplated to be a party and the consummation by Purchaser of the Transactions have been duly authorized by the Board of Directors of Purchaser, and no other corporate action or proceeding on the part of Purchaser is necessary to authorize the Transaction Documents or the consummation of the Transactions. Purchaser has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by Seller, this Agreement constitutes Purchaser’s legal, valid and binding obligation, enforceable against Purchaser in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies). Prior to the Closing, Purchaser will have duly executed and delivered each other Transaction Document to which it is or is contemplated to be a party, and, assuming due authorization, execution and delivery by the other parties thereto, each other Transaction Document to which it is or is contemplated to be a party will constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies).
(g)
    No vote or consent of the holders of any class or series of capital stock of Purchaser is necessary to approve this Agreement or the consummation of the Transactions.
SECTION 3.03.
    No Conflicts; Governmental Approvals. (%3) The execution and delivery by Purchaser of each Transaction Document to which it is a party do not, the execution and delivery by Purchaser of each Transaction Document to which it is contemplated to be a party will not, and the consummation of the Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (or an event that, with or without notice or lapse of time or both, would become a default) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of Purchaser or any of its subsidiaries under, any provision of (i) the certificate or articles of incorporation and the bylaws or comparable organizational documents of Purchaser or any of its subsidiaries, (ii) any Contract to which Purchaser or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings, consents and other matters referred to in Section 3.03(b), any judgment, order or decree issued, promulgated or entered into by or with any Governmental Entity (“Judgment”) or statute, law (including common law), ordinance, rule or regulation promulgated or entered into by or with any Governmental Entity (“Law”) applicable to Purchaser or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such item that, individually or in the aggregate, has not had and would not reasonably be expected to have a Purchaser Material Adverse Effect.
(b)
    No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, or permit (“Governmental Approval”) from, any Federal, state, provincial, local, municipal, domestic, foreign or multinational government, court of competent jurisdiction, regulatory or administrative agency or commission or other governmental authority or instrumentality (a “Governmental Entity”) is required to be obtained or made by or with respect to Purchaser or any of its subsidiaries in connection with the execution, delivery and performance of any Transaction Document to which Purchaser is a party or the consummation of the Transactions, other than (i) compliance with and filings and notifications under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any other Review Laws, (ii) compliance with and filings and notifications under Section 203 of the Federal Power Act and any directly related section or regulation thereunder (the “Power Act”), or an order of the Power Act disclaiming jurisdiction over the Transactions (the “FERC Approval”), (iii) compliance with and filings and notifications under applicable Environmental Laws, (iv) those that may be required solely by reason of Seller’s, or another member of the Seller Group’s (as opposed to any third party’s) participation in the Acquisition and the other Transactions, (v) compliance with and filings by Purchaser under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (vi) compliance by Purchaser with the rules and regulations of the NYSE, (vii) an order in council under Section 14(1) of FOLR stating that the Acquisition, as it relates to the ownership interests in the Canadian Transferred Assets constituting Owned Real Property being acquired by Purchaser or an affiliate of Purchaser, is excluded from the operation of the FOLR, subject to the conditions set forth in such order (the “Alberta Order”) and (viii) such other Governmental Approvals the failure to obtain or make that, individually or in the aggregate, have not had and would not reasonably be expected to have a Purchaser Material Adverse Effect.
SECTION 3.04.
    Availability of Funds. (%3) Purchaser has, or will have at the Closing, sufficient cash to pay, or cause to be paid, the Closing Date Payment and any other amounts required to be paid at Closing or as a result of a Purchase Price adjustment under Article II in connection with the consummation of the Transactions and to pay all related fees and expenses of Purchaser and its subsidiaries, and there will be no restriction on the use of such cash for such purposes. Purchaser has the financial resources and capabilities to fully perform all of its obligations under this Agreement and the other Transaction Documents.
(a)
    In no event shall the receipt or availability of funds or financing by or to Purchaser or any of its affiliates or any other financing transaction be a condition to any of the obligations of Purchaser to consummate the Transactions.
SECTION 3.05.
    GST Registration. Purchaser, or any Purchaser Sub that will acquire the Canadian Transferred Assets, will register for GST purposes under Part IX of the Excise Tax Act (Canada) and will provide its registration number to Seller prior to the Closing.
ARTICLE IV

Representations and Warranties of Seller
As of the date hereof and (unless as otherwise stated in this Article IV) as of the Closing Date, Seller represents and warrants to Purchaser that, except as disclosed in the manner contemplated in Section 11.04, in the letter, dated as of the date hereof, from Seller to Purchaser (the “Seller Disclosure Letter”):
SECTION 4.01.
    Organization, Standing and Power; Capital Structure of the Transferred Entity. (%3) Each of Seller and the Transferred Entity is duly organized, validly existing and in good standing (or its equivalent status) under the Laws of the jurisdiction in which it is organized and has all requisite power and authority, and the Seller Group possesses all governmental franchises, licenses, permits, authorizations and approvals, necessary to enable it to own, lease or otherwise hold its properties, assets and rights which constitute Transferred Assets and to conduct the Business as currently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Business Material Adverse Effect. Each of Seller and the Transferred Entity is duly qualified to do business in each jurisdiction where the nature of the Business or the ownership or leasing of the Transferred Assets makes such qualification necessary or the failure to so qualify has had or would reasonably be expected to have a Business Material Adverse Effect. Immediately prior to the Closing, the Transferred Entity will not own, lease or otherwise hold any material asset that does not constitute a Transferred Asset. Seller has delivered to Purchaser true and complete copies of Seller’s and the Transferred Entity’s certificate or articles of incorporation and bylaws or comparable organizational documents, in each case, as amended to the date hereof.

(h)
    As of the date hereof, the capital stock of the Transferred Entity consists solely of 290,100 shares, with each having a nominal value of 50 zloty, which constitutes all of the equity interests of the Transferred Entity. All the outstanding shares of capital stock of the Transferred Entity have been duly authorized, validly issued and are fully paid and non-assessable and are owned directly by Weyerhaeuser EU Holdings, Inc. and indirectly by Seller, in each case, free and clear of all Liens. There does not exist any shareholder resolution requiring (whether prior to, on or after the Closing) the contribution of additional capital or other payments in respect of the capital stock of the Transferred Entity. At the Closing, Seller will transfer and deliver (or cause to be transferred and delivered) to Purchaser or one or more of the Purchaser Subs good and valid title to the Transferred Equity Interests, free and clear of all Liens. Except as provided in Section 4.01(b) of the Seller Disclosure Letter, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock or other equity rights, stock or other equity appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Seller or the Transferred Entity is a party or by which any of them is bound (A) obligating Seller or the Transferred Entity to issue, deliver, sell, repurchase, redeem or otherwise acquire or cause to be issued, delivered, sold, repurchased, redeemed or otherwise acquired additional shares of capital stock or other equity or voting interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity or voting interest in, the Transferred Entity, (B) obligating Seller or the Transferred Entity to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (C) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of shares of capital stock of or other equity or voting interests in the Transferred Entity.
SECTION 4.02.
    Authority; Execution and Delivery; Enforceability. (%3) Seller and each member of the Seller Group has all requisite power and authority to execute and deliver each Transaction Document to which it is or is contemplated to be a party, to perform its obligations thereunder and to consummate the Transactions. The execution, delivery and performance by Seller and each member of the Seller Group of each Transaction Document to which it is or is contemplated to be a party and the consummation by Seller and each other member of the Seller Group of the Transactions have been duly authorized by the Board of Directors of Seller, and no other corporate action or proceeding on the part of Seller or any other member of the Seller Group is necessary to authorize the Transaction Documents or the consummation of the Transactions. Seller has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by Purchaser, this Agreement constitutes Seller’s legal, valid and binding obligation, enforceable against Seller in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies). Prior to the Closing, Seller and each other member of the Seller Group will have duly executed and delivered each other Transaction Document to which it is or is contemplated to be a party, and, assuming due authorization, execution and delivery by the other parties thereto, each other Transaction Document to which it is or is contemplated to be a party will constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies).
(c)
    No vote or consent of the holders of any class or series of capital stock of Seller is necessary to approve this Agreement or the consummation of the Transactions.
SECTION 4.03.
    No Conflicts; Governmental Approvals. (%3) The execution and delivery by Seller and each other member of the Seller Group of each Transaction Document to which it is a party do not, the execution and delivery by Seller and each other member of the Seller Group of each Transaction Document to which it is contemplated to be a party will not, and the consummation of the Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (or an event that, with or without notice or lapse of time or both, would become a default) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to a loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any issued and outstanding shares of capital stock or other equity interests of the Transferred Entity or upon any of the Transferred Assets, Assumed Liabilities or the Business or give rise to an option to purchase or otherwise acquire any part of the Transferred Real Property that has not been waived under, any provision of (i) the certificate or articles of incorporation or the bylaws or comparable organizational documents of Seller or any other member of the Seller Group, (ii) any Transferred Contract or Shared Contract or (iii) subject to the filings, consents and other matters referred to in Section 4.03(b), any Judgment or Law applicable to Seller Parent, any of its subsidiaries, any other member of the Seller Group, the Business, the Transferred Equity Interests or the Transferred Assets, other than, in the case of clauses (ii) and (iii) above, any such item that, individually or in the aggregate, has not had and would not reasonably be expected to have a Business Material Adverse Effect.
(b)
    No Governmental Approval of any Governmental Entity is required to be obtained or made by or with respect to Seller or any of its subsidiaries in connection with the execution, delivery and performance of any Transaction Document to which Seller or any other member of the Seller Group is a party or the consummation of the Transactions, other than (i) compliance with and filings and notifications under the HSR Act and any other Review Laws, (ii) compliance with and filings and notifications under the Power Act, or an order of the Power Act disclaiming jurisdiction over the Transactions, (iii) compliance with and filings and notifications under applicable Environmental Laws, (iv) those that may be required solely by reason of Purchaser’s (as opposed to any third party’s) participation in the Acquisition and the other Transactions, (v) compliance with and filings by Seller Parent with the SEC under the Exchange Act, (vi) compliance by Seller Parent with the rules and regulations of the NYSE, (vii) the Alberta Order and (viii) such other Governmental Approvals, registrations, declarations, filings or permits the failure to obtain or make that, individually or in the aggregate, have not had and would not reasonably be expected to have a Business Material Adverse Effect.
SECTION 4.04.
    SEC Documents; Financial Statements; Undisclosed Liabilities. (%3) With respect to the Business only, Seller Parent has not filed any documents with the SEC since January 1, 2014 under Section 13(a) or 15(d) of the Exchange Act which, as of their respective dates (or, if amended or superseded by a filing prior to the date hereof, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
(a)
    Section 4.04(b) of the Seller Disclosure Letter sets forth (i) an audited balance sheet with respect to the Business at December 31, 2015 (together with the notes thereto, the “Balance Sheet”) and the related audited statements of operations and cash flows for the year ended December 31, 2015 (together with the notes thereto and the Balance Sheet, the “2015 Business Financial Statements”) and (ii) audited balance sheets with respect to the Business at December 31, 2014 and December 31, 2013 (together with the notes thereto, the “2014 and 2013 Balance Sheets”) and the related audited statements of operations, business unit equity and cash flows for the years ended December 31, 2014 and December 31, 2013 (together with the notes thereto, the 2014 and 2013 Balance Sheets, and the 2015 Business Financial Statements, the “Business Financial Statements”). The Business Financial Statements (A) were prepared in accordance with the books of account and other financial records of Seller and its subsidiaries, (B) present fairly in all material respects the financial position of the Business and the results of its operations and changes in cash flows as of the dates thereof and for the periods covered thereby and, (C) were prepared in accordance with GAAP, in a manner and using accounting principles consistent with Seller’s historical financial statements (except as may be indicated in the notes thereto).
(b)
    Except as reflected or reserved against on the Balance Sheet, the Assumed Liabilities do not include any Liabilities of any nature other than Liabilities that (i) were incurred in the ordinary course of business in a manner consistent with past practice and not in violation of this Agreement or (ii) have not had and would not reasonably be expected to have a Business Material Adverse Effect.
(c)
    The Business has established and maintained a system of internal accounting controls sufficient to provide reasonable assurances that, in all material respects, (i) transactions are executed in accordance with management’s general or specific authorization, transactions are recorded as necessary (A) to permit the preparation of financial statements in conformity with GAAP and (B) to maintain accountability for items, (ii) access to assets is permitted in accordance with management’s general or specific authorization and (iii) recorded accountability for items is compared with actual levels at reasonable intervals and appropriate action is taken with respect to any differences.
SECTION 4.05.
    Absence of Certain Changes or Events. Except as specifically contemplated by this Agreement or the other Transaction Documents, from the date of the Balance Sheet to the date hereof, the Business has been conducted only in the ordinary course consistent with past practice, and there has not been any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a Business Material Adverse Effect. Since the date of the Balance Sheet, there has not been any action or omission by Seller or any other member of the Seller Group that would, if taken during the period from the date hereof through the Closing Date, constitute a breach of paragraph (a), clause (ii) of paragraph (b), paragraph (c), paragraph (d), clauses (iii) and (iv) of paragraph (e), paragraph (f), paragraph (g), clause (ii) of paragraph (h), or any of paragraphs (i) through (o) of Section 5.01.
SECTION 4.06.
    Taxes. (%3) With respect to the Transferred Assets or the Business, for all periods through and including the Closing Date, (i) Seller or any other member of the Seller Group has (A) duly and timely filed each Tax Return required to be filed (taking into account extensions) and all such Tax Returns were true, complete and correct in all material respects, (B) timely paid all material Taxes other than Taxes being contested in good faith and which have been properly reserved for and (C) complied in all material respects with all legal requirements relating to the withholding and payment of Taxes, and (ii) no material Lien for Taxes exists due to a failure to pay any Tax and no outstanding claims for material Taxes have been asserted in writing.
(a)
    For all periods through and including the Closing Date, (i) each Tax Return required to be filed (taking into account extensions) by or on behalf of or including the Transferred Entity has been duly and timely filed, and all such Tax Returns were true, complete and correct in all material respects, (ii) all material Taxes owed by the Transferred Entity have been timely paid, other than Taxes being contested in good faith and which have been properly reserved for and (iii) the Transferred Entity has complied in all material respects with all legal requirements relating to the withholding and payment of Taxes.
(b)
    Neither the Transferred Entity nor Seller (with respect to the Transferred Assets or the Business) has participated in any (i) reportable transaction (as such term is defined in Treasury Regulation Section 1.6011-4) or (ii) transaction, understanding or arrangement that is the same as or substantially similar to any type of transaction that a Taxing Authority in any jurisdiction in which the Transferred Entity is subject to Tax has determined to be a “tax shelter” or “tax avoidance” transaction and identified as such by notice, regulation or other form of published guidance.
(c)
    No material Taxes with respect to the Transferred Assets, the Business or the Transferred Entity are currently under audit, examination or investigation by any Taxing Authority or the subject of any ongoing judicial or administrative proceeding, contest or litigation. No Taxing Authority has asserted or threatened in writing to assert any deficiency, claim or issue with respect to material Taxes or any adjustment to material Taxes with respect to the Transferred Assets, the Business or the Transferred Entity with respect to any taxable period for which the period of assessment or collection remains open, and no extension or waiver of any period of assessment or collection that remains open has been executed by or on behalf of the Transferred Entity. No adjustment that would materially increase the Tax liability of the Transferred Entity has been made in writing by a Taxing Authority during any audit of any taxable period which would reasonably be expected to be made in an audit of any subsequent Tax period. Neither Seller nor any other member of the Seller Group (with respect to the Transferred Assets, the Business or the Transferred Entity) has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state, local or non-U.S. Law), in either case that would be binding upon the Transferred Entity or with respect to the Transferred Assets after the Closing Date, other than, for the avoidance of doubt, the SEZ Permit.
(d)
    The Transferred Entity (i) is not, and has not been, a member of any affiliated, consolidated, combined or unitary group or other fiscal unity for purposes of filing Tax Returns or paying Taxes and (ii) does not have any liability for the Taxes of any Person (whether under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-U.S. Law, as a transferee or successor, pursuant to any tax sharing or indemnity agreement or other contractual agreements, or otherwise). On or prior to the Closing Date, any (x) intercompany debt and (y) tax sharing or similar agreements or arrangements between the Transferred Entity, on the one hand, and Seller or any of its affiliates, on the other hand (excluding, for the avoidance of doubt, this Agreement) will be terminated such that, after the Closing, the Transferred Entity shall not have any right, obligation or liability thereunder.
(e)
    To the knowledge of Seller, the Transferred Entity is not subject to net income taxation by a national jurisdiction other than the national jurisdiction in which it is organized. As of the date of the Agreement, the Transferred Entity has not received notice in writing of any claim made by a Taxing Authority in a jurisdiction where it does not file a Tax Return that it is or may be subject to taxation by such jurisdiction.
(f)
    To the knowledge of Seller, all interest paid or accrued on the Columbus Industrial Revenue Bonds for a Pre-Closing Tax Period is exempt from taxation for all U.S. federal income tax purposes.
(g)
    Schedule 4.06(h) of the Seller Disclosure Letter lists Contracts related to material Taxes pursuant to which a state or local tax abatement or other tax benefit has been granted to Seller (with respect to the Business or the Transferred Assets) or the Transferred Entity by any

Governmental Entity in connection with the conduct or operation of the Business and that may transfer to the Purchaser.
(h)
    The Transferred Entity is not, and has never been, classified as a disregarded entity or partnership for U.S. federal income tax purposes.
(i)
    Canadian Seller is registered for GST purposes under Part IX of the Excise Tax Act (Canada) and its registration number is 103440624.
(j)
    Canadian Seller is not a non-resident of Canada for purposes of the Income Tax Act (Canada) and all Canadian Transferred Assets will be transferred to Purchaser or the applicable Purchaser Sub by Canadian Seller.
SECTION 4.07.
    Employee and Related Matters; ERISA.
(a)
    Section 4.07(a) of the Seller Disclosure Letter sets forth, as of the date of this Agreement, each material Business Benefit Plan and material Business Benefit Agreement, other than any material Business Benefit Plan or material Business Benefit Agreement mandated by applicable Law. Seller has delivered or made available to Purchaser true, complete and correct copies of the following with respect to each Business Benefit Plan and Business Benefit Agreement required to be listed in Section 4.07(a) of the Seller Disclosure Letter, if applicable: (A) a copy of the applicable Business Benefit Plan or Business Benefit Agreement (or, in the case of any such Business Benefit Plan or Business Benefit Agreement that is unwritten, a description of the material terms thereof); (B) all material related plan documents; (C) the most recent annual report on Form 5500 filed with respect to each such Business Benefit Plan, with all attachments required to have been filed with the IRS or the Department of Labor or any similar material reports filed with any comparable Governmental Entity in any non-U.S. jurisdiction having jurisdiction over any such Business Benefit Plan, and all schedules thereto; (D) the most recent summary plan description for each such Business Benefit Plan; (E) the most recent actuarial valuation report for each such Business Benefit Plan; (F) all material communications received from or sent to the IRS, the Pension Benefit Guaranty Corporation, the Department of Labor or any other Governmental Entity, in the case of any Assumed Benefit Plan; and (G) all amendments and modifications to any such Business Benefit Plan or related document. To the knowledge of Seller, neither the Seller nor any of its subsidiaries has communicated to any Business Employee any intention or commitment to materially amend or modify any Assumed Benefit Plan or Assumed Benefit Agreement or to establish or implement any other material employee or retiree benefit or compensation plan or arrangement.
(b)
    Each Assumed Benefit Plan has been and is now administered in all material respects in accordance with its terms and is in compliance with all provisions of ERISA, the Code and all applicable Laws. As of the date of this Agreement, none of the Assumed Benefit Plans is intended to qualify under Section 401 of the Code or is subject to Title IV of ERISA. No member of the Seller Group contributes to or is obligated to contribute to, or within the three years preceding the date of this Agreement contributed to or was obligated to contribute to, any multiemployer plan, as defined in Section 3(37) of ERISA, on behalf of any Business Employee. With respect to Seller or any Person or entity that would be treated as a single employer with Seller for purposes of Section 414(b), (c), (m) or (o) of the Code, there does not exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would result in any liability, at or after the Closing, to Purchaser or any entity that, together with Purchaser, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code. For purposes of this Agreement, “Controlled Group Liability” means any and all Liabilities (i) under Title IV of ERISA, other than for payments of premiums to the Pension Benefit Guaranty Corporation, (ii) under Section 302 or 4068(a) of ERISA, (iii) under Section 412(n) or 4971 of the Code and (iv) for violation of the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or the group health requirements of Sections 9801 et seq. of the Code and Sections 701 et seq. of ERISA. No event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject Purchaser or any Assumed Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA to penalties or excise taxes under Sections 4980D, 4980H, or 49801 of the Code or any other provision of the Patient Protection and Affordable Care Act, Pub. L. No. 111-148, the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152, or any amendments thereto or regulations and guidance issued thereunder.
(c)
    The execution and delivery of the Transaction Documents does not, and the consummation of the Transactions and compliance with the terms hereof and thereof will not (alone or in conjunction with any other event), (i) result in any material payment becoming due to any Business Employee under any Assumed Benefit Plan or Assumed Benefit Agreement, (ii) materially increase any benefits otherwise payable to any Business Employee under any Assumed Benefit Plan or Assumed Benefit Agreement, (iii) result in the acceleration of time of payment or vesting of any such benefits under any Assumed Benefit Plan or Assumed Benefit Agreement to any material extent, or (iv) limit the ability of Purchaser or its subsidiaries to amend, modify or terminate any Assumed Benefit Plan or Assumed Benefit Agreement.
(d)
    With respect to each Assumed Benefit Plan that is subject to Laws other than those of the United States (each, a “Non-U.S. Assumed Benefit Plan”), as of the date of this Agreement, each such Non-U.S. Assumed Benefit Plan (i) has been maintained, in all material respects, in accordance with its terms and applicable legal requirements, (ii) if intended to qualify for special tax treatment, meets, in all material respects, the requirements for such treatment and (iii) if required to be funded and/or book reserved, is funded and/or book reserved, as appropriate, in accordance with applicable Law based on reasonable actuarial assumptions. No Non-U.S. Business Benefit Plan is a “multi-employer plan”, as defined in Section 1(1)(ii) of the Employment Pension Plans Act (Alberta). No Non-U.S. Business Benefit Plan that is an

Assumed Benefit Plan is a “registered pension plan” (as defined under Section 248(1) of the Income Tax Act (Canada).
SECTION 4.08.
    Labor and Employment. (%3) Section 4.08(a) of the Seller Disclosure Letter contains a list, as of the date of this Agreement, of each collective bargaining, works council or other labor union contract or arrangement that covers one or more Business Employees (each, a “CBA”).
(a)
    Except as set forth on Section 4.08(b) of the Seller Disclosure Letter, as of the date of this Agreement, there are no (i) strikes, work stoppages, lockouts or arbitrations pending or, to the knowledge of Seller, threatened against or involving Seller or its subsidiaries by any Business Employees or (ii) unfair labor practice charges, grievances or complaints pending, or to the knowledge of Seller, threatened against Seller or any of its subsidiaries by or on behalf of any Business Employee or group of Business Employees.
(b)
    With respect to the Business Employees, Assumed Benefit Agreements and Assumed Benefit Plans, Seller and its subsidiaries are, and have been since January 1, 2014, in compliance in all material respects with all applicable Laws and regulations, including labor, employment, fair employment practices, worker classification, wage and hour laws, terms and conditions of employment, workers’ compensation, occupational safety and health requirements, plant closings, wages and hours, withholding of taxes, employment discrimination, disability rights or benefits, equal opportunity, labor relations, employee leave issues and unemployment insurance and related matters. Except as disclosed in Section 4.08(c) of the Seller Disclosure Letter, and except, in the cases of clauses (ii) and (iii), for instances that, individually or in the aggregate, have not or would not reasonably be expected to result in material liability, neither the Seller nor any of its subsidiaries has received written notice of (i) any unfair labor practice charge or complaint against the Seller or any of its subsidiaries pending before the National Labor Relations Board or any other Governmental Entity on behalf of any Business Employee or group of Business Employees, (ii) any charge or complaint against the Seller or any of its subsidiaries concerning any Business Employees pending before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices or (iii) any complaint or lawsuit against the Seller or any of its subsidiaries concerning any Business Employee alleging employment discrimination or violations of occupational safety and health requirements pending before a court of competent jurisdiction.To the knowledge of Seller, all individuals who provide services to Seller or any of its Subsidiaries with respect to the Business have at all times been accurately classified by Seller or such subsidiaries with respect to such services as an employee or a non-employee. To the knowledge of Seller, all Business Employees have at all times been appropriately classified for purposes of the Fair Labor Standard Act of 1938, as amended.
SECTION 4.09.
    Litigation. Except as set forth in Section 4.09 of the Seller Disclosure Letter, there is no (a) Action pending or, to the knowledge of Seller, threatened by or against or affecting Seller or any other member of the Seller Group that relates to the Business, the Transferred Equity Interests or the Transferred Assets that is or is reasonably expected to be material to the Business or (b) Judgment outstanding against Seller or any other member of the Seller Group that relates to the Business, the Transferred Equity Interests or the Transferred Assets that either (i) is the subject of a default or (ii) is or is reasonably expected to be material to the Business. This Section 4.09 does not relate to environmental matters, which are the subject of Section 4.11.
SECTION 4.10.
    Compliance with Applicable Laws. With respect to the Business, the Transferred Equity Interests and the Transferred Assets, (i) Seller and all other members of the Seller Group are, and have been since January 1, 2014, in compliance with all applicable Laws, except for instances of non-compliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Business Material Adverse Effect and (ii) neither Seller nor any other member of the Seller Group has received any written communication since January 1, 2014 from a Governmental Entity that alleges that Seller or any other member of the Seller Group is not in compliance in any material respect with any applicable Law. This Section 4.10 does not relate to Tax matters, which are the subject of Section 4.06, or Environmental Laws, which are the subject of Section 4.11.
SECTION 4.11.
    Environmental Matters. (%3) Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Business Material Adverse Effect:
(i)
    with respect to the Business, the Transferred Equity Interests and the Transferred Assets, Seller and its subsidiaries are, and have been since January 1, 2014, in compliance with all Environmental Laws;
(ii)
    since January 1, 2014, neither Seller nor any of its subsidiaries has received any written notice that alleges that the Business or any of the Transferred Assets is in violation of, or has liability under, any Environmental Law, which alleged violation or liability has not been materially resolved as of the date hereof;
(iii)
    (A) Seller and its subsidiaries have obtained and are in compliance with all permits, licenses and governmental authorizations pursuant to Environmental Laws (collectively, “Environmental Permits”) necessary for the operation of the Business as currently conducted and the use of the Transferred Assets as currently used, (B) all such Environmental Permits are valid and in good standing and (C) neither Seller nor any of its subsidiaries has been advised by any Governmental Entity of any actual or potential change in the status or terms and conditions of any such Environmental Permit;
(iv)
    as of the date of this Agreement, there are no Actions pursuant to any

Environmental Law (“Environmental Proceedings”) pending or, to the knowledge of Seller, threatened that have been asserted against or affecting Seller or any of its subsidiaries relating to the Business or the Transferred Assets;
(v)
    as of the date of this Agreement, to the knowledge of Seller there have been no Releases of any Hazardous Material by the Business at, on, under or from the Transferred Real Property that have formed the basis of any pending Environmental Proceeding against Seller or any of its subsidiaries or that have formed the basis of any ongoing investigation or remediation pursuant to Environmental Laws by Seller or any of its subsidiaries; and
(vi)
    as of the date of this Agreement, neither Seller nor any of its subsidiaries has assumed, either contractually or by operation of Law, any liabilities or obligations that have formed the basis of any Action pursuant to any Environmental Law against Seller or any of its subsidiaries or that have formed the basis of any investigation or remediation pursuant to Environmental Laws by Seller or any of its subsidiaries, in each case relating to the Business or the Transferred Assets.
(b)
    Seller has provided Purchaser with copies of all Phase I environmental site assessments identified in Section 4.11(b) of the Seller Disclosure Letter and all other material environmental investigation reports and environmental risk assessments that, to the knowledge of Seller, are in its possession, relate to the Business or the Transferred Real Property and were conducted in the past three years, in each case except to the extent that any such assessments or reports are privileged.
(c)
    The representations and warranties in this Section 4.11 and Section 4.18 constitute the sole and exclusive representations and warranties of Seller with respect to environmental matters.
SECTION 4.12.
    Real Property. (%3) Section 1.02(a)(i)(A) of the Seller Disclosure Letter lists all real property that is owned by Seller or any other member of the Seller Group and that is used or held for use primarily in the operation or conduct of the Business, together with the address by which it is commonly known or its tax block and lot number or other legal description (together with the interests of Seller or such other member of the Seller Group in any structures or improvements thereon and easements or other similar rights appurtenant thereto, the “Owned Real Property”).
(a)
    Other than a certain portion of the premises used or held for use in the operation of the Business under the WTC Lease, Section 1.02(a)(i)(B) of the Seller Disclosure Letter lists all real property in which Seller or any other member of the Seller Group holds leasehold or subleasehold interests and that is used or held for use primarily in the operation or conduct of the Business (the items so listed, together with the interests of Seller or such other member of the Seller Group in any structures or improvements thereon and easements or other similar rights appurtenant thereto, the “Leased Real Property”). Seller has made available to Purchaser a true and complete copy of each lease agreement under which the Leased Real Property is held. Each such lease agreement is in full force and effect, there is no default under any such lease agreement (other than the Material Lease) by Seller or any other member of the Seller Group or, to the knowledge of Seller, by any other party thereto that has had or would reasonably be expected to have a Business Material Adverse Effect and there is no material default under the Material Lease by Seller or any other member of the Seller Group or, to the knowledge of Seller, any other party thereto.
(b)
    Except for those agreements of record or otherwise set forth in Section 1.02(a)(vii), 4.12(c) or 4.14 of the Seller Disclosure Letter, neither Seller nor any other member of the Seller Group has entered into a Material Third Party Lease. Seller has made available to Purchaser a true and complete copy of each Material Third Party Lease. Each such Material Third Party Lease is in full force and effect, and there is no default under any such lease agreement by Seller or any other member of the Seller Group or, to the knowledge of Seller, by any other party thereto that has had or would reasonably be expected to have a Business Material Adverse Effect.
(c)
    Seller or another applicable member of the Seller Group has (x) good and valid fee simple title to the Owned Real Property, (y) valid leasehold interests in the Leased Real Property and (z) good and valid title to all other Transferred Assets, in each case free of any Liens, except for (i) Liens consisting of zoning, building, land use or planning restrictions, permits, easements, rights of way, encroachments, covenants and other similar restrictions which do not materially impair the use of such property in the conduct or operation of the Business as presently conducted, (ii) Liens for current Taxes, assessments or governmental charges or levies on property not yet due and payable, or which are being contested in good faith, (iii) mechanics’, carriers’, workmen’s, materialmen’s, repairmen’s and similar Liens arising in the ordinary course of business or by operation of Law with respect to which any amount that is past due is not material, (iv) Liens which have been placed by any developer, landlord or other third party on any Leased Real Property and subordination or similar agreements relating thereto, (v) in the case of any Transferred Asset that represents the right to use property of a third party, Liens created by such third party or that encumber such third party’s interest in such property or created in the instrument establishing Seller’s right to use such property, (vi) Liens discharged at or prior to Closing, (vii) Liens, leases and other real estate instruments, agreements and reserved mineral rights set forth in Section 4.12 or 1.02(a)(vii) of the Seller Disclosure Letter, (viii) any existing oil, gas, other liquid or gaseous hydrocarbons and/or any other mineral or subsurface rights associated with the Owned Real Property that is not recorded with a member of the Seller Group, (ix) in respect of Intellectual Property Rights, non-exclusive licenses of Intellectual Property Rights granted in the ordinary course of business consistent with past practice and (x) other categories of non-monetary Liens not addressed above (including any conditions that may be shown by a current, accurate survey or physical inspection of an Owned Real Property, in either case performed prior to Closing) that would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the use of such assets in conduct of the Business (clauses (i) through (x) collectively, the “Permitted Liens”). All monetary Liens that are not Permitted Liens affecting the Owned Real Property or the Leased Real Property will be discharged by Seller at or prior to Closing except those Liens (a) granted in connection with the Columbus Industrial Revenue Bonds or (b) recorded against the Owned Real Property located in Port Wentworth, Georgia in connection with a possible adverse judgment as a result of that certain complaint with respect to personal injuries designated in Section 4.12(d) of the Seller Disclosure Letter.
(d)
    Seller acknowledges that the Historic Remains have been discovered in an area that is part of the real property owned by the Transferred Entity and Seller hereby represents and warrants that all members of the Seller Group have been in compliance with all applicable Laws pertaining to the Historic Remains. No member of the Seller Group has received any written notice from a Governmental Entity that (i) alleges that any member of the Seller Group is in violation of any Laws applicable to the Historic Remains or (ii) indicates any intention to exercise any right of eminent domain, expropriation or right of purchase affecting the Transferred Poland Real Property due to the existence or treatment of the Historic Remains.
SECTION 4.13.
    Intellectual Property. (%3) After giving effect to the Transactions contemplated in this Agreement (including the Intellectual Property License Agreement), Purchaser will have all of Seller’s rights, title and interest in the Transferred Intellectual Property. Seller is the sole and exclusive owner of, and has valid title to, the Transferred Intellectual Property, free and clear of all Liens other than Permitted Liens. Neither Seller nor any of its subsidiaries has granted an exclusive license to any Transferred Intellectual Property, and no license fees of any kind material to the Business are currently required to be paid by Seller to any Person in the conduct of the Business as currently conducted. Notwithstanding any other representations, Seller makes no representation with respect to whether patent applications listed in the Scheduled Intellectual Property will be issued by the applicable Governmental Entity or if issued, whether practicing any of the claims in any such patents infringes or will infringe any claims of any third party’s patents.
(a)
    Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Business Material Adverse Effect, as of the date of this Agreement, no claims are pending or, to the knowledge of Seller, threatened against Seller by any Person (i) claiming infringement or misappropriation of such Person’s Intellectual Property Rights in the conduct of the Business as currently conducted or (ii) challenging the validity, ownership, patentability, enforceability, registrability or use of any of the Transferred Intellectual Property. Except for those matters that, individually or in the aggregate, have not been and would not reasonably be expected to have a Business Material Adverse Effect, other than as set forth in Section 4.13(b) of the Seller Disclosure Letter, as of the date of this Agreement, to the knowledge of Seller, no Person is infringing or misappropriating the rights of Seller or any of its subsidiaries with respect to any Transferred Intellectual Property Rights.
(b)
    With respect to the Transferred Intellectual Property that is the subject of an application, registration or issuance as of the date hereof, all due and owed maintenance fees and renewal filings with respect to each registration, issuance and application have been paid or filed, as the case may be, except for failures to pay or file that, individually or in the aggregate, have not had and would not reasonably be expected to have a Business Material Adverse Effect.
(c)
    To the knowledge of Seller, none of the Transferred Intellectual Property that is material to the Business has been or is being used by Seller or any other member of the Seller Group in a manner that would reasonably be expected to result in the cancellation or unenforceability of such Transferred Intellectual Property.
SECTION 4.14.
    Material Agreements. (%3) Section 1.02(a)(vii) of the Seller Disclosure Letter sets forth all the Business Material Agreements as of the date hereof, except for the Contracts set forth in Section 1.02(b)(xiii) of the Seller Disclosure Letter. For purposes of this Agreement, the term “Business Material Agreements” means any of the following Contracts to which Seller or any other member of the Seller Group is a party and that is used or held for use primarily in, or that arises primarily out of the operation or conduct of the Business:
(i)
    any written employment or severance or similar Contract with any Business Employee that has an aggregate future liability in excess of $500,000 per annum or any collective bargaining agreement or other Contract with any labor union;
(ii)
    any covenant not to compete or restricting the development, marketing or distribution of the products of the Business that materially limits the conduct of the Business as currently conducted, including any Contract that grants any exclusive rights to make, sell or distribute the Business’s products or services;
(iii)
    any Contract for the purchase or sale of materials, supplies, equipment, raw materials, packaging or commodities (other than spot purchase or sales orders for Inventory in the ordinary course of business) which has an aggregate future liability to any Person in excess of $5,000,000 and is not terminable by notice of not more than 90 days for a cost of less than $25,000;
(iv)
    any management, service, consulting or other similar Contract (other than Contracts for services in the ordinary course of business, including transportation and warehousing Contracts) which has an aggregate future liability to any Person in excess of

$2,000,000 and is not terminable by notice of not more than 90 days for a cost of less than $25,000;
(v)
    any Contract under which Seller or any other member of the Seller Group has borrowed any money from, or issued any note, bond, debenture or other evidence of Indebtedness (other than accounts payable with respect to purchase Contracts and orders in the ordinary course of business) to, any Person (other than Seller or any of its subsidiaries) or any other note, bond, debenture or other evidence of Indebtedness (other than accounts payable with respect to purchase Contracts and orders in the ordinary course of business) of Seller or any of its subsidiaries (other than in favor of Seller or any of its subsidiaries) in any such case which, individually, is in excess of $1,000,000;
(vi)
    any Contract (including any “take-or-pay” or “keep well” agreement) under which (A) any Person (other than Seller or any of its subsidiaries) has directly or indirectly guaranteed Indebtedness, liabilities or obligations of Seller or any other member of the Seller Group or (B) Seller or any of its subsidiaries has directly or indirectly guaranteed Indebtedness, liabilities or obligations of any Person, other than Seller or any of its subsidiaries (in each case other than endorsements for the purpose of collection in the ordinary course of business), in any such case which, individually, is in excess of $1,000,000;
(vii)
    any Contract granting (i) a Lien upon any Owned Real Property, Leased Real Property, any other Transferred Asset or any of the Transferred Equity Interests, which Lien is not a Permitted Lien or (ii) an option, right of first offer, right of first refusal or other contractual right (including installment contracts) to purchase, dispose of, force the disposal of or lease (except for any rights to extend existing leases) any Owned Real Property or any portion thereof;
(viii)
    (A) any material Affiliate Agreement, other than (i) employee agreements, (ii) agreements for the purchase of logs, lumber, wood chips and wood fiber, (iii) agreements for services described in Section 1.02(b)(xvii) and (iv) agreements for site services at Grande Prairie and New Bern and (B) any Contract with any officer, director or employee of Seller or any of its affiliates (in each case, other than Contracts relating to or arising out of the employment of such officer, director or employee by Seller or such affiliate of Seller);
(ix)
    any lease, sublease or other similar Contract with any Person (other than Seller or any of its subsidiaries) under which Seller or any other member of the Seller Group is a lessor or sublessor of, or makes available for use to any Person (other than Seller or any of its subsidiaries) (A) (x) any Owned Real Property, (y) any Leased Real Property, or (z) any portion of any premises that Seller or any other member of the Seller Group is otherwise entitled to occupy, in each case that specifies annual payments in excess of $500,000 and is other than pursuant to this Agreement (each a “Material Third Party Lease”) or (B) any tangible personal property owned by Seller or any other member of the Seller Group that specifies annual payments in excess of $500,000;
(x)
    any lease or similar Contract with any Person (other than Seller or any other member of the Seller Group) under which Seller or any other member of the Seller Group is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person, which lease or similar Contract has an aggregate future liability in excess of $500,000 and is not terminable by notice of not more than 90 days for a cost of less than $25,000;
(xi)
    any Contracts relating to the Transferred Vehicles and Forklifts;
(xii)
    any Contract with any Person (other than Seller or any other member of the Seller Group) that relates to the formation, creation, governance or control of any partnership, joint venture or similar arrangement that is material to the Business;
(xiii)
    any Contract with any Person (other than Seller or any other member of the Seller Group) providing for indemnification of any Person with respect to liabilities relating to the Business, the Transferred Equity Interests or the Transferred Assets, other than the constitutive documents of Seller any other member of the Seller Group, and marketing agreements, property leases and other commercial agreements entered into in the ordinary course of business;
(xiv)
    any Contract that requires Seller or any other member of the Seller Group to use any supplier or third party for all or substantially all of Seller’s or such member’s requirements or needs or requires Seller or any other member of the Seller Group to provide to other parties “most favored nation” pricing;
(xv)
    any stock purchase agreement, asset purchase agreement or other acquisition or divestiture agreement, including, but not limited to, any agreement relating to the acquisition, sale, lease or disposal of any material asset constituting part of the Business or Transferred Assets (other than with respect to (A) sales of Inventory in the ordinary course of business consistent with past practice and (B) pursuant to the Accounts Receivable Programs) for aggregate consideration in excess of $500,000 and under which Seller or any other member of the Seller Group has any future liability for any continuing indemnity, “earn-out”, contingent purchase price, deferred purchase price or other obligations that could exceed $500,000;

(xvi)
    any Shared Contract;
(xvii)
    any Contract requiring any capital commitment or capital expenditure (including any series of related expenditures) by Seller or any of its affiliates of more than $1,000,000;
(xviii)
    any Contract by which any Person is granted a license other than in the ordinary course of business, or that settles or releases any material claims by or against Seller, with respect to any Transferred Intellectual Property, that is material to the Business or by which any Person grants to Seller or any of its subsidiaries Intellectual Property Rights that are material to the Business, but excluding all “shrink wrap” Software licenses, “commercially available off the shelf software packages” and “click through” SaaS agreements and Software licenses; or
(xix)
    any other Contract that has an aggregate future liability to any Person in excess of $10,000,000 and is not terminable by notice of not more than 90 days for a cost of less than $50,000, other than (i) purchase orders or sales orders entered into in the ordinary course of business consistent with past practice after the date hereof and not in violation of this Agreement and (ii) Contracts in respect of (A) Leased Real Property listed in Section 1.02(a)(i)(B) of the Seller Disclosure Letter or (B) licensed Transferred Intellectual Property listed in Section 1.01(a)(v) of the Seller Disclosure Letter.
(b)
    Each of the Business Material Agreements set forth or required to be set forth in Section 1.02(a)(vii) of the Seller Disclosure Letter or entered into after the date hereof in accordance with Section 5.01 is or will be valid, binding on Seller or another member of the Seller Group and in full force and effect (except to the extent any of them expires in accordance with its terms). Neither Seller nor any other member of the Seller Group, nor, to the knowledge of Seller, any other party to any Business Material Agreement, has violated any provisions of, or committed or failed to perform any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Business Material Agreement, except for violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Business Material Adverse Effect. Neither Seller nor any of its affiliates has, within the past twelve months, provided or received written notice of any intention of any party to terminate any Business Material Agreement. True and complete copies of each written Business Material Agreement (and a summary of each oral Business Material Agreement) (A) listed in Section 1.02(a)(vii) of the Seller Disclosure Letter (including all written modifications and amendments thereto and waivers thereunder) have been made available to Purchaser prior to the date hereof and (B) entered into after the date of this Agreement (including all written modification and amendments thereto and waivers thereunder) will have been made available to Purchaser prior to the Closing.

SECTION 4.15.
    Sufficiency of Assets. (%3) The assets and properties of the Transferred Entity and the Transferred Assets, together with Purchaser’s rights under this Agreement and the Ancillary Agreements, constitute all the assets, properties and rights necessary and reasonably required to permit the Business to continue to be conducted immediately following the Closing in a manner that is generally consistent with the manner in which the Business was conducted during the period reflected in the 2015 Business Financial Statements (other than due to the absence of the rights and services listed on Section 4.15 of the Seller Disclosure Letter).
(a)
    The tangible assets and properties of the Transferred Entity and the Transferred Assets, taken as a whole, are in all material respects (i) adequate for the purposes for which such assets are currently used or held for use and (ii) in good repair and operating condition (subject to normal wear and tear).
SECTION 4.16.
    Permits. Seller and the other members of the Seller Group hold all Permits material to the operation of the Business as currently conducted and the use of the Transferred Assets as currently used. All such Permits are validly held by Seller or such member of the Seller Group and, during the three years immediately preceding the date of this Agreement, Seller and each other member of the Seller Group have complied in all material respects with the terms and conditions of each such Permit. During the twelve months immediately preceding the date of this Agreement, neither Seller nor any other member of the Seller Group has received written notice of any Action against Seller or any other member of the Seller Group seeking any revocation or material modification of any such Permits. All such material Permits that are held by Seller and the other members of the Seller Group as of the date of this Agreement are listed in Section 4.16 of the Seller Disclosure Letter.
SECTION 4.17.
    Insurance. Section 4.17 of the Seller Disclosure Letter contains a complete and correct list and summary description of all material insurance policies maintained by or with respect to the Business, the Transferred Entity or the Transferred Assets, including the Business Insurance Policies (if any) and the Seller Insurance Policies. The insurance policies set forth in Section 4.17 of the Seller Disclosure Letter are in full force and effect, all premiums due thereon have been paid and each of Seller and each other member of the Seller Group has complied in all material respects with the terms and provisions thereof.
SECTION 4.18.
    Asbestos. Neither Seller nor any other member of the Seller Group, nor, to the knowledge of Seller, any of its or their predecessors, has manufactured, produced or sold any products containing asbestos or asbestos-containing materials in connection with the operations of the Business or use of the Transferred Assets. There are no Actions pending or, to the knowledge of Seller, threatened against Seller, any other member of the Seller Group or its or their predecessors in connection with, arising out of or relating to the alleged or actual presence or Release of, or exposure to, asbestos or asbestos-containing materials in any form in or at any of the Transferred Assets or in connection with the operations of the Business.
SECTION 4.19.
    Anti-Corruption. Since January 1, 2014, no member of the Seller Group nor any of their respective affiliates has committed any violation of any Law governing international business activities, including export control laws, trade and economic sanctions laws, U.S. anti-boycott provisions, the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), including the rules and regulations promulgated thereunder, the Corruption of Foreign Public Officials Act (Canada), the UK Bribery Act 2010, or any similar Law which has as a purpose the prevention of bribery, money laundering or terrorist financing (including the criminal money laundering provisions set forth in Title 18 of the United States Code). To the knowledge of Seller, no member of the Seller Group nor any of their respective affiliates is currently or has since January 1, 2014 been the target or subject of any inquiry, investigation, settlement, plea agreement or enforcement action by a Governmental Entity involving an alleged or suspected violation of any Law governing international business activities, including export control laws, trade and economic sanctions laws, U.S. anti-boycott provisions, the FCPA, the UK Bribery Act 2010, the Corruption of Foreign Public Officials Act (Canada), or any similar Law which has as a purpose the prevention of bribery, money laundering or terrorist financing.
SECTION 4.20.
    Pre-Closing Capital Expenditures.
(a)
    Seller has made available to Purchaser the budget for the Port Wentworth Project (the “Port Wentworth Budget”), a copy of which is set forth on Section 4.20(a) of the Seller Disclosure Letter. The Port Wentworth Budget reflects Seller’s good faith and reasonable estimate, as of the date hereof, of the capital expenditure requirements for the Port Wentworth Project.
(b)
    Seller has made available to Purchaser a budget for the sustaining maintenance and repair capital expenditures of the Business from May 1, 2016 through and including December 31, 2017 (the “Pre-Closing Maintenance CapEx Budget”), a copy of which is set forth on Section 4.20(b) of the Seller Disclosure Letter. The Pre-Closing Maintenance CapEx Budget sets forth Seller’s good faith and reasonable estimates, as of the date hereof, of the expected sustaining maintenance and repair capital expenditures of the Business, on a monthly basis, during such period.
ARTICLE V

Covenants Relating to Conduct of Business
SECTION 5.01.
    Conduct of Business. Except for matters set forth in Section 5.01 of the Seller Disclosure Letter, otherwise expressly permitted by this Agreement and the other Transaction Documents,

required by applicable Law or consented to in writing by Purchaser, from the date hereof to the Closing Date, Seller shall, and shall cause all other members of the Seller Group to, conduct the Business in all material respects in the ordinary course of business in a manner consistent with past practice and, to the extent consistent therewith, use commercially reasonable efforts to preserve the current business organization of the Business, maintain the material rights, licenses (including with respect to Intellectual Property Rights), other agreements and permits of the Business, keep available the services of the Business Employees and preserve the material business relationships of the Business with Intellectual Property Rights licensors, customers, suppliers, distributors and others with whom the Business deals in the ordinary course of business. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.01 of the Seller Disclosure Letter, otherwise expressly permitted by this Agreement and the other Transaction Documents, required by applicable Law or consented to in writing by Purchaser, from the date hereof to the Closing Date, Seller shall not, and shall not permit any other member of the Seller Group to, do any of the following with respect to the Business, the Transferred Equity Interests or the Transferred Assets:
(d)
    acquire or agree to acquire, in a single transaction or a series of related transactions, whether by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or any other Person, if any of the foregoing is material, individually or in the aggregate, to the Business (solely to the extent a substantial portion of the assets acquired constitutes Transferred Assets), except for capital expenditures and acquisitions of Inventory, in each case in the ordinary course of business consistent with past practice that result in the purchase of a substantial portion of the assets of such Person;
(e)
    (i) adopt, enter into, terminate, amend, extend or renew any CBA, Business Benefit Plan or Business Benefit Agreement, other than in the ordinary course of business consistent with past practice with respect to any Business Benefit Plan or Business Benefit Agreement in which both Business Employees and individuals other than Business Employees participate, and in a manner that does not disproportionately benefit the Business Employees, (ii) increase in any manner the compensation or benefits of, or pay any bonus to, any Business Employee, other than increases in base salary or wages or payments of bonuses in the ordinary course of business consistent with past practice, or (iii) accelerate the vesting or payment of, or fund or in any other way secure the payment of, any compensation or benefits under any Assumed Benefit Plan or Assumed Benefit Agreement, except, in each case, as required by applicable Law, as required pursuant to this Agreement, as required pursuant to the terms of any CBA, Business Benefit Plan or Business Benefit Agreement as in effect as of the date hereof or as would not result in Purchaser or its subsidiaries incurring any material Liabilities;
(f)
    make any material change in the Business’s financial accounting, principles and practices in effect on the date of the Balance Sheet, except insofar as may have been required by any applicable Law or a change in GAAP (solely to the extent such change would be binding on Purchaser);
(g)
    sell, transfer, lease (as lessor), license or otherwise dispose of or make subject to any Lien (other than Permitted Liens) (i) any equity interest that, if held on the Closing Date, would constitute an interest in the Transferred Entity or (ii) any asset that, if held on the Closing Date, would constitute a Transferred Asset (other than any Transferred Intellectual Property), except dispositions of inventory, obsolete assets or accounts receivable pursuant to the Accounts Receivable Programs, in each case, in the ordinary course of business consistent with past practice;
(h)
    (i) enter into or amend any lease (whether such lease is an operating or capital lease and including any Material Third Party Lease) other than (A) renewals of existing leases in the ordinary course of business consistent with past practice or in accordance with their terms, (B) leases entered into in the ordinary course of business consistent with past practice with annual lease payments not in excess of $500,000, or (C) leases or amendments entered into in the ordinary course of business consistent with past practice that, when aggregated with the other leases at the Transferred Real Property, do not materially impair the operation or conduct of the Business, (ii) enter into or amend any agreements (other than renewals of existing agreements in accordance with their terms) granting any oil, gas, other liquid or gaseous hydrocarbons and/or any other mineral/subsurface rights associated with the Owned Real Property, (iii) authorize or make any capital expenditure other than (A) Extraordinary Maintenance and Repair Expenditures, (B) for maintenance, repairs and replacements of less than $5,000,000 in the aggregate in any month, (C) in accordance with Section 6.18 and (D) for which Seller and its affiliates shall be solely obligated and which shall not constitute an Assumed Liability or Eligible Capital Expenditures or (iv) fail to make any Extraordinary Maintenance and Repair Expenditures consistent with past practice (and in any case in which there is no applicable past practice, as if Seller (x) had not entered into this Agreement and (y) intended to continue to own and operate the Business);
(i)
    waive or amend any confidentiality agreement between Seller or any other member of the Seller Group and any Person (other than Seller or any other member of the Seller Group) to the extent such waiver or amendment adversely affects the confidentiality of material information related to the Business;
(j)
    enter into any agreement or arrangement that would, after the Closing Date, limit or restrict Purchaser or its subsidiaries (including the Transferred Entity) from engaging in any business in any geographic area;
(k)
    (i) except in the ordinary course of business consistent with past practice, modify, amend, enter into or terminate any Business Material Agreement (other than any Affiliate Agreement), or

(ii) waive, release or assign any material rights or claims of Seller or any other member of the Seller Group primarily relating to the Business, the Transferred Equity Interests or the Transferred Assets;
(l)
    settle any Action if such settlement would require any payment of an amount in excess of $200,000 individually or $500,000 in the aggregate by Purchaser or the Transferred Entity, or would obligate Purchaser or the Transferred Entity to take any material action, or restrict Purchaser or the Transferred Entity in any material respect from taking any action, in each case at or after the Closing Date;
(m)
    with respect to the Transferred Entity, the Transferred Assets or the Business, make, change or revoke any material Tax election, change any Tax accounting period or method of Tax accounting, file any material amended Tax Return or claim for refund, enter into any material closing agreement, settle or compromise any audit, claim for refund or other proceeding relating to a material amount of Tax; provided, however, that each member of the Seller Group, other than the Transferred Entity, may amend its Tax Returns with respect to Income Taxes;
(n)
    (i) incur, assume or guarantee any Indebtedness other than short-term borrowings incurred in the ordinary course of business consistent with past practice and letters of credit and surety bonds issued in the ordinary course of business consistent with past practice or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than, in the case of this clause (ii), such items in an amount not to exceed $150,000 individually or $750,000 in the aggregate;
(o)
    consummate any “spin-off” of all or any portion of the Transferred Assets or the Transferred Entity;
(p)
    adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization, or any other transaction that would preclude or be inconsistent in any material respect with, or hinder or delay in any material respect, the Transactions;
(q)
    amend the organizational documents of the Transferred Entity;
(r)
    issue, deliver, sell, grant, pledge or otherwise encumber any shares of capital stock or other equity interests, options, warrants, rights, convertible or exchangeable securities, “phantom” stock or other equity rights, stock or other equity appreciation rights, equity-based performance units or any other equity or equity-based interests in the Transferred Entity or make any changes (by merger, combination, reorganization or otherwise) in the capital structure of the Transferred Entity;
(s)
    transfer any assets or Liabilities between the Business, on the one hand, and the Seller Business, on the other hand, other than (i) any transfer of Excluded Assets or Retained Liabilities, (ii) any transfer of Inventory in the ordinary course of business consistent with past practice or (iii) any transfer of cash or cash equivalents; or
(t)
    authorize any of, or commit or agree to take any of, the foregoing actions.
SECTION 5.02.
    Notice of Changes. Between the date of this Agreement and the Closing, Seller shall (i) promptly advise Purchaser orally and in writing of any Effect that has had or would reasonably be expected to have a Business Material Adverse Effect, (ii) give prompt notice to Purchaser of any representation or warranty made by it contained in any Transaction Document that is qualified as to materiality or Material Adverse Effect becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (iii) give prompt notice to Purchaser of the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under any Transaction Document and (iv) give prompt notice to Purchaser of the occurrence of (or, to the knowledge of Seller, the threat of) any material strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any Business Employee; provided, however, that in any case, no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under the Transaction Documents.
SECTION 5.03.
    No Control of Seller’s Business. Nothing contained in this Agreement is intended to give Purchaser, directly or indirectly, the right to control or direct the operations of the Seller Business or, prior to the Closing, the Business. Prior to the Closing, Seller shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its businesses and operations.
ARTICLE VI

Additional Agreements
SECTION 6.01.
    No Use of Certain Retained Names. Purchaser shall, and shall cause its affiliates (including, after the Closing, the Transferred Entity) to, promptly, and in any event within 60 days after the Closing Date, (a) make all necessary filings and take all other necessary actions to discontinue any references to the Retained Names, (b) revise print advertising, product labeling and all other information or other materials, including any Internet or other electronic communications vehicles, to delete all references to the Retained Names and (c) change signage and stationery and otherwise discontinue use of the Retained Names, except with respect to the Transferred Inventory. In no event shall Purchaser or any of its affiliates (including, after the Closing, the Transferred Entity) use any Retained Names more than 60 days after the Closing in any manner or after the Closing for any purpose different from the use of such Retained Names by any member of the Seller Group during the 90-day period preceding the Closing Date. With respect to the Transferred Inventory, Purchaser may continue to sell such inventory, notwithstanding that it or its labeling or packaging bears one or more of the Retained Names, for a period of time after the Closing not to exceed six months. None of the foregoing provisions of this Section 6.01 shall be construed to obligate Purchaser or any of its affiliates (including, after the Closing, the Transferred Entity) to require any wholesaler, retailer or other merchant or customer of the Business to conduct itself in accordance therewith. After the Closing Date, Purchaser and its affiliates (including, after the Closing, the Transferred Entity) shall file applications to amend or terminate any certificate of assumed name or d/b/a filings, within 30 days after Purchaser or any of its affiliates (including, after the Closing, the Transferred Entity) shall have become aware of such assumed name or d/b/a filing so as to eliminate the right of Purchaser and its affiliates (including, after the Closing, the Transferred Entity) to use the Retained Names in such assumed name or d/b/a filing.
SECTION 6.02.
    Access to Information; Confidentiality. (%3) Until the Closing, upon reasonable written notice, and except in the case of an Action by Purchaser against Seller, Seller shall, and shall cause its subsidiaries to, with respect to the Business only and to the extent permitted by Law, afford to Purchaser and its Representatives reasonable access during normal business hours to all their properties, plants, books, systems, Contracts, commitments, personnel and Records relating to the Business (including (A) such access as is reasonably necessary for Purchaser to engage in timely and informed consultation with Seller with respect to the Port Wentworth Project and (B) financial Records, but excluding Tax Returns that are included in Section 1.02(b)(vii) (provided that work papers (or the relevant portions thereof) related thereto shall be made available to Purchaser upon its reasonable request) and Records that are included in Section 1.02(b)(viii)).
(d)
    From and after the Closing until the sixth anniversary of the date hereof, upon reasonable written notice, (i) Seller shall, and shall cause its subsidiaries to, the extent permitted by Law, afford Purchaser and its Representatives reasonable access during normal business hours to information relating to the Business, the Transferred Assets and the Assumed Liabilities for Tax, compliance, reporting or other reasonable business purposes and, during such period, Seller shall, and shall cause its subsidiaries to, furnish promptly to Purchaser, to the extent permitted by Law, all other information with respect to or concerning the Transactions as Purchaser may reasonably request and (ii) Purchaser shall, and shall cause its subsidiaries to, to the extent permitted by Law, afford Seller and its Representatives reasonable access during normal business hours to information relating to the Business, the Excluded Assets and the Retained Liabilities for Tax, compliance, reporting or other reasonable business purposes and, during such period, Purchaser shall, and shall cause its subsidiaries to, furnish promptly to Seller, to the extent permitted by Law, all other information with respect to or concerning the Transactions as Seller may reasonably request, in each case except in the case of an Action by one party against the other.
(e)
    Notwithstanding anything to the contrary in Section 6.02(a) or 6.02(b), any party may withhold (i) any documents (or portions thereof) or information that such party is obligated to keep confidential from the requesting party pursuant to the terms of a confidentiality agreement with a third party, (ii) any document (or portions thereof) or information which may constitute privileged attorney-client communications or attorney work product and the transfer of which, or the provision of access to which, as reasonably determined by such party’s counsel, constitutes a waiver of any such privilege (except that, after the Closing, Seller shall not withhold under this clause (ii) any such document or information relating to an Assumed Liability) and (iii) any document (or portions thereof) or information relating to pricing or other matters that are highly competitively sensitive if the exchange of such document (or portions thereof) or information, as reasonably determined by such party’s counsel, might reasonably result in a violation of antitrust Laws by such party or any of its affiliates. If any material is withheld by such party pursuant to the proviso to the preceding sentence, such party shall inform the other party as to the general nature of what is being withheld, and the parties shall use reasonable best efforts to obtain any consents necessary, or restructure the form of access, so as to permit the access requested. If so reasonably requested by Purchaser, Seller and Purchaser shall enter into a customary joint defense agreement with respect to the documents and information accessed pursuant to this Section 6.02. In respect of any request after the Closing Date, the party requesting such access agrees to reimburse the other party promptly for all reasonable and necessary out-of-pocket costs and expenses incurred in connection with any such request; provided, however, that such other party shall first consult with the requesting party with respect to costs and expenses of third-party service providers that are expected to be incurred in connection with the request before incurring such costs and expenses and shall not, without the consent of the requesting party, incur such third-party service provider costs and expenses if it would not have incurred such costs and expenses in response to its own need for comparable information arising in its other businesses. Upon Purchaser’s execution of a work paper access letter in customary form, Purchaser shall be afforded reasonable access by Seller to all information used by Seller and the other members of the Seller Group in the preparation of the Business Financial Statements.
(f)
    After the Closing Date, except in the case of an Action by one party against another party, each party hereto shall use commercially reasonable efforts to make available to each other party, upon written request, the former, current and future directors, officers, employees and other Representatives of the Business as witnesses, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees and other Representatives) may reasonably be required in connection with any Action in which the requesting party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting party shall bear all costs and expenses in connection therewith.

(g)
    After the Closing Date, Seller and Purchaser shall keep confidential, and shall cause their respective affiliates and instruct their respective Representatives to keep confidential, all confidential or non-public information received from the other party hereunder (including, in the case of Seller, the Purchaser Disclosure Letter) except as required by applicable Law or administrative process and except for information which is available to the public, other than as a result of a breach of this Section 6.02(e). Seller shall have the right to make and retain copies of all Transferred Assets that are the subject of Section 1.02(a)(xi) for Tax, compliance, reporting or other reasonable business purposes and, with respect to any such Transferred Assets that are confidential or non-public, Seller shall keep confidential any such copies in accordance with this Section 6.02(e). The covenant set forth in this Section 6.02(e) shall terminate three years after the Closing Date.
(h)
    Effective as of the Closing, information relating to the Business shall be deemed not to constitute Confidential Information (as defined in the Confidentiality Agreement) under the Confidentiality Agreement and Common Interest Information (as defined in the JDA) under the JDA, and information relating to the Seller Business shall remain Confidential Information (as defined in the Confidentiality Agreement) under the Confidentiality Agreement and information relating to the Purchaser and the Seller Business shall remain Common Interest Information (as defined in the JDA) under the JDA; provided, however, that if Purchaser has complied with its obligations under the last sentence of this Section 6.02(f), neither Purchaser nor any of its affiliates or Representatives (other than any Transferred Employee) shall have any liability for any unauthorized disclosure of information relating to the Seller Business by any Transferred Employee. Prior to the Closing, Seller shall, and shall cause its affiliates (including the Transferred Entity) to, take such steps as it may deem necessary to remove, erase, delete or otherwise destroy all Seller information (whether in print, electronic or other forms) that does not constitute a Transferred Asset and that is in the possession of any Business Employee who will become a Transferred Employee after the Closing. After the Closing Date, Purchaser shall, and shall cause its affiliates (including the Transferred Entity) to, instruct all Transferred Employees to promptly remove, erase, delete or otherwise destroy all Seller information (whether in print, electronic or other forms) in the possession of any Transferred Employee that does not constitute a Transferred Asset.
(i)
    Subject to Section 6.02(f), all information provided to Purchaser pursuant to Section 6.02(a) shall be held by Purchaser as Confidential Information (as defined in the Confidentiality Agreement) and shall be subject to the Confidentiality Agreement.
(j)
    Except as set forth in Section 6.02(f), this Section 6.02 shall be without prejudice to the Common Interest, Confidentiality and Joint Defense Agreement (the “JDA”) entered into on behalf of the parties as of March 31, 2016, which agreement shall continue in full force and effect in accordance with its terms.

SECTION 6.03.
    Reasonable Best Efforts. (%3) Subject to the terms and conditions set forth in this Agreement, and except as expressly provided in Section 6.04, each of the parties hereto shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to cause the Closing to occur in an expeditious manner, including using reasonable best efforts to (i) obtain all necessary or advisable actions or non-actions, waivers, consents and approvals from Governmental Entities and third parties, make all necessary or advisable registrations and filings (including filings with Governmental Entities, if any) and obtain an approval or waiver from, or avoid an action or proceeding by, any Governmental Entity or third party, (ii) obtain all necessary or advisable consents, approvals or waivers from third parties and (iii) defend against any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or any other Transaction Document or the consummation of the Transactions, including actions to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed. Purchaser and Seller shall not, and shall not permit any of their respective affiliates to, make any acquisitions of any Person or business or acquire any equity interests or pulp mill (or like facility) that would reasonably be expected to result in any of the conditions set forth in Article VII not being satisfied.
(a)
    Except as expressly provided in Section 6.04(c) and (d), Seller and Purchaser shall use reasonable best efforts to have any restraint or prohibition of the type described in Section 7.01(b) or 7.01(e) terminated as promptly as practicable.
SECTION 6.04.
    Antitrust Notification and Other Regulatory Filings. (%3) Each of Seller and Purchaser shall (i) file or cause to be filed as promptly as practicable, but in no event later than 15 Business Days following the execution and delivery of this Agreement (unless otherwise agreed by Seller and Purchaser), with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) all notification and report forms that may be required, in the reasonable opinion of Purchaser, for the Transactions, (ii) file or cause to be filed as promptly as practicable filings that may be necessary or advisable, in the reasonable opinion of Purchaser, with any other applicable Governmental Entities pursuant to any other Review Law and (iii) include in each such filing, notification and report form referred to in the immediately preceding clauses (i) and (ii) a request for early termination or acceleration of any applicable waiting or review periods, to the extent available under the applicable Review Laws. Any such filing, notification and report form and supplemental information shall be in substantial compliance with the applicable requirements of the HSR Act and other Review Laws. In addition, each of Seller and Purchaser shall file or cause to be filed as promptly as practicable, but in no event later than five Business Days following the execution and delivery of this Agreement, appropriate filings with the Federal Energy Regulatory Commission (the “FERC”) in connection with obtaining the FERC Approval, which filings shall be in substantial compliance with the applicable requirements of the Power Act. Each of Seller and Purchaser shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary or advisable under the HSR Act and other Review Laws and the Power Act. Each of Seller and Purchaser shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC, the DOJ, the FERC and any other applicable Governmental Entity and shall comply with any such inquiry or request as promptly as practicable. The parties shall promptly furnish to each other complete copies of any written submissions to any Governmental Entity in connection with this Section 6.04, subject to any reasonable redactions to protect highly competitively sensitive or otherwise confidential information. Each party shall use its reasonable best efforts to obtain the FERC Approval, expiration or termination of any waiting periods under the HSR Act, and any clearances required or advisable under other Review Laws for the consummation of the Transactions as promptly as practicable.
(k)
    Seller and Purchaser shall use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Review Law and the receipt of the FERC Approval as soon as practicable. Seller and Purchaser agree not to extend, directly or indirectly, any such waiting period or enter into any agreement with a Governmental Entity to delay or not to consummate the Transactions to be consummated on the Closing Date, except with the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that Purchaser may, following consultation with Seller, elect to withdraw and re-file its HSR notification and report form once so long as Purchaser has a good faith basis to conclude that doing so is reasonably likely to prevent the issuance of a “second request” in connection with the HSR Act. Seller and Purchaser agree not to have any substantive contact with any Governmental Entity in respect of any filing or proceeding contemplated by this Section 6.04 unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to participate. Seller shall not make any offer, acceptance or counter-offer to or otherwise engage in negotiations with any Governmental Entity with respect to any proposed settlement, consent decree, commitment or remedy, except as specifically agreed with Purchaser.
(l)
    If any Regulatory Legal Proceeding is instituted (or threatened to be instituted) challenging any of the Transactions, Seller and Purchaser shall use reasonable best efforts to contest such Regulatory Legal Proceeding until each such Regulatory Legal Proceeding is resolved pursuant to a settlement or a final nonappealable court order. Purchaser shall be entitled, in consultation with Seller, to direct the defense with respect to any Regulatory Legal Proceeding. Nothing in this Agreement shall restrict Purchaser from opposing by refusing to consent to, through litigation or otherwise, any request, attempt or demand by any Governmental Entity or other person for any divestiture, hold separate condition, or any other conditions, restrictions or requirements with respect to the assets or business of Purchaser or any of its affiliates (including the Transferred Assets); provided that Purchaser shall be permitted to refuse to provide its consent to any divestiture described in the proviso in Section 6.04(d) (through litigation or otherwise) only so long as (i) doing so would not reasonably be expected to prevent the Closing from occurring by the Outside Date and (ii) Purchaser is not doing so merely to delay the Closing.

(m)
    Notwithstanding anything in this Agreement to the contrary, Purchaser shall not be required to do or agree to do any of the following: (i) agree to sell or otherwise dispose of, hold separate (through the establishment of a trust or otherwise), or divest all or any material portion of the business, assets or operations of Purchaser or any of its affiliates or the business, assets or operations to be acquired by Purchaser pursuant hereto, (ii) create, terminate, or divest any material relationships, ventures, contractual rights or obligations of Purchaser or its affiliates or material relationships, ventures, contractual rights or obligations to be acquired by Purchaser pursuant hereto, (iii) agree to or otherwise become subject to any material limitations on (A) the right of Purchaser to control or operate its business (including the business to be acquired by Purchaser pursuant hereto) or assets (including the Transferred Assets) or (B) the right of Purchaser to exercise full rights of ownership of its business (including the business to be acquired by Purchaser pursuant hereto) or assets (including the Transferred Assets) and (iv) propose, negotiate, commit to or agree to do or permit to be done any of the foregoing, in each case as may be required under or with respect to any Review Law or the Power Act in order to cause the conditions to Closing to be satisfied in a timely manner; provided, however, that Purchaser shall, if necessary to resolve any objections that a Governmental Entity may assert under any Review Law with respect to the Transactions, agree to divest up to two of the facilities described in Section 6.04(d) of the Purchaser Disclosure Letter. If, prior to the Closing, Purchaser agrees with any Governmental Entity as contemplated by the foregoing sentence to divest more than one such facility to a third party, the Purchase Price shall be reduced by $50,000,000. If the Purchase Price is so reduced and Purchaser is thereafter irrevocably released from such divestiture obligation with respect to, and permitted to retain, all but one such facility or all such facilities, Purchaser shall, within five Business Days of such release, pay to Seller in cash by wire transfer of same day funds $50,000,000, plus interest thereon at a rate of 5% per annum, calculated on the basis of the actual number of days elapsed divided by 365, from and including the Closing Date to but excluding the date of payment.
SECTION 6.05.
    Notices. Between the date of this Agreement and the Closing, Purchaser shall give prompt notice to Seller of (i) any representation or warranty made by it contained in any Transaction Document that is qualified as to materiality or Material Adverse Effect becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under any Transaction Document; provided, however, that in either case, no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under the Transaction Documents.
SECTION 6.06.
    Non-Solicitation. Seller shall not, and shall not authorize or permit any of its subsidiaries to, and shall use commercially reasonable efforts to cause their respective Representatives not to, directly or indirectly, (a) solicit, initiate or knowingly encourage, or take any other action to knowingly facilitate, the making of any Acquisition Proposal or (b) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any confidential information with respect to, any Acquisition Proposal, except to notify any such Person of the existence of this Section 6.06.
SECTION 6.07.
    Employee Matters. (%3)Employee List. Section 6.07(a) of the Seller Disclosure Letter sets forth a list of the Business Employees as of the date hereof (the “Employee List”), identified by Seller identification number (not by name), with (i) each Business Employee’s title, base salary, wage rate or annualized fixed or guaranteed remuneration, start date, target bonus, 2016 long-term incentive grant value, employment status (i.e., part-time or full-time, exempt or non-exempt), an indication of whether or not such Business Employee’s employment is governed by a CBA, whether the Business Employee is active, inactive or on leave of absence and total recognized service and (ii) each Canada Business Employee’s date of birth and work permit status and type, in each case, subject to Seller’s obligations under applicable data privacy Laws or any other obligations to maintain the confidentiality of such information under applicable Law. Seller shall deliver to Purchaser an update to the Employee List at a reasonable time prior to the Closing Date and such update shall also include each Business Employee’s accrued and earned vacation days or other annual leave.
(a)
    Continuation of Employment. (%4) In the event the employment of a Business Employee does not automatically transfer to Purchaser or its subsidiaries on or after the Closing Date by operation of applicable Law (including through the Transferred Entity), then, no later than the earliest to occur of (A) in the case of each Switzerland Business Employee and each Hong Kong Business Employee, 30 days prior to the Closing Date, and in the case of each other Business Employee, 20 days prior to the Closing Date, (B) the date required by applicable Law, any Business Benefit Agreement or any applicable CBA, and (C) in the case of each Canada Business Employee, the date required to avoid the minimum severance benefits required by the Alberta Employment Standards Code, and in the case of all other Business Employees, the date required to avoid any Severance Obligations, Purchaser shall make offers of employment, effective as of 12:01 a.m. on the Closing Date (the “Transfer Time”), to each Business Employee. Offers pursuant to this Section 6.07(b) shall (1) be in a form reasonably acceptable to Seller, (2) comply with applicable Law, any applicable CBA and this Section 6.07 and (3) provide for terms and conditions of employment which, in the case of each Canada Business Employee, are sufficient to avoid all Severance Obligations other than the minimum severance benefits required by the Alberta Employment Standards Code, and in the case of all other Business Employees, are sufficient to avoid all Severance Obligations.
(i)
    Without limiting the generality of the foregoing, subject to the terms of any applicable CBA and applicable Law, any U.S. Business Employee who accepts such offer of employment and is not actively at work on the Closing Date by reason of disability leave or other extended leave protected by applicable Law shall become an employee of Purchaser or its subsidiaries only if such U.S. Business Employee returns from such leave within the twelve-month period immediately following the Closing Date (or any such longer period during which Seller or its subsidiaries, or Purchaser or its subsidiaries, are required by applicable Law to employ such U.S. Business Employee upon his or her return from such leave) and is able to perform substantially the same functions and responsibilities required of the position that such U.S. Business Employee held prior to such leave with such accommodations as may be required by applicable Law, in which case such U.S. Business Employee shall commence employment with Purchaser as of the date such U.S. Business Employee returns from such leave and can perform such functions and responsibilities, rather than the Closing Date (all references in this Agreement to the Transfer Time with respect to any such Business Employee shall be construed as references to the time, if any, such U.S. Business Employee commences active employment with Purchaser or its subsidiaries). Any Non-U.S. Business Employee who accepts such offer of employment and is not actively at work on the Closing Date by reason of disability leave or other extended leave protected by applicable Law shall nonetheless become an employee of Purchaser or its subsidiaries on the Closing Date.
(ii)
    In the event the employment of a Business Employee can transfer automatically to Purchaser or its subsidiaries upon the Closing Date or later by operation of applicable Law (including through the Transferred Entity), Seller and Purchaser shall, and shall cause their respective subsidiaries to, take all actions under applicable Law and all other actions as are necessary or appropriate such that the employment of such Business Employee will transfer to Purchaser or its subsidiaries automatically as of the Transfer Time or such later time. Transfers of employment pursuant to this Section 6.07(b)(iii) shall comply with applicable Law, any applicable CBA and this Section 6.07.
(iii)
    Effective as of the applicable Transfer Time, each Transferred Employee shall cease to be eligible to accrue benefits under any Business Benefit Plan (other than any Business Benefit Plan maintained by the Transferred Entity).
(iv)
    Nothing herein shall be construed as a representation or guarantee by Seller or any other member of the Seller Group that any particular Business Employee or Business Employees will accept the offer of employment from Purchaser or will continue in employment with Purchaser following the Transfer Time.
(v)
    For the avoidance of doubt, Seller shall retain all Liabilities in respect of any individuals who had been employees of the Business, but who ceased to be employed in the Business prior to the date hereof, and all Business Employees who do not become Transferred Employees; provided that Purchaser shall be liable for any Severance Obligations that are allocated to Purchaser under Section 6.07(j).
(b)
    Prior Service Credit. From and after the applicable Transfer Time, Purchaser shall give or cause the appropriate subsidiary of Purchaser (including the Transferred Entity) to give to each Transferred Employee full credit for purposes of eligibility to participate, vacation accrual and other paid time off, severance or separation entitlements (whether under a CBA, statute or common law), long-service pay and vesting under any employee benefit plan or arrangement provided, maintained or contributed to by Purchaser or any of its subsidiaries (including the Transferred Entity) for such Transferred Employee’s service with Seller and its subsidiaries, and with any predecessor employer, to the extent recognized by Seller and its subsidiaries and affiliates for such purposes immediately prior to the applicable Transfer Time, except to the extent such credit would result in the duplication of benefits for the same period of service. Purchaser shall be responsible for the provision of all such obligations arising in respect of services performed after the Closing. Notwithstanding the foregoing, Purchaser and its subsidiaries (including the Transferred Entity) shall not be required to provide credit for such service for benefit accrual purposes under any employee benefit plan or arrangement of Purchaser or its subsidiaries (including the Transferred Entity) that is a defined benefit pension plan, except (i) to the extent required under any applicable CBA or applicable Law or (ii) with respect to any Geneva Pension Plan that is sponsored by Weyerhaeuser International Inc. immediately prior to the Closing Date and is an Assumed Benefit Plan; provided that, in no event shall the Purchaser’s provision of such credit result in a duplication of benefits.
(c)
    Continuation of Compensation and Benefits. Without limiting the generality of Section 6.07(b), during the applicable Continuation Period Purchaser shall, and shall cause its subsidiaries (including the Transferred Entity) to, provide each Transferred Employee with his or her applicable Specified Compensation and Benefits.
(d)
    Assumption of Liabilities. Except as otherwise expressly provided in this Agreement or in Section 6.07(e) of the Seller Disclosure Letter, Seller shall remain solely responsible for all employment and employee benefit-related matters, obligations, liabilities and commitments with respect to all Transferred Employees and their dependents and beneficiaries (regardless of when or where such matters, obligations, liabilities and commitments arose or arise or were or are incurred) under or with respect to any Business Benefit Plan or Business Benefit Agreement other than any Assumed Benefit Plan or Assumed Benefit Agreement, including any required notice of termination, termination or severance pay (contractual, statutory or at common law) arising under circumstances other than those described in Section 6.07(j), together with all wages, bonuses, vacations, vacation pay (including days in lieu), benefits, source deductions and other remuneration accrued prior to the Closing.
(e)
    Cash Bonus and Incentive Compensation Plans; Retention Arrangements. (%4)Seller shall, or shall cause its subsidiaries to, pay each Transferred Employee as soon as practicable following the Closing, but in any event no later than the times required under each such plan or arrangement, an amount equal to the amount such Transferred Employee would have been eligible to receive under the terms of the bonus and incentive compensation plans or arrangements of Seller and its subsidiaries, other than those maintained by the Transferred Entity, for services rendered prior to the date that the employee becomes a Transferred Employee, calculated as if the Transferred Employee had been employed by the Seller on the last day of the year including the applicable Transfer Time and assuming achievement of applicable goals and conditions at target performance levels based on the assumption used to record accruals in the Business Financial Statements, multiplied by a fraction, the numerator of which shall be the number of days which have elapsed in such year through the Transfer Time and the denominator of which is 365.
(i)
    Effective as of the Closing Date, the Transferred Entity shall retain all liability for compensation payable to the Transferred Employees under each cash-based bonus or incentive compensation plan or arrangement maintained by the Transferred Entity, whether relating to performance periods elapsed prior to or following the applicable Transfer Time, and following the applicable Transfer Time at the times required under each such plan or arrangement, Purchaser shall, or shall cause its subsidiaries (including the Transferred Entity) to, make any and all payments to the Transferred Employees required in accordance with the terms of such plans or arrangements with respect to such performance periods, in each case, in an amount no less than the amount each Transferred Employee would have been eligible to receive for the applicable performance period had such Transferred Employee remained an employee of Seller or its subsidiaries through the requisite date (or, in the case of any such Transferred Employee whose employment terminates following the Transfer Time and prior to such requisite date under circumstances entitling such Transferred Employee to a prorated payment under such plan or arrangement, through the date of such termination), based on actual achievement of applicable performance goals.
(ii)
    For the avoidance of doubt, Seller shall, or shall cause its subsidiaries to, retain all liability, without limitation, for retention arrangements including the retention letter agreements set forth in Section 6.07(f)(iii) of the Seller Disclosure Letter and comply with each such arrangement pursuant to its terms as in effect as of the Closing Date. The Liabilities described in the immediately preceding sentence shall be Retained Liabilities.
(a)
    Certain Welfare Benefits Matters. (%4) Effective as of immediately following the Closing and applicable to claims incurred with respect to any Transferred Employee (or any dependent or beneficiary thereof) after the applicable Transfer Time, Purchaser shall, and shall cause its subsidiaries (including the Transferred Entity) to, have in effect for the benefit of the Transferred Employees employee welfare benefit plans, programs and arrangements providing access to medical, dental, health, non-occupational short-term disability and long-term disability benefits and any other employee welfare benefit plans, programs and arrangements required by applicable Law, but (without limiting the generality of Sections 6.07(b) or 6.07(d)) expressly excluding any retiree medical benefits (collectively, the “Purchaser Welfare Plans”). Purchaser shall, and shall cause its subsidiaries (including the Transferred Entity (A) waive all limitations as to pre-existing conditions, exclusions and waiting periods and actively-at-work requirements with respect to participation and coverage requirements applicable to the Transferred Employees and their dependents and beneficiaries under the Purchaser Welfare Plans, to the extent waived under the applicable corresponding Business Benefit Plan immediately prior to the applicable Transfer Time, and (B) provide each Transferred Employee and his or her eligible dependents and beneficiaries with credit under the terms of the Purchaser Welfare Plans for any co-payments and deductibles paid under the applicable corresponding Business Benefit Plans prior to the applicable Transfer Time in the calendar year in which the applicable Transfer Time occurs for purposes of satisfying any applicable deductible or out-of-pocket requirements (and any annual and lifetime maximums) under any Purchaser Welfare Plan in which such Transferred Employee participates.
(vi)
    From and after the Closing Date, Purchaser shall assume all Liabilities of Seller and its subsidiaries (including the Transferred Entity) to the Transferred Employees (and their eligible dependents and beneficiaries) in respect of health insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, the Health Insurance Portability and Accountability Act of 1996, Sections 601 et seq. and Sections 701 et seq. of ERISA, Section 4980B and Sections 9801 et seq. of the Code and applicable state or similar Laws, which Liabilities shall be Assumed Liabilities.
(vii)
    From and after the applicable Transfer Time, Seller and its subsidiaries (other than the Transferred Entity) shall retain all Liabilities in accordance with the Business Benefit Plans for payment of all medical, dental, vision, health, non-occupational short-term disability benefit and long-term disability benefit claims (collectively, “Welfare Benefit Claims”) incurred under such plans prior to the applicable Transfer Time with respect to any Transferred Employee (or any dependent or beneficiary thereof), which Liabilities shall be Retained Liabilities, and Purchaser and its subsidiaries (including the Transferred Entity) shall not assume any Liability with respect to such Welfare Benefit Claims, except that such Liabilities shall be Assumed Liabilities, to the extent required by applicable Law or to the extent such Welfare Benefit Claims (A) are incurred under any Assumed Benefit Plan or (B) are insured under an insurance policy in respect of which (1) the Transferred Entity (or, as of the Closing, Purchaser or its subsidiaries) becomes the beneficiary or (2) a Transferred Employee (or any dependent or beneficiary thereof) is the beneficiary and such insurance policy transfers with such Transferred Employee pursuant to applicable Law to Purchaser and its subsidiaries (including the Transferred Entity) as of the Closing. For the purposes of this Section 6.07(g)(iii) and Section 6.07(g)(i), a claim shall be deemed to be incurred as follows: (i) life, accidental death and dismemberment, and business travel accident insurance benefits and long-term disability benefits, upon the death, disability or accident giving rise to such benefits, (ii) health, dental and prescription drug benefits (including in respect of any hospital confinement), upon provision of such services, materials or supplies, and (iii) non-occupational short-term disability benefits, upon the occurrence of the event giving rise to the claim for such benefit payment.

(viii)
    Seller shall, or shall cause its subsidiaries to, provide each Canada Business Employee and New Bern Business Employee who has satisfied the eligibility criteria to receive benefits under the post-retirement health and life insurance plans of Seller and its affiliates (other than the requirement to have terminated employment) (such plans, collectively, the “Seller Retiree Welfare Plans”) as of immediately prior to the applicable Transfer Time with welfare benefit coverage under the applicable Seller Retiree Welfare Plan from and after the applicable Transfer Time in accordance with the terms of the applicable Seller Retiree Welfare Plans.
(i)
    From and after the Closing Date, (A) all claims for workers’ compensation benefits for Business Employees that are incurred prior to the Closing Date (or prior to the applicable Transfer Time, in the case of U.S. Inactive Employees) shall be covered under the workers’ compensation plans of Seller and its subsidiaries and (B) all claims for workers’ compensation benefits for Transferred Employees that are incurred on or following the Closing Date (or on or following the applicable Transfer Time, in the case of U.S. Inactive Employees) shall be covered under the workers’ compensation plans of Purchaser and its subsidiaries. A claim for workers’ compensation benefits shall be deemed to be incurred when the event giving rise to the claim (the “Workers’ Compensation Event”) occurs. If the Workers’ Compensation Event occurs over a period both preceding and following the Closing Date (or preceding and following the applicable Transfer Time, in the case of U.S. Inactive Employees), the claim shall be jointly covered under the workers’ compensation plans of Seller and its subsidiaries and the workers’ compensation plans of Purchaser and its subsidiaries, and shall be equitably apportioned among such plans based upon the relative periods of time that the Workers’ Compensation Event transpired preceding and following the Closing Date (or preceding and following the applicable Transfer Time, in the case of U.S. Inactive Employees).
(b)
    Tax-Qualified Savings/401(k) Plan/Seller’s Deferred Compensation Plan/Canada Registered Pension Plan.
(i)
    Without limiting the generality of Sections 6.07(b)(i)(3) and 6.07(d), effective no later than the Closing Date, Purchaser or its affiliates shall have in effect one or more defined contribution plans that include a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (and a related trust exempt from tax under Section 501(a) of the Code) (collectively, the “Purchaser 401(k) Plan”). Each Transferred Employee participating in a Business Benefit Plan that is a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Business 401(k) Plan”) as of immediately prior to the applicable Transfer Time shall be fully vested in his or her account balance under the Business 401(k) Plan. Each Transferred Employee participating in the Business 401(k) Plan immediately prior to the applicable Transfer Time shall become a participant in the

Purchaser 401(k) Plan as of the applicable Transfer Time and each other Transferred Employee shall be eligible to participate in the Purchaser 401(k) Plan, subject to any applicable waiting period.
(ii)
    Purchaser shall cause the Purchaser 401(k) Plan to accept a “direct rollover” to such Purchaser 401(k) Plan of the account balances of each Transferred Employee (other than any portion thereof pertaining to an outstanding loan to the Transferred Employee) under the Business 401(k) Plan in which such Transferred Employee participates, if such direct rollover is elected in accordance with applicable Law by such Transferred Employee.
(iii)
    From and after the Closing Date, Seller and its subsidiaries shall retain all assets and Liabilities under Seller’s nonqualified deferred compensation plan maintained for the benefit of the Business Employees in the United States and such liabilities shall be Retained Liabilities.
(iv)
    Effective no later than the Closing Date, Purchaser or its affiliates shall have in effect a “registered pension plan” (within the meaning of Section 248(l) of the Income Tax Act (Canada)) that contains a “money purchase provision” (within the meaning of Section 147.1(1) of the Income Tax Act (Canada). Each Canada Business Employee who becomes a Transferred Employee and participates in a registered pension plan of Seller as of immediately prior to the applicable Transfer Time shall be offered enrollment in the money purchase provision of Purchaser’s corresponding registered pension plan in Canada as of the applicable Transfer Time.
(c)
    Accrued Vacation. Effective as of the applicable Transfer Time, to the extent permitted by applicable Law or the terms of any applicable CBA, Purchaser shall assume Liability for all vacation days or other annual leave (other than “banked” vacation days, as such term is used under Seller’s vacation policies) accrued or earned but not yet taken by each Transferred Employee as of the applicable Transfer Time, as determined pursuant to Seller’s policies and reflected on Seller’s books and records (the “Accrued Vacation Days”), which Liabilities shall be Assumed Liabilities. Seller shall pay each Transferred Employee, within 20 Business Days following the applicable Transfer Time, an amount equal to any “banked” vacation days standing to such Transferred Employee’s credit as of the applicable Transfer Time. In the event that any Transferred Employee is entitled under applicable Law or the terms of any applicable CBA to be paid for any Accrued Vacation Days on or after the applicable Transfer Time, (i) Purchaser or its applicable subsidiary or, solely to the extent required by applicable Law or the terms of any applicable CBA (as reasonable determined by Seller), Seller or its applicable subsidiary, shall pay any required amounts to such Transferred Employee, (ii) such amounts, whether or not paid by Seller or its applicable subsidiary, shall remain Assumed Liabilities and (iii) to the extent any such amounts are paid by Seller or its subsidiaries, Seller or the applicable subsidiary shall be entitled to indemnification pursuant to Section 10.02 with respect thereto. From and after the applicable Transfer Time, Purchaser shall, and shall cause its subsidiaries (including the Transferred Entity) to, honor all the Accrued Vacation Days for which payment is not made pursuant to the immediately preceding sentence. In the event that Purchaser is required by applicable Law or the terms of any applicable CBA to assume any “banked” vacation days standing to a Transferred Employee’s credit as of the applicable Transfer Time, Liability for such “banked” vacation days shall remain Retained Liabilities and Purchaser shall be entitled to indemnification pursuant to Section 10.02 with respect thereto.
(d)
    Severance. (%4) The parties intend that Transferred Employees shall have continuous and uninterrupted employment immediately before and immediately after the applicable Transfer Time, and that, except as provided in Section 6.07(l) for purposes of any severance or termination benefit plan, program, policy, agreement or arrangement of Seller, Purchaser or any of their respective subsidiaries or affiliates, the Transactions shall not constitute a severance of employment of any Transferred Employee prior to or upon the consummation of the Transactions. Without limiting the generality of Sections 6.07(b)(i)(3) and 6.07(d), Purchaser shall, and shall cause its subsidiaries (including the Transferred Entity) to, provide each Transferred Employee whose employment is terminated by Purchaser or its subsidiaries (including the Transferred Entity) during the applicable Continuation Period with severance benefits that are no less favorable than the severance benefits that would have been provided to such Transferred Employee in the event of such a termination of employment under the applicable CBA, Business Benefit Plan or Business Benefit Agreement as in effect with respect to such Transferred Employee as of immediately prior to the Closing Date, taking into account such Transferred Employee’s service with Seller and its subsidiaries (including the Transferred Entity) or with any predecessor employer and such Transferred Employee’s service with Purchaser and its subsidiaries (including the Transferred Entity).
(i)
    Assumed Liabilities shall include any Liabilities that may result from claims made by any Business Employee for any Severance Obligations (A) directly resulting from any failure by Purchaser or its subsidiaries to comply with this Section 6.07 or (B) arising out of, relating to or in connection with (1) any failure by Purchaser or its subsidiaries to offer employment to such Business Employee, such Business Employee’s refusal to accept an offer of employment from Purchaser or its subsidiaries that fails to comply with this Section 6.07, or such Business Employee’s refusal to commence employment with or objection to the automatic transfer of employment to Purchaser and its subsidiaries under terms and conditions of employment that fail to comply with this Section 6.07, including in each case Seller’s termination of employment of any such Business Employee or (2) Purchaser’s or its subsidiary’s employment or termination of employment of any Transferred Employee on or following the applicable Transfer Time. In the event that, pursuant to applicable Law or applicable CBA, any action or omission by Purchaser or any of its subsidiaries at or after the Transfer Time to amend or otherwise modify any terms and conditions of a Transferred Employee's employment causes (x) the offer of employment to such Transferred Employee to not provide for the terms and conditions of employment required by Section 6.07(b)(i) or (y) the transfer of such Transferred Employee's employment to Purchaser to not have occurred automatically by operation of applicable Law or to otherwise not comply with Section 6.07(b)(iii), then, for purposes of this Section 6.07(j), any Liabilities that may result from claims made by such Transferred Employee for any Severance Obligations shall be deemed to directly result from a failure by Purchaser or its subsidiaries to comply with this Section 6.07, as described in Section 6.07(j)(ii)(A). In the event that any Business Employee does not become a Transferred Employee as a result of any of the circumstances described in Sections 6.07(j)(ii)(A) or 6.07(j)(ii)(B)(1) and Seller and its subsidiaries are not permitted at Applicable Law or an applicable CBA to terminate the employment of such Business Employee within the 90-day period following the Closing Date (or, in the case of any U.S. Inactive Employee, within the 90-day period after the employee returns to work) or following a legally or contractually mandated notice period thereafter, then an amount equal to the value of the Severance Obligations that such Business Employee (or U.S. Inactive Employee) would have received if Seller or its subsidiaries had been permitted to terminate his or her employment on the Closing Date shall be treated as an Assumed Liability and Seller shall be entitled to indemnification under Section 10.02 with respect thereto. Under no circumstances shall Purchaser bear any liability for severance payments or termination benefits with respect to (i) a Business Employee to whom an offer of employment that complies with the pertinent provisions of Section 6.07 is made but who declines to accept such offer or (ii) a Business Employee to whom an offer of employment that complies with the pertinent provisions of Section 6.07 is made and who accepts such offer but who, other than as a result of any action or omission by Purchaser or any of its subsidiaries described in this Section 6.07(j), is nevertheless entitled to severance payments or termination benefits under an employee benefit plan of Seller or any of its affiliates.
(a)
    Seller Pension Plans. Except with respect to any Liabilities that transfer to Purchaser or its subsidiaries pursuant to applicable Law (including through the Transferred Entity), (i) from and after the Closing Date, Seller and its subsidiaries shall retain all assets and Liabilities under (A) Seller’s tax-qualified and nonqualified defined benefit pension plans maintained for the benefit of the Business Employees and (B) each “registered pension plan” (within the meaning of Section 248(l) of the Income Tax Act (Canada)) that is sponsored, administered or contributed to by the Seller or any of its subsidiaries, whether in respect of a “defined benefit provision” or a “money purchase provision” (as each is defined in Section 147.1(l) of the Income Tax Act (Canada)), which Liabilities shall be Retained Liabilities. In respect of the plans described in the foregoing clauses (A) and (B), Seller shall make payments to Transferred Employees with vested rights thereunder in accordance with the terms of the applicable plan and applicable Law, as in effect from time to time and, effective as of the applicable Transfer Time, each Transferred Employee shall cease active benefit accrual in such plans and service performed for, and compensation earned from, any employer other than Seller or its subsidiaries (or their predecessors, to the extent recognized under the applicable plan), shall not be taken into account for any purpose under the applicable plan. As of the applicable Transfer Time, each Transferred Employee who participates in a defined benefit pension plan shall be fully vested in his or her accrued benefits thereunder.

(b)
    Collectively Bargained Employees. (%4) From and after the Closing Date, Purchaser shall, and shall cause its subsidiaries (including the Transferred Entity) to, comply with the terms of, and assume all Liabilities and obligations of Seller and its subsidiaries (including the Transferred Entity) with respect to, each CBA as in effect as of immediately prior to the Closing Date, and to comply with all applicable Laws with respect thereto, until such time as Purchaser or its subsidiaries (including the Transferred Entity) negotiate an alternative contract or bargaining agreement or agreements. Such Liabilities shall be Assumed Liabilities. Without limiting the generality of Sections 6.07(b)(iv), 6.07(c), 6.07(k) and 6.07(n) and this Section 6.07(l), until such time as Purchaser or its subsidiaries (including the Transferred Entity) negotiate an alternative contract or bargaining agreement or agreements: (A) Purchaser shall, and shall cause its subsidiaries to, comply with the terms of the CBA identified on Schedule 6.07(l) of the Seller Disclosure Letter as in effect as of immediately prior to the Closing Date with respect to all obligations to provide defined benefit pension benefits to the Transferred Employees covered by such CBA; (B) Purchaser shall, and shall cause its subsidiaries to, give credit to each Transferred Employee covered by such CBA for purposes of eligibility for early retirement reduction factors with respect to such defined benefit pension benefits for such Transferred Employee’s service with Seller and its subsidiaries, and with any predecessor employer, to the same extent recognized by Seller and its subsidiaries and affiliates immediately prior to the applicable Transfer Time; (C) each Transferred Employee covered by such CBA shall cease active benefit accrual in Seller’s tax-qualified defined benefit pension plan as of the applicable Transfer Time; and (D) Seller and its subsidiaries shall not give credit to any Transferred Employee covered by such CBA for any purpose under Seller’s tax-qualified defined benefit pension plan for such Transferred Employee’s service with Purchaser and its subsidiaries and affiliates or age attained following the applicable Transfer Time.
(v)
    Purchaser agrees to recognize the unions set forth on Section 6.07(l) of the Seller Disclosure Letter as the sole and exclusive collective bargaining agents as of the Closing Date and immediately thereafter for the Transferred Employees represented by such unions as of immediately prior to the Closing Date.
(vi)
    Without limiting the generality of Section 6.07(e), Purchaser acknowledges and agrees that all grievances, references, arbitrations and unfair labor practice charges under any CBA that are made, filed, commenced or instituted before or after the Closing Date, including those based substantially on events or circumstances that occurred, existed or were initiated before the Closing Date, will be Assumed Liabilities.
(vii)
    Notwithstanding anything to the contrary in this Section 6.07, Purchaser further agrees that the provisions of this Section 6.07 shall be subject to any applicable provision of a CBA in respect of Transferred Employees, to the extent such provision of this Section 6.07 is inconsistent with or otherwise in conflict with the provisions of any such CBA.

(c)
    Flexible Spending Account Plans. From and after the Closing Date, for purposes of the account balances of the Seller flexible spending account plan maintained in the United States with respect to Transferred Employees and their dependents (the “Seller Flexible Spending Account Plan”), which Liabilities shall be Retained Liabilities, Seller shall treat Transferred Employees who made elections under the Seller Flexible Spending Account Plan for the plan year in which the Closing Date occurs as if they are terminated employees.
(d)
    No Benefit Plan Transfers. Notwithstanding anything herein to the contrary, other than (i) as required by applicable Law with respect to an Assumed Benefit Plan or Assumed Benefit Agreement or (ii) as a result of direct rollovers from the Seller 401(k) Plan to the Purchaser 401(k) Plan, there shall be no transfer of assets from any Business Benefit Plan to any employee benefit plan or arrangement maintained by Purchaser or its subsidiaries, except as otherwise may be agreed by and between both parties.
(e)
    WARN Act. Purchaser shall provide any required notice under the Worker Adjustment and Retraining Notification Act, as amended, and any similar Federal, state or local Law or regulation (collectively, the “WARN Act”), and to otherwise comply with the WARN Act with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event affecting Business Employees (including as a result of the consummation of the Transactions) and occurring on or after the Closing. Purchaser shall not, and shall cause its subsidiaries (including the Transferred Entity) not to, take any action after the Closing Date that would cause any termination of employment of any employees by Seller or its subsidiaries that occurs on or before the Closing Date to constitute a “plant closing” or “mass layoff” or group termination under the WARN Act or that would create any liability or penalty to Seller or its subsidiaries for any employment terminations under applicable Law, and Purchaser shall indemnify Seller and its subsidiaries against all Liabilities in respect of any claim brought as a result of any such action. Seller shall notify Purchaser prior to the Closing of any layoffs of any Business Employees in the 90-day period prior to the Closing.
(f)
    Work Permit; Consultation. In the event that any Transferred Employee requires a work permit or employment pass or other approval for his or her employment to continue with Purchaser or its subsidiaries (including the Transferred Entity) following the Closing, Purchaser shall use its best efforts to ensure that any necessary applications are promptly made and to secure the necessary permit, pass or other approval. Purchaser shall comply with all applicable Laws relating to notification of works councils, unions and relevant governmental bodies, and negotiations with works councils and/or unions in respect of the Transactions and shall bear all expenses of any compensation resulting from negotiations with works councils and/or unions.
(g)
    Employment Tax Reporting Responsibility. Purchaser and Seller hereby agree to follow the standard procedure for United States employment tax reporting as provided in Section 4 of

Rev. Proc. 2004-53, 2004-2 C.B. 320. Accordingly, Seller shall have United States employment tax reporting responsibilities up to and including the Closing Date for Transferred Employees; and Purchaser shall have United States employment tax reporting responsibilities for Transferred Employees effective following the Closing Date.
(h)
    Transfer Regulations. To the extent applicable, the parties hereto acknowledge the application of the Transfer Regulations and acknowledge and agree that they shall, and shall cause their respective subsidiaries to, comply with the Transfer Regulations.
(i)
    Administration. Following the date hereof, the parties hereto shall reasonably cooperate in all matters reasonably necessary to effect the transactions contemplated by this Section 6.07, including exchanging information and data relating to workers’ compensation, employee benefits and employee benefit plan coverage (except to the extent prohibited by applicable Law), encouraging the Business Employees to accept Purchaser’s offers of employment made pursuant to Section 6.07(b), obtaining any Governmental Approvals required hereunder and obtaining the work permits or employment passes or other approvals and notifying and negotiating with works councils, unions and relevant governmental bodies as described in Section 6.07(p).
(j)
    No Third Party Beneficiaries. No provision of this Section 6.07 shall create any third party beneficiary rights in any current or former employee (including any beneficiary or dependent thereof) of Seller or its subsidiaries (including the Transferred Entity). Nothing herein shall (i) guarantee employment for any period of time or preclude the ability of Purchaser and its subsidiaries (including the Transferred Entity) to terminate the employment of any Transferred Employee at any time and for any reason, (ii) require Purchaser or its subsidiaries to continue any employee benefit plans or arrangements or prevent the amendment, modification or termination thereof after the Closing Date or (iii) amend any Business Benefit Plan or Business Benefit Agreement or other employee benefit plans or arrangements.
SECTION 6.08.
    Fees and Expenses. Except as otherwise expressly provided in any Transaction Document, all fees and expenses (including fees, commissions and expenses of financial institutions, brokers, investment bankers, financial advisors, legal counsel, auditors and title companies) incurred in connection with the Transactions shall be paid by the party incurring such fees or expenses. Notwithstanding the foregoing, Seller and Purchaser shall share equally (i) any and all fees and out-of-pocket expenses (other than attorneys’ fees) that may be reasonably required in connection with obtaining, whether before or after the Closing, the consents referred to in Section 1.03(a), and (ii) the filing fees required under the HSR Act, Power Act and the other applicable Review Laws. This Section 6.08 does not relate to (i) Transfer Taxes, which are the subject of Section 9.02 and (ii) the fees and expenses allocated pursuant to Section 6.17.
SECTION 6.09.
    Public Announcements. Seller, on the one hand, and Purchaser, on the other hand, shall consult with each other and shall mutually agree upon any press release or other public statements with respect to the Transactions and shall not issue any such press release or make any such public statement prior to such consultation and agreement, other than any press release or other public statement that only contains information and statements that have been previously approved by the parties pursuant to this Section 6.09, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any U.S. national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use commercially reasonable efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement and shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance.
SECTION 6.10.
    Certain Agreements. (%3) At the Closing, Seller and Purchaser (or a Purchaser Sub, as applicable) shall enter into an Intellectual Property License Agreement in substantially the form set forth in Exhibit A.
(a)
    At the Closing, Seller and Purchaser (or a Purchaser Sub, as applicable) shall enter into Site Services Agreements in substantially the form set forth in Exhibit B (subject to Section 6.17(c)(i)) providing for the goods and services described therein.
(b)
    At the Closing, Seller and Purchaser (or a Purchaser Sub, as applicable) shall enter into Supply Agreements in substantially the form set forth in Exhibit C providing for the supply of goods and services described therein.
(c)
    At the Closing, Seller and Purchaser (or a Purchaser Sub, as applicable) shall enter into a Sublease Agreement in substantially the form set forth in Exhibit D.
(d)
    As of the date hereof, Seller and a European Economic Area Purchaser Sub shall enter into a Data Processing Agreement in substantially the form set forth in Exhibit E.
(e)
    At the Closing, Seller and a European Economic Area Purchaser Sub shall enter into the Transferred Entity Share Purchase Agreement in substantially the form set forth in Exhibit F.
(f)
    Purchaser acknowledges that, as of the Closing, neither Seller nor any other member of the Seller Group shall have any obligation to provide any support or other goods or services to Purchaser or the Business other than those services expressly required to be provided pursuant to the Ancillary Agreements.
SECTION 6.11.
    Bulk Transfer Laws. Purchaser hereby waives compliance by Seller and any other member of the Seller Group with the provisions of any so called “bulk transfer laws” of any jurisdiction in connection with the Acquisition.
SECTION 6.12.
    Refunds and Remittances. After the Closing, if Seller or any of its affiliates receives any refund or other amount which is a Transferred Asset or is otherwise properly due and owing to Purchaser and the Purchaser Subs in accordance with the terms of this Agreement, Seller promptly shall remit, or shall cause to be remitted, such amount to Purchaser, or the relevant Purchaser Sub as designated by Purchaser, at the address set forth in Section 11.02. After the Closing, if Purchaser or any of its affiliates receives any refund or other amount which is an Excluded Asset or is otherwise properly due and owing to Seller or any of its affiliates in accordance with the terms of this Agreement, Purchaser promptly shall remit, or shall cause to be remitted, such amount to Seller at the address set forth in Section 11.02. After the Closing, if Purchaser or any of its affiliates receives any refund or other amount which is related to claims (including workers’ compensation), litigation or other matters for which Seller is responsible hereunder, and which amount is not a Transferred Asset, or is otherwise properly due and owing to Seller in accordance with the terms of this Agreement, Purchaser promptly shall remit, or cause to be remitted, such amount to Seller at the address set forth in Section 11.02. After the Closing, if Seller or any of its affiliates receives any refund or other amount which is related to claims (including workers’ compensation), litigation or other matters for which Purchaser is responsible hereunder, and which amount is not an Excluded Asset, or is otherwise properly due and owing to Purchaser and the Purchaser Subs in accordance with the terms of this Agreement, Seller promptly shall remit, or cause to be remitted, such amount to Purchaser, or the relevant Purchaser Sub as designated by Purchaser at the address set forth in Section 11.02.
SECTION 6.13.
    Leased Vehicles and Forklifts. The parties understand and agree that the vehicles and forklifts set forth on Section 6.13 of the Seller Disclosure Letter (as amended prior to the Closing in accordance with this Section 6.13) are part of Seller’s “lease pool” and are used on the Transferred Real Property or in connection with the ownership, operation or conduct of the Business (the “Transferred Vehicles and Forklifts”). The parties shall, and shall cause their respective subsidiaries to, use their commercially reasonable efforts to work together (and, if necessary and desirable, to work with the third party to any applicable Contract) in an effort to transfer the Transferred Vehicles and Forklifts to Purchaser’s “lease pool” and/or to Purchaser pursuant to arrangements between Purchaser and the applicable lessor, in each case, in a lawful, contractually permissible and commercially reasonable manner. If the parties or their respective affiliates are not able to enter into arrangements to transfer any of the Transferred Vehicles and Forklifts pursuant to the immediately preceding sentence prior to the Closing, the Closing shall, subject to Section 2.01 and the satisfaction of the conditions set forth in Article VII and unless this Agreement is terminated in accordance with Article VIII, nonetheless take place and Purchaser shall purchase such Transferred Vehicles and Forklifts from Seller at a price per item to be calculated in accordance with the applicable Contract pursuant to which Seller or the applicable member of the Seller Group leases such item, each of which is listed in Section 6.13 of the Seller Disclosure Letter (the sum of such per item prices, if any, the “Lease Buyout Amount”), which Lease Buyout Amount, if any, (i) shall be included in the Purchase Price as provided for in Section 1.01 and (ii) shall be delivered by Seller to the applicable lessor of such Transferred Vehicles and Forklifts. Seller shall be permitted to update Section 6.13 of the Seller Disclosure Letter to reflect any changes to the Seller’s “lease pool” following the execution of this Agreement (to the extent such changes are permissible under Section 5.01), which updated Section 6.13 (x) shall be delivered to Purchaser at least ten business days prior to the Closing Date and (y) shall constitute Section 6.13 of the Seller Disclosure Letter for all purposes of this Agreement from and after the date of its delivery. At least ten Business Days prior to the Closing Date, Seller shall provide Purchaser with (1) its calculation, in reasonable detail, of the Lease Buyout Amount and (2) reasonable backup documentation. Notwithstanding anything in this Agreement to the contrary, in no event shall any Contract to which Seller or any other member of the Seller Group is a party or by which Seller or any other member of the Seller Group is bound and which provides for the lease of the Transferred Vehicles and Forklifts to Seller or such member of the Seller Group constitute a Shared Contract.
SECTION 6.14.
    Financial Information.
(a)
    Monthly Financial Information. Prior to the Closing, within 20 days after each calendar month, Seller shall deliver to Purchaser a complete and correct copy of the internal monthly reporting package for the Business for such month prepared in a manner consistent with the practices of the Business prior to the date hereof.
(b)
    Other Information. Until the second anniversary of the Closing Date, Seller shall, and shall cause each other member of the Seller Group and their respective officers, employees and advisers, to, provide to Purchaser, at Purchaser’s request, information reasonably required to satisfy Purchaser’s disclosure or reporting obligations under the Securities Act or Exchange Act, including such information and financial data relating to the Business as Purchaser shall reasonably request. Until the second anniversary of the Closing Date, upon Purchaser’s request, Seller shall request that the present and former independent accountants of Seller provide reasonable assistance to Purchaser to the extent necessary to satisfy such obligations, subject to Purchaser satisfying any requirements such independent accountants reasonably have in connection with the provision of such assistance.
SECTION 6.15.
    Seller’s Covenant Not to Solicit for Employment. For a period of two years from and after the Closing Date, Seller shall not, and shall cause its subsidiaries not to, solicit, recruit or hire any Transferred Employee; provided, however, that this Section 6.15 shall not apply to (a) solicitation in the form of a general advertisement or solicitation program that is not specifically targeted at such individuals, or any hiring as a result thereof, or (b) the employment of any Transferred Employee whose employment by the Business has been terminated at least 12 months prior to the date of hire by Seller.
SECTION 6.16.
    Insurance Matters. In the event that, prior to the Closing Date, any Transferred Asset that is covered under a third-party insurance policy maintained by Seller or under which Seller can make a claim (a “Seller Insurance Policy”) suffers any damage, destruction or other loss, Seller shall surrender to Purchaser after the Closing Date any insurance proceeds received by Seller under any Seller Insurance Policy with respect to such damage, destruction or loss, less any proceeds applied to the physical restoration of such asset or to otherwise respond to such loss. Seller shall make available to Purchaser the rights and benefits of any Seller Insurance Policy covering the Business, including the Transferred Assets and Assumed Liabilities, with respect to insured events or occurrences prior to the Closing Date (whether or not claims relating to such events or occurrences are made prior to or after the Closing Date); provided, however, that the benefits of such insurance shall be subject to (and recovery thereon shall be reduced by the amount of) any applicable deductibles and co-payment provisions or any payment or reimbursement obligations of Seller in respect thereof. Seller shall use commercially reasonable efforts to pursue claims, or to assist Purchaser in pursuing claims, under the applicable Seller Insurance Policies with respect to any such injury, damage, destruction or other loss occurring prior to the Closing Date.
SECTION 6.17.
    Real Property Matters.
(a)
    Survey.
(i)
    Seller shall or shall cause a member of the Seller Group to, as soon as practicable, and in no event later than the Closing Date, deliver to Purchaser and the Title Company, (a) an ALTA survey of each Owned Real Property (including the Shared Facilities in New Bern, North Carolina, after taking into account the Subdivision, but excepting the Transferred Poland Real Property and the Owned Real Property in Canada), prepared in accordance with the “Minimum Standard Detail Requirements for ALTA/NSPS Land Title Surveys” jointly established and adopted by ALTA and the National Society of Professional Surveyors, Inc. in 2016, or local equivalent thereof, (b) a land surveyor’s report for the Transferred Poland Real Property, and (c) an up-to-date real property report (the “RPR”) in respect of the Owned Real Property located in Canada, including the Shared Facilities in Grande Prairie, after taking into account the Subdivision (any of such surveys or reports, a “Survey”, and collectively, the “Surveys”). The Seller shall or shall cause a member of the Seller Group to submit the RPR to the applicable municipal authority for a certificate of compliance and shall provide a copy of such certificate to Purchaser and the Title Company upon issuance. If the applicable municipal authority refuses to issue a certificate of compliance in respect of the RPR prior to Closing, then the Seller shall or shall cause a member of the Seller Group to promptly commence and diligently prosecute until Closing an application or applications for any additional permits or relaxations as may be required for issuance of the certificate of compliance.
(ii)
    The cost of all Surveys shall be paid by Seller; provided, however, that any Table

A items requested by Purchaser (in addition to Table A items listed in Schedule 6.17 of the Seller Disclosure Letter) will be at Purchaser’s sole cost and expense. None of the Surveys shall be deemed to be Asset Conveyance Documents or Ancillary Agreements for the purposes of this Agreement, and Purchaser hereby acknowledges that any Permitted Lien that may remain on any Title Policy as a result of any Survey as of the Closing Date shall not be deemed to be a failure of any condition set forth in Article VII.
(b)
    Liens. Subject to Section 4.12(d), Seller shall discharge and satisfy, at or prior to the Closing, at Seller’s sole cost and expense, all monetary Liens encumbering the Transferred Assets other than Permitted Liens and Liens created by Purchaser. With respect to any non-monetary Liens encumbering the Transferred Assets that are not Permitted Liens, Seller shall use commercially reasonable efforts to discharge and satisfy such Liens, at or prior to the Closing, at Seller’s sole cost and expense, and if Purchaser obtains a Title Policy for any Owned Real Property that is encumbered by any such Lien, such obligation may be satisfied by Seller causing the Title Company to omit any such Lien from the Title Policy, including through Seller’s payment of an escrow deposit or by Seller’s indemnification of the Title Company in respect of any such Lien.
(c)
    Site Separation.
(i)
    The parties acknowledge and agree that the Exhibit “A”s to the Site Services Agreements set forth an initial assessment representing the parties’ good faith estimates of the descriptions of the applicable site services. As soon as reasonably practicable after the date of this Agreement, but in any event prior to Closing, the parties will cooperate in good faith to define with greater specificity the services outlined on Exhibit “A”s to the Site Services Agreements and confirm the costs associated with such services.
(ii)
    All out-of-pocket costs and expenses incurred in connection with this Section 6.17(c) shall be shared equally by the parties. The parties shall cooperate to minimize all such costs and expenses.
(iii)
    Seller and Purchaser shall negotiate in good faith to, as promptly as practicable after the date of this Agreement, but in any event prior to Closing, agree on a sharing mechanism and finalize related documentation with respect to the real property located in Tokyo, Japan and used in the operation or conduct of the Business. In the event the parties cannot agree on a sharing mechanism and finalize related documentation with respect to the real property located in Tokyo, Japan by the Closing Date, upon Purchaser’s request, if permitted by applicable Law, Seller shall grant Purchaser a license to use the portion of such premises currently used in the operation or conduct of the Business on market terms.

(iv)
    The Parties acknowledge and agree that the Business includes only portions of the operations conducted at Seller’s facilities (the “Shared Facilities”) located in New Bern, North Carolina and Grande Prairie, Alberta, Canada. With respect to the Shared Facilities, Seller shall use commercially reasonable efforts to, by the Closing Date:
(A)
    secure any Governmental Approvals required for separation of the Business from the other operations conducted at these facilities, subject to such modifications as may be required or requested by Governmental Entities; and
(B)
    accomplish any formal subdivision of land on which the Shared Facilities are located (the “Subdivision”), in accordance with Governmental Approvals, so as to be able to convey the fee interests in the subdivided portions that constitute Owned Real Property to Purchaser.
If any Subdivision has not occurred prior to the Closing Date, (i) the subject Owned Real Property as described in Section 1.02(a)(i)(A) shall continue to be deemed Transferred Real Property, and (ii) Seller or the applicable member of Seller Group shall, pursuant to an agreement in a form acceptable to both Seller and Purchaser, lease, license, or otherwise grant Purchaser the right to occupy the applicable portions of the Shared Facilities for which the Subdivision has not been accomplished (which agreement will be triple net, and rent will be $1/year) until the completion of such Subdivision. Once the Subdivision has been completed, Seller shall convey to Purchaser the portions of the Shared Facilities constituting Owned Real Property for no additional consideration beyond the Purchase Price (it being agreed that Seller and Purchaser shall pay their respective shares of any costs associated with obtaining endorsements and/or extended title coverage, recording costs and other transfer costs, including transfer taxes, as if such transfer occurred on the Closing Date).
(v) With respect to the logging truck staging area/lot that is used solely in the conduct of Seller Business but that is located on the Owned Real Property of the Shared Facilities in Grande Prairie, Seller and Purchaser shall negotiate in good faith, as promptly as practicable after the date of this Agreement but in any event prior to Closing, a mutually agreeable lease agreement. Purchaser shall lease such area/lot to Seller at no cost. The term of this lease agreement shall be five (5) years after the Closing Date, with Seller’s right to two (2) five (5) year extension options. This lease agreement shall be deemed an Ancillary Agreement to be entered into on the Closing Date.
(d)
    Surface Use Agreement. With respect to the Owned Real Property located at Columbus, Mississippi, Seller and Purchaser shall negotiate in good faith to, as promptly as practicable after the date of this Agreement, but in any event prior to Closing, a customary form of surface use agreement with respect to the exploitation of such interests by Seller (or its lessees or assigns) in a form reasonably approved by Seller and Purchaser.

(e)
    Seller represents that the (i) Lowndes County, Mississippi Solid Waste Disposal Variable-Rate Demand Refunding Revenue Bonds (Weyerhaeuser Company Project) Series 1989, and (ii) Lowndes County, Mississippi Solid Waste Disposal Variable-Rate Demand Refunding Revenue Bonds (Weyerhaeuser Company Project) Series 1999 have been terminated by their terms, prepaid, redeemed or defeased.  Seller shall use reasonable best efforts to cause (A) the (i) Lease Agreement, dated December 1, 1989, between the Lowndes County, Mississippi, as lessor and Seller, as lessee, and (ii) Lease Agreement, dated November 1, 1999, between the Lowndes County, Mississippi, as lessor and Seller, as lessee, to be terminated, (B) the assets subject to such leases be conveyed back to Seller and (C) to be obtained a waiver of the right of first refusal pursuant to that certain Amended Restrictive and Protective Covenants for Golden Triangle Industrial Park dated October 21, 1999, or a letter confirming that such right of first refusal is non-applicable, from the Lowndes County Development Authority with respect to any unimproved property located within the industrial park of Golden Triangle Industrial Park, in each case, as promptly as practicable after the date of this Agreement, but in any event prior to Closing.
SECTION 6.18.
    Port Wentworth Project.
(a)
    Beginning promptly after the date hereof and until the Closing, Seller shall (i) use its reasonable best efforts to cause the construction of the Port Wentworth Project to proceed diligently on a timeline for achievement of Commercial Operation on or before the Project Completion Deadline, (ii) operate in all material respects within the Port Wentworth Budget (provided that the timing for expenditures may fluctuate from month to month in the ordinary course of the project), (iii) deliver to Purchaser materials describing the details of the actions and expenditures relating to the Port Wentworth Project as Purchaser may reasonably request (except in the case of an Action by Purchaser against Seller), (iv) keep Purchaser informed of the status of the Port Wentworth Project and any material developments with respect thereto, and (v) consult with Purchaser with respect to the Port Wentworth Project and consider in good faith any comments provided by Purchaser with respect thereto. Seller shall not take any action pursuant to this Section 6.18 that would reasonably be expected to have an adverse and material effect on the Port Wentworth Project, the Business or the Transferred Assets without Purchaser’s prior written consent.
(b)
    If Seller has not obtained any third party consent necessary to assign (or cause to be assigned) the Georgia Power Contract to Purchaser (or a Purchaser Sub) as of the date that is 18 months after the Closing Date and Seller has not provided or will not for any reason continue to provide Purchaser with the economic claims, rights and benefits of the Georgia Power Contract pursuant to Section 1.03(b), Seller shall, on such date, pay to Purchaser an amount in cash equal to $25,000,000, which amount shall constitute Purchaser’s sole remedy with respect to the failure to obtain such consent or provide such benefits; provided, however, that Seller shall have no obligation to make such payment if Seller has not been able to provide Purchaser with the economic claims, rights and benefits of the Georgia Power Contract pursuant to Section 1.03(b) or to obtain any necessary consents to assign (or cause to be assigned) the Georgia Power Contract to Purchaser (or a Purchaser Sub) under Section 1.03(c) because Purchaser has materially breached its obligations under Section 1.03 as it relates to the Georgia Power Contract and Purchaser fails to cure any such breach within 10 Business Days after receipt of written notice from Seller (with a description in reasonable detail of such breach).
SECTION 6.19.
    Replacement of Credit Support Obligations. (%3) Purchaser recognizes that Seller and certain of its affiliates and third parties have provided credit support to the Business, the Transferred Assets or the Transferred Entity pursuant to the Credit Support Obligations set forth in Section 6.19 of the Seller Disclosure Letter. With respect to the Credit Support Obligations set forth in Section 6.19 of the Seller Disclosure Letter, on or prior to the Closing Date, Purchaser agrees to use commercially reasonable efforts to provide replacement guarantees, letters of credit, surety bonds or other assurances of payment, and Purchaser and Seller shall cooperate to obtain any necessary release effective as of the Closing in form and substance reasonably satisfactory to Purchaser and Seller with respect to all such Credit Support Obligations. If Purchaser has not obtained the complete and unconditional release of Seller and its affiliates from any Credit Support Obligation set forth in Section 6.19 of the Seller Disclosure Letter as of the Closing Date (each such Credit Support Obligation, until such time as such Credit Support Obligation is so released, a “Seller Continuing Credit Support Obligation”), then (i) Purchaser shall continue to use its commercially reasonable efforts to obtain promptly the complete and unconditional release of Seller and its affiliates from each Seller Continuing Credit Support Obligation until such release is obtained and (ii) any demand or draw upon, or withdrawal from, any Seller Continuing Credit Support Obligation or any cash or other collateral required to be posted in connection with or in the place of any Seller Continuing Credit Support Obligation and the carrying costs of any cash collateral, the fronting fee costs, and any other out-of-pocket third party costs and expenses resulting from a Seller Continuing Credit Support Obligation (“Assumed Credit Support Obligations”), shall be Assumed Liabilities hereunder.
(a)
    With respect to any Credit Support Obligations pursuant to which the Business, the Transferred Assets or the Transferred Entity provide credit support to the Seller Business, on or prior to the Closing Date, Seller agrees to use commercially reasonable efforts to provide replacement guarantees, letters of credit, surety bonds or other assurances of payment, and Purchaser and Seller shall cooperate to obtain any necessary release effective as of the Closing in form and substance reasonably satisfactory to Purchaser and Seller with respect to all such Credit Support Obligations. If Seller has not obtained the complete and unconditional release of Purchaser, its affiliates, the Business, the Transferred Assets and the Transferred Entity, as applicable, from any such Credit Support Obligation as of the Closing Date (each such Credit Support Obligation, until such time as such Credit Support Obligation is so released, a “Business Continuing Credit Support Obligation”), then (i) Seller shall continue to use its commercially reasonable efforts to obtain promptly the complete and unconditional release of Purchaser, its affiliates, the Business, the Transferred Assets and the Transferred Entity, as applicable, from each Business Continuing Credit Support Obligation until such release is obtained and (ii) any demand or draw upon, or withdrawal from, any Business Continuing Credit Support Obligation or any cash or other collateral required to be posted in connection with or in the place of any Business Continuing Credit Support Obligation and the carrying costs of any cash collateral, the fronting fee costs, and any other out-of-pocket third party costs and expenses resulting from a Business Continuing Credit Support Obligation (“Retained Credit Support Obligations”), shall be Retained Liabilities hereunder.
SECTION 6.20.
    Transition Planning. Each of Purchaser and Seller shall cooperate with the other and use its reasonable best efforts to prepare, as promptly as practicable after the date hereof, for the separation of the Business from Seller and its affiliates on the Closing Date without the need for the provision of transition services by Seller. In the event that Purchaser reasonably determines that, notwithstanding compliance by each of Purchaser and Seller with the foregoing sentence, transition services from Seller to Purchaser in respect of the Business will be required in order to permit Purchaser to operate the Business on and after the Closing Date in all material respects as it is currently conducted, Seller and Purchaser shall negotiate in good faith and enter into at Closing a transition services agreement reasonably acceptable to each of them providing for such transition services (the “Transition Services Agreement”). Such determination by Purchaser shall be made no later than five days after the date on which Seller notifies Purchaser, in writing, that it reasonably believes that the Closing will take place 20 days after the date of such notice. The Transition Services Agreement, if any, shall (i) have a term of no more than one year, (ii) provide for pricing to be paid by Purchaser for services thereunder that is consistent with the cost for such services reflected on the 2015 Business Financial Statements, (iii) not require the provision of any services that have not historically been provided by Seller to the Business and (iv) not require the provision of services that are not required to permit Purchaser to operate the Business on and after the Closing Date in all material respects as it is currently conducted.
SECTION 6.21.
    Further Assurances. From time to time, prior to and following the Closing, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement and to effectuate and evidence the transfer of assets and Liabilities contemplated hereby, including, executing and delivering such assignments, deeds, bills of sale, consents and other instruments as the other party may reasonably request as necessary or desirable for such purpose.
SECTION 6.22.
    Termination of Affiliate Agreements. Prior to or effective as of the Closing, Seller shall terminate or cause to be terminated all Affiliate Agreements, except for any Affiliate Agreements listed on Section 6.22 of the Seller Disclosure Letter.
SECTION 6.23.
    Business NDAs. Prior to the Closing, Seller shall: (i) identify to Purchaser the number of Business NDAs that Seller has entered into; (ii) to the extent permitted by the applicable

Business NDA, identify to Purchaser the names of the counterparties to each Business NDA; and (iii) to the extent permitted by the applicable Business NDA, provide a copy of each Business NDA to Purchaser. From and after the Closing until the third anniversary of the Closing Date, upon Purchaser’s reasonable request and at Purchaser’s sole cost and expense, Seller shall, with the cooperation of Purchaser, use reasonable best efforts to seek remedies on behalf of Purchaser under any Business NDA in response to any material breach of such Business NDA.
ARTICLE VII

Conditions Precedent
SECTION 7.01.
    Conditions to Each Party’s Obligation. The obligations of Purchaser and Seller to effect the Acquisition are subject to the satisfaction (or, to the extent permitted by Law, waiver by each of Purchaser and Seller) on or prior to the Closing Date of the following conditions:
(a)
    any waiting period (and any extension thereof) applicable to the Acquisition under the HSR Act shall have been terminated or shall have expired;
(b)
    no temporary restraining order, cease trading order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Acquisition shall have been issued under or with respect to any U.S. Review Law and remain in effect;
(c)
    any of the Governmental Approvals under other Review Laws listed in Section 7.01 of the Seller Disclosure Letter, the absence of which would constitute a violation of Law or prohibit the consummation of the Acquisition, shall have been obtained;
(d)
    the FERC Approval shall have been obtained and shall have become a Final Order; and
(e)
    no other temporary restraining order, cease trading order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (other than as described in Section 7.01(b)) preventing the consummation of the Acquisition shall be in effect.
SECTION 7.02.
    Conditions to Obligations of Seller. The obligation of Seller to effect the Acquisition is further subject to the satisfaction (or, to the extent permitted by Law, waiver) on or prior to the Closing Date of the following conditions:

(a)
    (i) the representations and warranties of Purchaser set forth in Sections 3.01 and 3.02 shall be true and correct on and as of the Closing Date as though made on the Closing Date and (ii) all other representations and warranties of Purchaser set forth in this Agreement shall be true and correct, disregarding all qualifications or limitations as to “materiality”, “Purchaser Material Adverse Effect” and words of similar import set forth therein, on and as of the date hereof and the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), except, in the case of this clause (ii), for any failure to be true and correct that would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect;
(b)
    Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date;
(c)
    Seller shall have received a certificate signed on behalf of Purchaser by an executive officer of Purchaser certifying the satisfaction by Purchaser of the conditions set forth in Sections 7.02(a) and 7.02(b); and
(d)
    Purchaser shall have executed and delivered to Seller each of the Ancillary Agreements to which Purchaser is a party.
SECTION 7.03.
    Conditions to Obligations of Purchaser. The obligation of Purchaser to effect the Acquisition is further subject to the satisfaction (or, to the extent permitted by Law, waiver) on or prior to the Closing Date of the following conditions:
(a)
    (i) the representations and warranties of Seller set forth in Sections 4.01 and 4.02 shall be true and correct on and as of the Closing Date as though made on the Closing Date, (ii) the representations and warranties of Seller set forth in Section 4.15(a) shall be true and correct on and as of the Closing Date as though made on the Closing Date in all material respects and (iii) all other representations and warranties of Seller set forth in this Agreement shall be true and correct, disregarding all qualifications or limitations as to “materiality”, “Business Material Adverse Effect” and words of similar import set forth therein, on and as of the date hereof and the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), and except, in the case of this clause (iii), for any failure to be true and correct that would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect;

(b)
    Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date;
(c)
    Purchaser shall have received a certificate signed on behalf of Seller by an executive officer of Seller certifying the satisfaction by Seller of the conditions set forth in Sections 7.03(a), 7.03(b) and 7.03(d);
(d)
    since the date hereof, there shall not have been any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a Business Material Adverse Effect;
(e)
    Seller shall have executed and delivered to Purchaser each of the Ancillary Agreements to which Seller is a party;
(f)
    the Alberta Order shall have been obtained (and be in full force and effect) and shall not include any conditions that, individually or in the aggregate, would reasonably be expected to have a material and adverse effect on Purchaser’s ability to operate the Business after Closing as it relates to the Canadian Transferred Assets constituting Owned Real Property in substantially the manner as it is currently operated (provided, however, that in no event shall a condition requiring Purchaser to use such Owned Real Property substantially as it is currently used be deemed to cause such a material and adverse effect); and
(g)
    either (A) Purchaser and Seller shall have entered into the Transition Services Agreement or (B) Purchaser shall not have made a determination that a Transition Services Agreement is reasonably required in accordance with Section 6.20.
SECTION 7.04.
    Frustration of Closing Conditions. Neither Purchaser nor Seller may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s failure to act in good faith or to use commercially reasonable efforts to cause the Closing to occur, as required by Sections 6.03 and 6.04.
ARTICLE VIII

Termination, Amendment and Waiver

SECTION 8.01.
    Termination. This Agreement may be terminated and the Acquisition and the other Transactions abandoned at any time prior to the Closing:
(e)
    by mutual written consent of Seller and Purchaser;
(f)
    by either Seller or Purchaser:
(viii)
    if the Closing has not occurred on or prior to the date that is 12 months after the date hereof (the “Outside Date”), unless the failure to consummate the Acquisition is the result of a material breach of any Transaction Document by the party seeking to terminate this Agreement; provided, however, that either party may extend the Outside Date by three (3) months if, at the time of such extension, the only conditions in Article VII not capable of being satisfied are the conditions set forth in Section 7.01 and the extending party is not at such time in material breach of any of its obligations under this Agreement, including its obligations under Sections 6.03 and 6.04;
(ix)
    if any court of competent jurisdiction or other Governmental Entity shall have issued a Judgment that permanently restrains, enjoins or otherwise prohibits the consummation of the Acquisition, and any such Judgment shall have become final and non-appealable; or
(x)
    if any Governmental Entity shall have enacted a Law that prohibits or makes illegal the consummation of the Acquisition; or
(g)
    by Seller, if Purchaser breaches or fails to perform in any respect of any of its representations, warranties or covenants contained in any Transaction Document, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b) and (ii) cannot be or has not been cured within 30 days after the giving of written notice to Purchaser of such breach, unless Seller is then in material breach of any representation, warranty or covenant contained in any Transaction Document; or
(h)
    by Purchaser, if Seller breaches or fails to perform in any respect of any of its representations, warranties or covenants contained in any Transaction Document, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b) and (ii) cannot be or has not been cured within 30 days after the giving of written notice to Seller of such breach, unless Purchaser is then in material breach of any representation, warranty or covenant contained in any Transaction Document.

SECTION 8.02.
    Effect of Termination. If this Agreement is terminated and the Transactions are abandoned as described in Section 8.01, this Agreement shall become null and void and of no further force and effect, except for Sections 6.02(g) and 6.02(h), Section 6.08, 6.09, Section 6.17(a)(ii), Section 6.17(c)(ii), this Section 8.02 and Article XI. Notwithstanding the foregoing, a termination of this Agreement shall not relieve any party hereto from any liability or damages resulting from any breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement or any other Transaction Document.
SECTION 8.03.
    Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
SECTION 8.04.
    Extension; Waiver. At any time prior to the Closing Date, the parties hereto may, to the extent permitted by Law, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
SECTION 8.05.
    Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require in the case of any of the parties hereto, action by its Board of Directors or the duly authorized designee of its Board of Directors.
ARTICLE IX

Tax Matters
SECTION 9.01.
    Purchase Price Allocations. (%3)Allocation. Within 90 days following the date of this Agreement, Purchaser shall provide to Seller (and Seller shall cooperate with Purchaser and provide such information as is reasonably requested by Purchaser to enable Purchaser to provide to Seller) the fair market value of (i) the Transferred Equity Interests, (ii) the Canadian Transferred Assets and (iii) the Transferred Intellectual Property, and shall allocate an amount of the Purchase Price (and any other items required to be treated as purchase price for Tax purposes) to each of the Transferred Equity Interests, the Canadian Transferred Assets and the Transferred Intellectual Property in an amount equal to such fair market value, and Seller and Purchaser shall attempt to mutually agree to such allocations; provided, however, that if Seller and Purchaser are unable to agree on such allocation within 30 days following the date on which Purchaser provides the allocations to Seller, Seller and Purchaser shall mutually agree on an independent appraisal firm (the “Appraisal Firm”) to determine the fair market value of the Transferred Equity Interests, the Canadian Transferred Assets and the Transferred Intellectual Property. The opinion of the Appraisal Firm shall be rendered within 150 days following the date of this Agreement and shall be conclusive and binding on the parties, which shall allocate an amount of Purchase Price (and any other items required to be treated as purchase price for Tax purposes) to each of the Transferred Equity Interests, the Canadian Transferred Assets and the Transferred Intellectual Property in an amount equal to their fair market value as determined by the Appraisal Firm (such amounts as are agreed by the parties or determined by the Appraisal Firm, the “Equity Allocation,” the “Canadian Allocation,” and the “Intellectual Property Allocation” respectively). No later than 45 days prior to the Closing Date, Purchaser shall provide to Seller (and Seller shall cooperate with Purchaser and provide such information as is reasonably requested by Purchaser to enable Purchaser to provide to Seller) the fair market value of the Transferred Real Property. Seller shall have 10 days to review such allocation, and if Seller and Purchaser are unable to agree on such allocation, the fair market value of the Transferred Real Property shall be determined by the Appraisal Firm prior to the Closing Date (such amounts as are agreed by the parties or determined by the Appraisal Firm, the “Real Property Allocation,”). No later than 90 days prior to the due date (taking into account extensions) for the United States federal income Tax Return of Seller for the taxable period including the Closing Date (the “Return Date”), Purchaser shall propose an allocation (the “Asset Allocation”, and together with the Equity Allocation, the “Allocations”) of the Purchase Price (and any other items required to be treated as purchase price for Tax purposes), among the Transferred Assets and the assets of the Transferred Entity that are treated as acquired pursuant to Section 9.07, taking into account the Equity Allocation, the Canadian Allocation, the Intellectual Property Allocation and the Real Property Allocation. Seller shall have 10 days to review such proposed allocation and if Seller does not inform Purchaser in writing of any dispute within such period, such proposed allocation shall be conclusive and binding on the parties. In the event there is a dispute and Seller and Purchaser are unable to resolve such dispute within 5 days, Seller and Purchaser shall refer such dispute to the Appraisal Firm, who shall only determine as to the matters in dispute. The conclusions of the Appraisal Firm shall be rendered no later than 10 days prior to the Return Date and shall be conclusive and binding on the parties. Seller and Purchaser shall adjust the Allocations from time to time as mutually agreed to reflect any adjustments to the Purchase Price hereunder (with any dispute to be resolved by the Appraisal Firm). All fees and expenses of the Appraisal Firm shall be shared equally by Seller and Purchaser. The Acknowledged Canadian Obligations are not included in the Assumed Liabilities for the purposes of this Section 9.01; however, the Acknowledged Canadian Obligations are recognized and accounted for in the Purchase Price.
(h)
    The allocation described in Section 9.01(a) must comply with the requirements of Section 1060 of the Code and Treasury Regulations thereunder and any applicable local Laws. Seller, on the one hand, and Purchaser, on the other hand, agree that they shall and shall cause their respective affiliates to (i) cooperate in good faith in preparing Internal Revenue Service Form 8594, (ii) furnish a copy of such Form 8594 to the other in draft form within a reasonable period of time prior to its filing due date, (iii) report the sale and purchase of the Transferred Equity Interests and the Transferred Assets for United States and all other applicable Tax purposes in accordance with such allocations and cooperate in complying with all Tax filings (including providing any supporting documentation in connection with such filings) required by the sale and purchase of the Transferred Assets and the Transferred Equity Interests under applicable Laws and (iv) not take any position inconsistent with such allocations on any of their respective Tax Returns, in any refund claim, in any litigation or otherwise. The parties shall promptly inform one another of any challenge with respect to such allocations by any Governmental Entity, and agree to consult and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, such challenge.
SECTION 9.02.
    Transfer Taxes. (%3) Subject to Section 9.02(b), Seller, on the one hand, and Purchaser, on the other hand, agree to share equally all Transfer Taxes applicable to the conveyance and transfer from Seller to Purchaser (and any Purchaser Sub) of the Transferred Assets (excluding Transfer Taxes relating to the transfer of the Transferred Entity). Seller and its affiliates, on the one hand, and Purchaser and its affiliates, on the other hand, shall cooperate in making all filings, returns, reports and forms, as and when required, to comply with the provisions of any applicable tax Laws. Purchaser shall prepare and file any filings in respect of Transfer Taxes resulting from the transfer of the Transferred Entity. Seller and Purchaser and their respective affiliates shall cooperate in minimizing any Transfer Taxes.
(a)
    Upon the Closing, Purchaser shall, or shall cause the applicable Purchaser Sub to, and Seller shall cause Canadian Seller to, execute jointly an election under 167 of the Excise Tax Act (Canada) so that no GST will be payable in connection with the transfer of the Canadian Transferred Assets. Purchaser shall file such election no later than the filing date for its GST return for the reporting period in which the sale of the Canadian Transferred Assets takes place. Notwithstanding anything to the contrary in this Agreement, Purchaser shall indemnify and hold harmless each Seller Indemnitee in respect of any GST, penalties, interest, or other amounts which may be assessed against any such Seller Indemnitee as a result of the transactions hereunder not being eligible for such election or as a result of Purchaser’s failure to file the election within the prescribed time.
(b)
    If any payment made by Seller, Canadian Seller or Purchaser as the result of a breach, modification or termination of this Agreement, or of any Transaction Document, is deemed by the Excise Tax Act (Canada) to include GST, or is deemed by any applicable provincial or territorial legislation to include a similar value added or multi-staged Tax, the amount of such payment shall be increased by the rate of any such tax deemed to be included in the payment.
SECTION 9.03.
    Straddle Period. Any Taxes (other than Taxes described in Section 9.02) imposed with respect to a Straddle Period shall be allocated between the portion of the Straddle Period ending on the Closing Date and the portion beginning the day after the Closing Date in the following manner: (i) in the case of a real property, property, intangibles or other similar ad valorem Tax (collectively, “Property Tax”) for a Straddle Period, the amount of such Tax allocable to each portion of the Straddle Period shall be the total amount of such Tax for the period in question multiplied by a fraction, the numerator of which is the total number of days in such portion of such Straddle Period and the denominator of which is the total number of days in such Straddle Period, and (ii) in the case of all other Taxes for a Straddle Period, such Taxes shall be allocated to each portion of the Straddle Period based on an interim closing of the books at the close of business on the Closing Date. For the avoidance of doubt, solely for purposes of allocating any Property Tax paid or payable in connection with any of the Transferred Assets pursuant to clause (i), (x) the Straddle Period shall be the tax period of the Taxing Authority for which such Property Tax is assessed which includes the Closing Date, (y) such tax period shall begin on the date the Lien for such Property Tax attaches to the relevant property (the “Lien Date”) and shall end on the day before the next succeeding Lien Date for such Property Tax and (z) the date of adoption or effectiveness of any state or local budget shall not constitute or otherwise affect the Lien Date for any such Property Tax. Solely for purposes of calculating prorations pursuant to clause (i), Purchaser shall be deemed to be in title to the Transferred Assets, and therefore entitled to the income and responsible for the expenses, for the entire day of the Closing Date.
SECTION 9.04.
    Preparation of Tax Returns. (%3)Seller Responsibility. Except as otherwise provided in Section 9.02(a) and Section 9.04(c), Seller shall make all determinations with respect to and shall file (A) any Seller Group U.S. federal consolidated Tax Returns for all taxable periods, (B) any consolidated, combined or unitary state Tax Return for all taxable periods that includes Seller or one or more members of the Seller Group, (C) all other Tax Returns of the Transferred Entity, or related to the Business or the Transferred Assets, for any period ending on or before the Closing Date, and (D) any property Tax Returns relating to personal property with Lien Dates that occur prior to the Closing, provided that any Tax Returns described in clauses (C) and (D) shall be prepared in a manner not inconsistent with practices, accounting methods, elections and conventions used with respect to such Tax Returns for preceding Tax Periods.
(k)
    Purchaser Responsibility. Except as otherwise provided in Section 9.04(c), Purchaser shall make all determinations with respect to and shall file (A) all Tax Returns of the Transferred Entity for any Straddle Period and any Post-Closing Tax Period and (B) any property Tax Returns relating to personal property with Lien Dates that occur after the Closing.
(l)
    Straddle Periods. To the extent Purchaser has responsibility for preparing and filing a Straddle Period Tax Return, it shall prepare such Tax Return in a manner not inconsistent with practices, accounting methods, elections and conventions used with respect to such Tax Returns for preceding Tax periods. Purchaser shall use reasonable best efforts to make any Tax Returns and work papers in respect of a Straddle Period available for review by Seller sufficiently in advance of the due date for filing such Tax Returns to provide Seller with a meaningful opportunity to analyze, comment on and dispute such Tax Returns and for such Tax Returns to be modified, as reasonably requested by Seller before filing. In the event of any disagreement between Purchaser, on the one hand, and Seller, on the other hand, such disagreement shall be resolved by an accounting firm of international reputation mutually agreeable to Purchaser and Seller (the “Tax Accountant”), and any such determination by the Tax Accountant shall be final. The fees and expenses of the Tax Accountant shall be borne equally by Purchaser and Seller. If the Tax Accountant does not resolve any differences between Purchaser and Seller with respect to such Tax Return at least five days prior to the due date therefor, such Tax Return shall be filed as prepared by Purchaser and subsequently amended to reflect the Tax Accountant’s resolution.
SECTION 9.05.
    Tax Refunds. Seller and Purchaser shall be entitled to any refunds or credits relating to Taxes arising out of, relating to or in respect of the Transferred Assets or the Business as set forth in Article I. The amount or economic benefit of any refunds or credits of Taxes of the Transferred Entity, or of any affiliated, consolidated, combined or unitary group of which the Transferred Entity is or has been a member, for any Taxes for which Seller is responsible under Section 10.03(a) shall be for the account of Seller. The amount or economic benefit of any refunds or credits of Taxes of the Transferred Entity for any Taxes for which Purchaser is responsible under Section 10.03(b) shall be for the account of Purchaser.
(a)
    Each party shall forward, or cause to be forwarded, to the party entitled pursuant to this Section 9.05 to receive the amount or economic benefit of a refund or credit of Taxes the amount of such refund or credit within a reasonable amount of time after such refund is received or after such credit is allowed or applied against another Tax liability, as the case may be.
(b)
    If, subsequent to a Taxing Authority’s allowance of a refund or credit, such Taxing Authority reduces or eliminates such allowance, any refund or credit, plus any interest received thereon, forwarded or reimbursed under this Section 9.05 shall be returned to the party who had forwarded or reimbursed such refund or credit and interest, upon the request of such forwarding party, in an amount equal to the applicable reduction, including any interest received thereon.
SECTION 9.06.
    Carryforwards and Carrybacks. To the extent permitted by Law, Purchaser shall elect to forego a carryback of any net operating losses, capital losses, credits or other Tax benefits to a taxable period, or any portion thereof, ending on or before the Closing Date.
SECTION 9.07.
    Section 338 Election. Seller consents to Purchaser’s timely election under Section 338 of the Code with respect to the Transferred Entity.
SECTION 9.08.
    Certificate of Non-Foreign Status. Seller and each affiliate that transfers assets to Purchaser and its affiliates on the Closing Date shall furnish to Purchaser on or prior to the Closing Date a certificate in form and substance reasonably satisfactory to Purchaser, duly executed and acknowledged, certifying such facts as would exempt the transactions contemplated hereby from withholding pursuant to Section 1445 of the Code and the Treasury Regulations thereunder.
SECTION 9.09.
    Research and Development. Purchaser and Seller agree that adjustments to research and development expenses for the purposes of determining Tax credits for research and development activities shall be governed by Section 41(f)(3) of the Code. Pursuant to Section 41(f)(3)(B) of the Code, Seller shall furnish the Purchaser information as is necessary for the application of Section 41(f)(3)(A) of the Code.
SECTION 9.10.
    Section 22 Election. Purchaser shall, and Seller shall cause Canadian Seller to, elect jointly in the prescribed form under section 22 of the Income Tax Act (Canada), and the corresponding provisions of any other applicable Tax Law as to the sale of the accounts receivable and designate in such election an amount equal to the portion of the Purchase Price allocated to the accounts receivable of the Business in Canada. This election, or these elections, shall be made within the time prescribed for such elections.
SECTION 9.11.
    Subsection 20(24) Election. Purchaser shall, and Seller shall cause Canadian Seller to, if applicable, jointly execute and file an election under subsection 20(24) of the Income Tax Act (Canada) in the manner required by subsection 20(25) of the Income Tax Act (Canada) and under the equivalent or corresponding provisions of any other applicable provincial or territorial Law, in the prescribed forms and within the time period permitted under the Income Tax Act (Canada) and under any other applicable provincial or territorial Law, as to such amount paid by Canadian Seller to Purchaser for assuming future obligations. In this regard, Purchaser and Canadian Seller acknowledge that a portion of the Canadian Transferred Assets transferred by Canadian Seller pursuant to this Agreement and having a value equal to the amount elected under subsection 20(24) of the Income Tax Act (Canada) and the equivalent provisions of any applicable provincial or territorial Law, is being transferred by Canadian Seller as a payment for the assumption of such future obligations by Purchaser.
SECTION 9.12.
    Tax-Deferred Exchange. Seller acknowledges the rights of Purchaser, at its option, to structure any portion of the transactions contemplated by this Agreement so as to qualify as a tax-free exchange of like-kind property in compliance with the provisions of Section 1031 of the Code (“Section 1031”). Seller agrees to use its commercially reasonable efforts, at Purchaser’s sole cost and expense, to reasonably cooperate to allow Purchaser to structure any portion of the transactions by this Agreement with respect to any of the Transferred Assets contemplated to effect a like-kind exchange in compliance with the provisions of Section 1031 and the Treasury Regulations promulgated thereunder; provided, however, that neither Seller nor any member of the Seller Group shall have any increased obligations beyond the terms of this Agreement. Accordingly, Purchaser may enter into a written exchange agreement or assignment agreement at any time prior to Closing with a “Qualified Intermediary” (as defined in Treasury Regulations Section 1.1031(k)-1(g)(4)(iii)) or an “Exchange Accommodation Titleholder” (as described in

Revenue Procedure 2000-37) for the assignment of the rights of Purchaser under this Agreement with respect to the applicable Transferred Assets in whole or in part to such “Qualified Intermediary” or “Exchange Accommodation Titleholder” (in either event, an “Intermediary”). The Intermediary and the applicable Transferred Assets shall be designated in writing by Purchaser to Seller by no later than 45 days prior to the Closing Date, and Seller agrees to sign and deliver a written instrument (to be prepared by Purchaser) acknowledging the designation of the Intermediary and the assignment of the right, title and interest of Purchaser with respect to such designated Transferred Assets in whole or in part to the Intermediary. Upon designation of the Intermediary by Purchaser, and upon the Intermediary’s written assumption of the obligations of Purchaser hereunder, the Intermediary shall be substituted for Purchaser as the purchaser under this Agreement with respect to only such designated Transferred Assets. Seller agrees in such case to transfer title to such designated Transferred Assets to the Intermediary, and to render Seller’s performance of all of its obligations under this Agreement with respect to such designated Transferred Assets to the Intermediary; provided that all Ancillary Agreements, including the Asset Conveyance Documents, shall be in the forms agreed to by Seller and Purchaser and shall otherwise be in the forms required by the terms of this Agreement. No later than 45 days prior to the Closing Date, Purchaser (at its sole expense) will provide Seller with its determination of the purchase price for such designated Transferred Assets for purposes of the transactions contemplated by this Section 9.12 (and Seller shall cooperate with Purchaser and provide such information as is reasonably requested by Purchaser in preparing such determination). Seller shall have 10 days to review such purchase price. The parties shall cooperate in good faith to agree on such purchase price prior to the Closing Date. Purchaser shall not have the right to delay, and Purchaser shall not delay, the Closing as a result of any like-kind exchange aspects of the transaction. If Purchaser is unsuccessful in its efforts to structure any of the transactions contemplated by this Agreement as part of a like-kind exchange, such occurrence shall not be deemed or construed as the failure of a condition precedent to the Parties’ obligations under this Agreement and in such case, Closing shall proceed as if this Section 9.12 were not included in this Agreement. In the event Purchaser designates a party or entity to serve as an Intermediary, Purchaser shall unconditionally guarantee the full and timely performance by the Intermediary of each and every one of the representations, warranties, covenants, indemnities, obligations and undertakings of the Intermediary (as the successor Purchaser, hereunder, by assignment) pursuant to this Agreement and the Ancillary Agreements. As such guarantor, Purchaser shall be treated as a primary obligor with respect to such representations, warranties, covenants, indemnities, obligations and undertakings (as the case may be), and, in the event of a breach by the Intermediary under this Agreement or the Ancillary Agreements, Seller may proceed directly against Purchaser on the guarantee without the need to join the Intermediary as a party to the action. Purchaser unconditionally waives any defense that it might have as guarantor that it would not have if it had made or undertaken these representations, warranties, covenants, indemnities, obligations and undertakings (as the case may be) directly.
ARTICLE X

Indemnification

SECTION 10.01.
    Indemnification by Seller. (%3) From and after the Closing Date, Seller shall indemnify, defend and hold harmless Purchaser and each of its affiliates and their respective Representatives (collectively, the “Purchaser Indemnitees”) from and against any and all claims, losses, damages (including, in the case of Third Party Claims, any exemplary or punitive damages whether based on contract, tort, strict liability, other Law or otherwise), liabilities, obligations, expenses or other charges (including reasonable expenses of investigation, enforcement and collection and reasonable attorneys’ and accountants’ fees and expenses associated therewith) (collectively, “Losses”), to the extent arising or resulting from any of the following:
(i)
    any Retained Liability;
(ii)
    (A) any breach of Section 5.01, (B) any breach of Section 6.18(a)(i) or (C) any breach of any other covenant or agreement of Seller contained in this Agreement;
(iii)
    any breach or inaccuracy of any representation or warranty made by Seller contained in this Agreement;
(iv)
    any Pre-Closing Environmental Liabilities;
(v)
    any Liabilities (including any third party claims) imposed on, sustained, incurred or suffered by any of the Purchaser Indemnitees to the extent arising out of or relating to the Seller Business or the assets of the Seller Business, whether occurring, arising, existing or asserted before, on or after the Closing Date (other than any Assumed Liabilities);
(vi)
    any fees, expenses or other payments incurred or owed by Seller or any other member of the Seller Group to any agent, broker, investment banker or other firm or Person retained or employed by it in connection with the Transactions; and
(vii)
    any exercise of that right of first refusal by the Lowndes County Development Authority in connection with the Transactions under that certain Amended Restrictive and Protective Covenants established by the Lowndes County Development Authority for Golden Triangle Industrial Park, dated October 21, 1999.
(c)
    Seller’s obligations pursuant to the provisions of Section 10.01(a) are subject to the following limitations:

(ii)
    The Purchaser Indemnitees shall not be entitled to recover under Section 10.01(a)(ii)(A), Section 10.01(a)(iii) (except with respect to breaches or inaccuracies of the Seller Fundamental Representations) or Section 10.01(a)(iv) on any individual claim unless the Losses associated with such claim exceed $100,000, and such items shall not be aggregated for purposes of clause (ii) of this Section 10.01(b).
(iii)
    The Purchaser Indemnitees shall not be entitled to recover under Section 10.01(a)(ii)(A), Section 10.01(a)(iii) (except with respect to breaches or inaccuracies of the Seller Fundamental Representations) or Section 10.01(a)(iv) unless the aggregate amount of all Losses exceeds on a cumulative basis $36,000,000, and then only to the extent of such excess.
(iv)
    The Purchaser Indemnitees shall not be entitled to recover under Section 10.01(a)(ii)(A), Section 10.01(a)(iii) (except with respect to breaches or inaccuracies of the Seller Fundamental Representations) or Section 10.01(a)(iv) for an aggregate amount of Losses in excess of $366,000,000.
(iv)     The Purchaser Indemnitees shall not be entitled to recover under Section 10.01(a)(ii)(B) unless the aggregate amount of all Losses exceeds on a cumulative basis $2,000,000, and then only to the extent of such excess.
(d)
    The indemnification obligations of Seller provided for in Section 10.01(a)(ii), Section 10.01(a)(iii) and Section 10.01(a)(iv) shall terminate as set forth in Section 11.01. The indemnification obligations of Seller provided for in Sections 10.01(a)(i), 10.01(a)(v), 10.01(a)(vi) and 10.01(a)(vii) shall survive indefinitely.
(e)
    This Section 10.01 does not apply to any indemnification related to Taxes, which are the subject of Section 10.03, other than indemnification with respect to any breach or inaccuracy of the representations and warranties made by Seller to Purchaser under Section 4.06, which are the subject of Section 10.01(a)(iii).
SECTION 10.02.
    Indemnification by Purchaser. (%3) From and after the Closing Date, Purchaser shall indemnify, defend and hold harmless Seller, each member of the Seller Group and each of their affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) from and against any and all Losses, to the extent arising or resulting from any of the following:
(viii)
    any Assumed Liability (except to the extent Seller is required to indemnify the Purchaser Indemnitees from and against such Liability pursuant to Section 10.01(a));

(ix)
    any breach of any covenant or agreement of Purchaser contained in this Agreement;
(x)
    any breach or inaccuracy of any representation or warranty made by Purchaser contained in this Agreement; and
(xi)
    any Liabilities (including any third party claims) imposed on, sustained, incurred or suffered by any of the Seller Indemnitees to the extent arising out of or relating to the Transferred Assets, the Transferred Entity or the operation or conduct of the Business, except to the extent Seller is required to indemnify the Purchaser Indemnitees from and against such Liabilities pursuant to Section 10.01(a).
(b)
    Purchaser’s obligations pursuant to the provisions of Section 10.02(a) are subject to the following limitations:
(v)
    The Seller Indemnitees shall not be entitled to recover under Section 10.02(a)(iii) (except with respect to breaches or inaccuracies of Purchaser Fundamental Representations) on any individual claim unless Losses associated with such claim exceed $100,000, and such items shall not be aggregated for purposes of clause (ii) of this Section 10.02(b);
(vi)
    The Seller Indemnitees shall not be entitled to recover under Section 10.02(a)(iii) (except with respect to breaches or inaccuracies of Purchaser Fundamental Representations) unless the aggregate amount of all Losses exceeds on a cumulative basis $36,000,000, and then only to the extent of such excess; and
(vii)
    The Seller Indemnitees shall not be entitled to recover under Section 10.02(a)(iii) (except with respect to breaches or inaccuracies of Purchaser Fundamental Representations) for an aggregate amount of Losses in excess of $366,000,000.
(c)
    The indemnification obligations of Purchaser provided for in Section 10.02(a)(ii) and 10.02(a)(iii) shall terminate as set forth in Section 11.01. The indemnification obligations of Purchaser provided for in Sections 10.02(a)(i) and 10.02(a)(iv) shall survive indefinitely.
(d)
    This Section 10.02 does not apply to any indemnification related to Taxes, which are the subject of Section 10.03.

SECTION 10.03.
    Indemnification for Tax Matters. (%3) Seller shall indemnify, defend and hold harmless the Purchaser Indemnitees from and against:
(i)
    (A) the Retained Tax Liabilities, (B) all Liabilities for Taxes arising by virtue of the Transferred Entity having been a member of a consolidated, combined, affiliated, unitary or other similar tax group prior to the Closing, (C) all Liabilities arising by reason of the Transferred Entity or, with respect to the Business or the Transferred Assets, Purchaser and its affiliates, having liability for Taxes of another Person arising under principles of transferee or successor liability or by contract as a result of activities or transactions taking place at or prior to the Closing, or (D) Liabilities for Taxes arising from any action taken by, any failure to take any action or any use of the proceeds of the Columbus Industrial Revenue Bonds by either the Seller or any member of the Seller Group prior to the Closing Date, to the extent that any such action or failure causes the interest on the Columbus Industrial Revenue Bonds to be includable in the gross income of the holders thereof for U.S. federal income tax purposes;
(ii)
    50% of Transfer Taxes (other than Transfer Taxes resulting from the transfer of the Transferred Entity);
(iii)
    all Liabilities for Taxes attributable to any breach by Seller of any obligations under Section 5.01(j) and Article IX; and
(iv)
    all Liabilities for Taxes imposed on the Transferred Entity attributable to a loss of the exemption granted by the SEZ Permit resulting from any action taken prior to the Closing by the Transferred Entity or any of its affiliates;
which, in each case, include any costs and expenses, including reasonable legal fees and expenses, attributable to such Liabilities.
(m)
    Purchaser shall indemnify, defend and hold harmless the Seller Indemnitees from and against:
(v)
    for any Post-Closing Tax Period, (A) all Liabilities for Taxes (which include any costs and expenses, including reasonable legal fees and expenses, attributable to such Tax Liabilities) of the Transferred Entity and (B) all Liabilities for Taxes (which include any costs and expenses, including reasonable legal fees and expenses, attributable to such Tax Liabilities) with respect to the Transferred Assets or the Business;

(vi)
    50% of Transfer Taxes (other than Transfer Taxes resulting from the transfer of the Transferred Entity);
(vii)
    Transfer Taxes resulting from the transfer of the Transferred Entity;
(viii)
    all Liabilities for Taxes attributable to any action taken on the Closing Date after the Closing, by Purchaser or any of its affiliates (including the Transferred Entity) other than any such action expressly required by applicable Law or by this Agreement or expressly permitted by this Agreement;
(ix)
    all Liabilities for Taxes attributable to any breach by Purchaser of its obligations under Article IX;
(x)
    all Liabilities for Taxes imposed on the Transferred Entity attributable to a loss of the exemption granted by the SEZ Permit resulting from any action taken by the Transferred Entity, Purchaser or any of their affiliates after the Closing other than (x) in the ordinary course of business consistent with past practice or (y) pursuant to an agreement that the Transferred Entity entered into prior to the Closing; and
(xi)
    all Liabilities for Taxes imposed on the Transferred Entity attributable to a loss of the exemption granted by the SEZ Permit resulting from the purchase of the Transferred Entity pursuant to this Agreement.
SECTION 10.04.
    Indemnification Procedures. (%3)Procedures Relating to Indemnification of Third Party Claims. If any party (the “Indemnified Party”) receives written notice of the commencement of any Action or the assertion of any claim by a third party or the imposition of any penalty or assessment for which indemnity may be sought under Section 10.01 or 10.02 (a “Third Party Claim”), and such Indemnified Party intends to seek indemnity pursuant to this Article X, the Indemnified Party shall promptly provide the other party (the “Indemnifying Party”) with written notice of such Third Party Claim, stating the nature, basis and the amount thereof, to the extent known, along with copies of the relevant documents evidencing such Third Party Claim and the basis for indemnification sought. Failure of the Indemnified Party to give such notice will not relieve the Indemnifying Party from liability on account of this indemnification, except if and to the extent that the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party will have 30 days from receipt of any such notice of a Third Party Claim to give notice to assume the defense thereof. If notice to the effect set forth in the immediately preceding sentence is given by the Indemnifying Party, the Indemnifying Party will have the right to assume the defense of the Indemnified Party against the Third Party Claim with counsel of its choice; provided, however, that such counsel is reasonably satisfactory to the Indemnified Party. If the

Indemnifying Party does not assume the defense of such Third Party Claim within 30 days of receipt of such notice, the Indemnified Party against which such Third Party Claim has been asserted will have the right to assume and control the defense thereof without prejudice to the ability of the Indemnified Party to enforce its claim for indemnification against the Indemnifying Party under this Article X; provided, however, that the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed). So long as the Indemnifying Party has assumed the defense of the Third Party Claim in accordance herewith, (i) the Indemnifying Party shall actively pursue such defense in good faith, (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense (except as contemplated by the following sentence) and participate in the defense of the Third Party Claim, (iii) the Indemnified Party shall not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed) and (iv) the Indemnifying Party shall not (A) admit to any wrongdoing or (B) consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim to the extent such judgment or settlement (1) provides for (x) relief other than money damages or (y) money damages if the Indemnifying Party has not acknowledged in writing that it shall be solely responsible for such money damages, or (2) does not include as an unconditional term thereof the giving by each claimant or plaintiff to the Indemnified Party of an irrevocable release from all liability with respect to such Third Party Claim, in the case of each of clauses (A) and (B), without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). Notwithstanding anything to the contrary in this Section 10.04, if the Indemnified Party in good faith determines that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such Third Party Claim, the Indemnified Party shall have the right at all times to take over and control the defense of such Third Party Claim; provided, however, that if the Indemnified Party does so take over and control the defense of such Third Party Claim, the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed). Each party shall use commercially reasonable efforts to minimize Losses from Third Party Claims and shall act in good faith in responding to, defending against, settling or otherwise dealing with such claims. The parties shall also cooperate in any such defense and give each other reasonable access to all information and records relevant thereto.
(c)
    Procedures Relating to Indemnification of Third Party Tax Claims. Notwithstanding Section 10.04(a), (i) if Purchaser or any of its affiliates receives notice of any Tax audit, examination or assessment (a “Tax Claim”) with respect to any Tax for which Seller may be responsible under Section 10.03, Purchaser shall promptly notify Seller, (ii) if Seller or any of its affiliates receives notice of any Tax Claim that could give rise to Taxes of the Transferred Entity or with respect to the Transferred Assets or the Business, Seller shall promptly notify Purchaser and (iii) if a Tax Claim includes, or could reasonably be expected to include, any claim for Taxes relating solely to a Straddle Period, Purchaser and Seller shall jointly control all proceedings taken in connection with such claim; provided, however, (1) if a Tax Claim relates to the U.S. Federal Income Taxes or state Income Taxes of Seller or any member of the Seller Group (other than Weyerhaeuser Poland) (such Tax Claim, an “Income Tax Claim”), Seller shall control fully all proceedings in connection with any such Income Tax Claim and shall have complete authority and discretion to settle any such Income Tax Claim without the consent of Purchaser and (2) the party responsible for preparing a property Tax Return under Section 9.04 shall control all proceedings in connection with any Tax Claims relating to such property Tax Return. Seller shall not settle or compromise any such audit, examination or proceeding with respect to any Tax Claim that it controls pursuant to this Agreement (other than an audit, examination or proceeding with respect to an Income Tax Claim) without the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed), to the extent such settlement or compromise could reasonably be expected to adversely affect Purchaser or its affiliates.
(d)
    Procedures for Non-Third Party Claims. The Indemnified Party shall notify the Indemnifying Party in writing promptly of its discovery of any matter that does not involve a Third Party Claim giving rise to the claim of indemnity pursuant hereto. The failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party from liability on account of this indemnification, except only to the extent that the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall have 30 days from receipt of any such notice to give notice of dispute of the claim to the Indemnified Party. The Indemnified Party shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters. Such assistance and cooperation shall include providing, at the Indemnifying Party’s expense, reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.
(e)
    Environmental Limitations. Notwithstanding any provision to the contrary in this Agreement, with respect to any Losses arising from Pre-Closing Environmental Liabilities or with respect to breaches of the representations and warranties contained in Section 4.11 (Environmental Matters): (a) Seller shall have satisfied its obligations with respect to any remedial action to the extent such remedial action is conducted to standards applicable to industrial properties, including the use of risk-based cleanup standards, natural attenuation, and deed restrictions so long as such use is not prohibited by the Governmental Entity overseeing such remedial action and (b) Seller shall not be required to indemnify any Purchaser Indemnitees for any such Losses (i) except to the extent such Losses are required to comply with Environmental Law in force and in effect on the Closing Date; (ii) to the extent Purchaser Indemnitees exacerbate any such Losses after the Closing Date (excluding exacerbation arising from post-Closing activities by Purchaser Indemnitees that conform to pre-Closing activities by Seller in connection with the Business as a result of which any representation or warranty in Section 4.11 was inaccurate, until such time as Purchaser Indemnitees know such activities caused such representation or warranty to be inaccurate); (iii) that result or arise from any exposure or alleged exposure to any Hazardous Materials emitted or discharged in connection with the operations of the Business or the Transferred Real Property prior to the Closing Date in compliance with Environmental Laws or applicable Environmental Permits; (iv) resulting or arising from any investigation, removal or remediation of any presence or Release of Hazardous Materials except to the extent such presence or Release existed at concentrations in soil, groundwater or other environmental media on the Closing Date such that the failure to remove or remediate such presence or Release, if known on the Closing Date, would have constituted a violation of or non-compliance with Environmental Law in force and in effect on the Closing Date; and (v) to the extent such Losses arise or result from any exposure or alleged exposure to, or any maintenance, repair, removal or disposal of, asbestos or asbestos-containing materials, other than any maintenance, repair, removal or disposal of asbestos or asbestos-containing materials required as of the Closing Date under any Environmental Law in force and effect on the Closing Date.
SECTION 10.05.
    Indemnification as Sole and Exclusive Remedy. The parties acknowledge and agree that, should the Closing occur, each party’s sole and exclusive remedy with respect to any and all claims for monetary relief relating to Article I, the Business, the Transferred Equity Interests, the Transferred Assets, the Excluded Assets, the Assumed Liabilities, the Retained Liabilities or any representation, warranty or covenant of the other party contained in this Agreement shall be pursuant to the indemnification provisions set forth in this Article X; provided, however, that (i) nothing herein (including Section 11.01) shall limit in any way either party’s monetary remedies in respect of fraudulent breach of this Agreement by the other party and (ii) should the Closing occur, no party shall have, and all parties shall be deemed to have waived, any rescission rights with respect to this Agreement, the Acquisition or the other transactions contemplated hereby. In furtherance of the foregoing and subject to the indemnification provision set forth in this Article X and the proviso contained in the immediately preceding sentence, Purchaser hereby waives, from and after the Closing Date, any and all rights, claims and causes of action for monetary relief Purchaser or any other Purchaser Indemnitee may have against Seller or any of its affiliates, or their respective directors, officers and employees arising under or based upon any Law (including with respect to environmental matters generally and any matters under the Comprehensive Environmental Response, Compensation, and Liability Act or similar state or provincial law). This Section 10.05 will not apply to any breach of any Ancillary Agreement, and, notwithstanding anything to the contrary in this Agreement, neither party nor any other person shall be entitled to indemnification under this Article X for any breach of any Ancillary Agreement.
SECTION 10.06.
    Calculation of Indemnity Payments. (%3) If any Losses are covered under any insurance policy maintained and paid for by the Indemnified Party prior to the Closing, the Indemnified Party shall use commercially reasonable efforts to pursue a claim or claims under the applicable insurance policy or policies. The amount of any Loss for which indemnification is provided under this Article X shall be net of any amounts recovered by the Indemnified Party under such insurance policies with respect to such Loss.

(g)
    An Indemnifying Party is authorized, in connection with payment of any Loss for which indemnification may be sought by an Indemnified Party under this Article X, to set off and apply any and all payments due to such Indemnifying Party under Section 2.03 or this Article X against any of and all of the obligations of the Indemnifying Party to such Indemnified Party under this Article X. The rights of the Indemnifying Party under this Section 10.06(b) are in addition (but without duplication) to other rights and remedies (including other rights of set-off) which such Indemnifying Party may have.
(h)
    The amount of any Loss for which indemnification is provided under this Article X shall be (A) increased to take account of any net Tax cost actually incurred by the Indemnified Party arising from the receipt of indemnity payments hereunder, grossed up for such increase (provided that the parties shall reasonably cooperate to minimize any such cost) and (B) reduced to take account of any net Tax benefit realized by the Indemnified Party arising from the incurrence or payment of such Loss.
(i)
    Notwithstanding anything in this Agreement to the contrary, (i) no indemnification may be claimed under this Article X for any Losses to the extent such Losses are included in the calculation of any adjustment to the Purchase Price pursuant to Article II, including in the case of indemnification by Seller to the extent such Losses are included as “Current Liabilities” or in the “Debt Amount” on the Statement and (ii) the amount of any Loss for which indemnification is provided under this Article X shall be, in the case of Purchaser, net of any amounts actually received by Purchaser in accordance with Section 6.16 with respect to such Loss.
(j)
    In the case of indemnification by Seller for any Losses that are recorded as a reserve on the Balance Sheet, the amount of recoverable Losses shall not be limited to the amount of such reserve.
SECTION 10.07.
    Additional Matters. (%3) For all Tax purposes, Purchaser and Seller agree to treat any indemnity payment under this Agreement as an adjustment to the Purchase Price unless a final determination (which shall include the execution of an IRS Form 870-AD or successor form) provides otherwise.
(a)
    For purposes of this Article X only, any inaccuracy in any representation or warranty contained in this Agreement (other than any representation or warranty contained in Section 4.01(a), 4.03, 4.04(a), 4.04(b) or 4.05, the first sentence of Section 4.09, the first sentence of Section 4.12(a), the first sentence of Section 4.12(b), the first sentence of Section 4.12(d), the first sentence of Section 4.13(a), the definition of “Business Material Agreements” in Section 4.14, Section 4.15(b)(ii) and Section 4.16), and any determination of damages resulting therefrom, shall be determined without regard to any materiality, “Material Adverse Effect” or similar qualification contained in or otherwise applicable to such representation or warranty.

(b)
    In no event shall an Indemnified Party be able to recover from an Indemnifying Party punitive or exemplary damages or any consequential or indirect damages that are not reasonably foreseeable (or actually foreseen by the Indemnifying Party), in each case, except if and to the extent any such damages are recovered by a third party against such Indemnified Party.
(c)
    If, prior to the Closing, (i) (A) either party notifies the other party of any inaccuracy of any representation or warranty of the party giving such notice contained in this Agreement or (B) Seller notifies Purchaser of any breach of any covenant or agreement contained in Section 5.01, (ii) such notice contains a clear and specific description of such inaccuracy or breach, (iii) such notice states that the effect of such inaccuracy or breach is a failure of a condition to the obligations of the party receiving such notice to effect the Acquisition as set forth in Article VII, and such statement is correct as a matter of applicable Law, and (iv) the party receiving such notice proceeds with the Closing, then the party receiving such notice shall be deemed to have waived such inaccuracy of representation or warranty or breach of covenant or agreement of the party giving such notice, and the party receiving such notice and its successors, assigns and affiliates shall not be entitled to indemnification under this Agreement, or to sue for damages or to assert any other right or remedy, for any Losses arising from any matters relating to such inaccuracy or breach. Notwithstanding the foregoing, if the party receiving such notice disputes that the statement described in clause (iii) above contained in such notice is correct as a matter of applicable Law, the Closing shall not occur until the parties have finally resolved such dispute.
(d)
    Except as provided in Section 10.07(d), the representations, warranties and covenants of the Indemnifying Party and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.
(e)
    All obligations of Seller or Purchaser under Section 10.03 to indemnify, defend and hold harmless Purchaser Indemnitee and Seller Indemnitee, as applicable, for any Losses arising or resulting from any Tax liability shall terminate at the expiration of the statute of limitations, including any applicable extensions or waivers thereof.
SECTION 10.08.
    Environmental Access, Control and Cooperation. With respect to any claim for indemnification by Purchaser Indemnitees for any Pre-Closing Environmental Liability or any breach of the representations and warranties contained in Section 4.11 (“Environmental Indemnity Claims”):
(a)
    Notwithstanding any provision to the contrary, (i) Seller shall have the right to assume the control and/or performance of, and shall have the right to make all final decisions with respect to, any investigation, cleanup or other corrective or responsive action (“Responsive Action”) relating to any Environmental Indemnity Claim to the extent Seller’s obligation under Section 10.01(a)(ii)(A), Section 10.01(a)(iii) (except with respect to breaches or inaccuracies of the Seller Fundamental Representations) or Section 10.01(a)(iv) exceeds or has exceeded on a cumulative basis $36,000,000; provided, however, that, with respect to any Responsive Action controlled and/or performed by Seller pursuant to this Agreement, to the extent reasonably practicable from an economic and engineering standpoint, Seller shall not conduct or agree to conduct any Responsive Action in a manner that unreasonably interferes with the operations of the Business at any relevant Transferred Real Property; and (ii) Purchaser shall provide Seller, at reasonable times and after reasonable notice, access to the Transferred Real Property and Business records and employees in connection with any such control and/or performance by Seller.
(b)
    The Party that controls and/or performs any Responsive Action relating to any Environmental Indemnity Claim under this Agreement (the “Controlling Party”) shall (i) reasonably consult with the other Party (the “Non-Controlling Party”) regarding any such Responsive Action, including the selection of any environmental consultants and the selection of, and development of any scope of work for, any Responsive Action; (ii) provide the Non-Controlling Party with an opportunity to review and comment on any submission to any Governmental Entity reasonably in advance of such submission and shall consider such comments in good faith; and (iii) provide the Non-Controlling Party with an opportunity to (A) attend any meetings with any Governmental Entity; (B) review any documents or records relating to such Responsive Action in the Controlling Party’s control that the Non-Controlling Party may reasonably request; and (C) monitor the performance of such Responsive Action and, in the case of any intrusive investigation or cleanup, and at Non-Controlling Party’s reasonable request and expense, take split samples; provided, however, that, if Purchaser is the Controlling Party, with respect to any such Environmental Indemnity Claim that could reasonably be expected to result in Loss such that Seller’s obligation under Section 10.01(a)(ii)(A), Section 10.01(a)(iii) (except with respect to breaches or inaccuracies of the Seller Fundamental Representations) or Section 10.01(a)(iv) would exceed on a cumulative basis $36,000,000, Purchaser shall not, except as required by Law, conduct, agree to, or enter any settlement or order or make any reporting to any Governmental Entity with respect to any Responsive Action (including the selection of consultants, development and selection of a scope of work, any submissions to any Governmental Entity) without the prior written consent of the Seller, which shall not be unreasonably withheld or delayed.
(c)
    Any Responsive Action taken in connection with any Environmental Indemnity Claim shall be conducted in a workmanlike manner, using commercially reasonable and cost effective practices, standards and methods from an engineering standpoint.
ARTICLE XI

General Provisions
SECTION 11.01.
    Survival of Representations and Warranties and Agreements.
(e)
    The representations and warranties of the parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith (other than the Ancillary Agreements) shall survive the Closing until the first anniversary of the Closing Date, except that (i) the Purchaser Fundamental Representations and the Seller Fundamental Representations shall survive indefinitely or until the latest date permitted by Law, (ii) the representations and warranties contained in Section 4.11 shall survive until the third anniversary of the Closing Date and (iii) the representations and warranties contained in Section 4.06 and Section 4.07 shall survive the Closing until 60 days following the expiration of all relevant statutes of limitations (giving effect to any extensions or waivers thereof). The covenants and agreements of the parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing indefinitely or for the shorter period explicitly specified therein, provided, however, that none of the agreements or covenants set forth in Sections 5.02, 6.03 or 6.04, or any claim with respect thereto, shall survive the Closing Date, and all parties shall be released from all obligations and Liabilities with respect thereto, including with respect to any breach thereof, effective as of the Closing. No claim for indemnification may be brought with respect to a breach of Section 5.01 or Section 6.18 after the first anniversary of the Closing Date. Notwithstanding the preceding sentences, any breach or inaccuracy of representation or warranty or breach of covenant or agreement, in respect of which indemnification may be sought under this Agreement, shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to such right of indemnification shall have been given to the party against whom such indemnification may be sought prior to such time.
(f)
    Seller shall have no obligation to indemnify Purchaser Indemnitees under Section 10.01(a)(iv) for Pre-Closing Environmental Liabilities unless Seller is provided notice asserting a claim for indemnification for such Pre-Closing Environmental Liabilities on or before the third anniversary of the Closing Date. Such obligation shall not terminate with respect to the Pre-Closing Environmental Liabilities as to which Purchaser Indemnitees provides such notice prior to such time.

SECTION 11.02.
    Notices. All notices, requests, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be given as follows:
(xii)
    if to Seller, to
Weyerhaeuser Company
33663 Weyerhaeuser Way South
Federal Way, WA 98003
Attention: General Counsel
Facsimile: 1–253-928-2298
Email: devin.stockfish@weyerhaeuser.com
with a copy to:
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attention: Richard Hall and Erik Tavzel
Facsimile: 1-212-474-3700
Email: rhall@cravath.com and etavzel@cravath.com
(xiii)
    if to Purchaser, to
International Paper Company
6420 Poplar Avenue
Memphis, TN 38197
Attention: General Counsel
Facsimile: 1-901-214-1248
Email: sharon.ryan@ipaper.com
with a copy to:
Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attention:    Jeffrey J. Rosen
        Michael A. Diz
Facsimile:    1-212-909-6836
Email:        jrosen@debevoise.com
        madiz@debevoise.com

or to such other address(es) as shall be furnished in writing by any such party to the other party hereto in accordance with the provisions of this Section 11.02.
SECTION 11.03.
    Definitions. For purposes of this Agreement:
“Accounts Receivable Programs” means the Receivables Purchase Agreement between Weyerhaeuser NR Company and JPMorgan Chase Bank, N.A., dated December 11, 2013, the Receivables Purchase Agreement between Weyerhaeuser Export Company and JPMorgan Chase Bank, N.A., dated December 11, 2013, the Receivables Purchase Agreement between Weyerhaeuser Sales Europe, Inc. and JPMorgan Chase Bank, N.A., dated December 11, 2013 and the Supplier Agreement between Weyerhaeuser NR Company and Citibank, N.A., dated March 8, 2013.
“Acknowledged Canadian Obligations” means obligations (contingent, future or otherwise) in respect of the Business in Canada, the ownership of Canadian Transferred Assets or the Canada Business Employees in respect of the Business in Canada that, solely for the purposes of Section 9.01(a), are not included in Assumed Canadian Liabilities, including obligations that are inseparably tied to the ownership and conduct of the Business in Canada, the ownership of Canadian Transferred Assets, or the Canada Business Employees in respect of the Business in Canada, as the case may be, including environmental obligations and similar obligations in respect of the Business in Canada but, for the avoidance of doubt, excluding all Retained Liabilities.
“Acquisition Proposal” means any proposal by a third party with respect to any merger, share exchange, amalgamation, arrangement, takeover bid, sale of assets, or sale of stock involving all or substantially all of the Transferred Assets or the Business, excluding the Acquisition.
“Action” means any demand, action, claim, counterclaim, suit, countersuit, arbitration, inquiry, labor grievance procedures, proceeding or investigation by or before any federal, state, local, foreign or international Governmental Entity or any arbitration or mediation tribunal.
“affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.
“Affiliate Agreement” means any Contract relating solely to the Business to which the Seller or any of its affiliates (other than the Transferred Entity), on the one hand, and the Business or the Transferred Entity, on the other hand, are parties. “Affiliate Agreement” shall in no event include any Shared Contract.

“Ancillary Agreements” means the Asset Conveyance Documents, the Liabilities Assumption Documents, the Site Services Agreements, the Supply Agreements, the Sublease Agreement, the Data Processing Agreement and the Intellectual Property License Agreement.
“Annualized Business Three Month Net Sales Amount” means the trailing three-month net sales of the Business (measured for the three-month period ending on and including the last day of the calendar month prior to Closing) multiplied by 4.
“Assumed Benefit Agreement” means each Business Benefit Agreement (i) that Purchaser has expressly agreed to assume, or to cause its subsidiaries to assume, pursuant to any Transaction Document, (ii) that Purchaser or any of its subsidiaries is required to assume under applicable Law, Contract or CBA or (iii) to which the Transferred Entity is a party.
“Assumed Benefit Plan” means each Business Benefit Plan, or portion thereof, (i) any assets or liabilities of which (A) Purchaser has expressly agreed to assume, or to cause its subsidiaries to assume, pursuant to any Transaction Document or (B) any assets or liabilities of which Purchaser or its subsidiaries is required to assume under applicable Law, Contract or CBA or (ii) sponsored by the Transferred Entity.
“Assumed Canadian Liabilities” means the Assumed Liabilities that are separate and existing liabilities in respect of the Business in Canada, the ownership of Canadian Transferred Assets, the Canada Business Employees and includes separate and existing liabilities such as trade accounts payable and other legally accrued and fully ascertained liabilities of the Business in Canada, but excludes all Retained Liabilities.
“Business” means the business of Seller or any other member of the Seller Group, including the Transferred Entity, consisting of the manufacture and distribution of fluff pulp, softwood papergrade pulp and specialty chemical cellulose pulp; provided, however, that the Business shall in no event include (a) Seller’s liquid packaging business or (b) Seller’s interest in North Pacific Paper Corporation.
“Business Benefit Agreement” means any employment, consulting, indemnification, severance, termination, change in control, retention, bonus or similar agreement or arrangement between Seller or any of its subsidiaries, on the one hand, and any individual Business Employee, on the other hand.
“Business Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA, whether or not subject to ERISA) “employee welfare benefit plan” (as defined in Section 3(1) of ERISA, whether or not subject to ERISA) or bonus, pension, profit sharing, deferred compensation, incentive compensation, stock or other equity ownership, stock or other equity purchase, stock or other equity appreciation, restricted stock or other equity, stock or other equity repurchase rights, stock or other equity option, phantom stock or other equity, performance, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding or subject to the Laws of the United States) maintained, contributed to or required to be maintained or contributed to by Seller or any of its subsidiaries, providing benefits to any Business Employee.

“Business Day” means any day on which commercial banks are generally open for business in Seattle, Washington and New York, New York, other than a Saturday, a Sunday or a day observed as a holiday in Seattle, Washington under the Laws of the State of Washington or in New York, New York under the Laws of the State of New York or the Federal Laws of the United States of America.
“Business Employee” means (i) each director, officer, manager or employee of Seller or its subsidiaries who is solely engaged in the Business or employed by the Transferred Entity, other than those set forth in Section 11.03 of the Seller Disclosure Letter, and (ii) each other director, officer, manager or employee of Seller or its subsidiaries set forth in Section 11.03 of the Seller Disclosure Letter, including, in the case of each of clauses (i) and (ii), such individuals who are not actively at work due to vacation, holiday, illness, jury duty, bereavement leave, disability, workers’ compensation or other authorized leave of absence or other leave protected under applicable Law.
“Business Material Adverse Effect” means any Effect that has been or would reasonably be likely to be material and adverse to (i) the business, assets, properties, condition (financial or otherwise) or results of operations of the Business and the Transferred Assets (taken as a whole) other than an Effect relating to (A) the economy generally, (B) the industries in which the Business operates generally (including changes in prices for energy, raw materials and finished products), (C) the financial, securities and currency markets generally or (D) other than for purposes of Section 4.03, the entering into or the public announcement or disclosure of this Agreement or the consummation or proposed consummation of the Transactions or the pendency thereof (in each of clause (A), (B) or (C), to the extent such Effect does not disproportionately affect the Business in relation to others in the same industry), or (ii) the ability of the Seller to perform its obligations under the Transaction Documents or consummate the Transactions. For purposes of so much of Section 4.05 as relates to the period between the date of this Agreement and the Closing, Business Material Adverse Effect shall also exclude any Effect (not otherwise excluded pursuant to the preceding sentence) relating to (i)(A) changes in Law, (B) any item referred to in clause (i)(A), (i)(B) or (i)(C) of the immediately preceding sentence, whether or not disproportionately affecting the Business, or (C) any change in purchasing behavior of customers of the Business, (ii) actions taken or not taken at the request of Purchaser or any of its affiliates or (iii) acts of war, armed conflicts or terrorism.
“Business NDA” means each nondisclosure, confidentiality or similar agreement entered into by Seller with bidders or other third parties (other than Purchaser) in connection with the disposition of the Business.
“Canada Business Employees” means those Business Employees who, as of immediately prior to the applicable Transfer Time (or such other time as is specified in the context where used or such other time as required under applicable Law), are principally employed in Canada or, in the case of employees on leave, who were principally employed in Canada at the time they began such leave.
“Canadian Seller” means Weyerhaeuser Company Limited.

“Canadian Transferred Assets” means the Transferred Assets used by the Canadian Seller or held in connection with the Business carried on in Canada by the Canadian Seller.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Columbus Industrial Revenue Bonds” means (i) the Lowndes County, Mississippi Solid Waste Disposal and Pollution Control Refunding Revenue Bonds (Weyerhaeuser Company Project) Series 1992A (in the original and outstanding principal amount of $61,200,000, bearing interest at a rate of 6.80% per annum and with a maturity date of April 1, 2022) and (ii) the Lowndes County, Mississippi Solid Waste Disposal and Pollution Control Refunding Revenue Bonds (Weyerhaeuser Company Project) Series 1992B (in the original and outstanding principal amount of $27,000,000, bearing interest at a rate of 6.70% per annum and with a maturity date of April 1, 2022).
“Commercial Operation” has the meaning assigned thereto in the Georgia Power Contract.
“Confidentiality Agreement” means the Confidentiality Agreement, dated as of December 4, 2015, between Seller and Purchaser, as amended by the Clean Team Confidentiality Agreement, dated as of February 10, 2016, between Seller and Purchaser.
“Continuation Period” means (i) in the case of any Canada Business Employee, the period commencing on the Closing Date and ending on the second anniversary thereof, and (ii) in the case of all other Business Employees, the period commencing on the Closing Date and ending on December 31 of the year following the year in which the Closing Date occurs.
“Credit Support Obligations” shall mean letters of credit, guarantees, surety bonds, trust agreements and other credit support instruments issued by Seller or any of its affiliates (including the Transferred Entity) or third parties on behalf of Seller or the Business.
“Data Processing Agreement” means the agreement to be entered into between Seller and a European Economic Area Purchaser Sub in substantially the form set forth in Exhibit E.
“Debt Amount” means (i) the aggregate principal amount, together with all accrued and unpaid interest thereon and all outstanding fees with respect thereto, of all outstanding indebtedness of Seller in respect of the Columbus Industrial Revenue Bonds and (ii) solely for the purposes of the Purchase Price adjustment in Section 2.03, to the extent that any Assumed Benefit Plan is a defined benefit pension plan and the aggregate liabilities accrued under such Assumed Benefit Plans determined as of the date of the most recent actuarial valuation of such plan exceed the fair market value of the aggregate assets of such Assumed Benefit Plan as of the last Business Day immediately prior to the Closing Date, the amount of such excess.
“$” means lawful money of the United States of America.

“Effect” has the meaning given to such term in the definition of “Purchaser Material Adverse Effect” in this Section 11.03.
“Eligible Capital Expenditures” means, as at the day prior to the Closing Date, the sum of (i) the aggregate amount of all capital expenditures (excluding capitalized interest) made by Seller or any other member of the Seller Group on or after the date hereof with respect to the Port Wentworth Project; provided that (A) such expenditures shall have been made in accordance with this Agreement and either paid  in cash or reflected as accounts payable or accrued liabilities on the Statement and (B) in no event shall the amount determined under this clause (i) exceed $60,000,000; plus (ii) the amount, if any, by which (x) the aggregate amount of all capital expenditures (excluding capitalized interest) made by Seller or any other member of the Seller Group on or after the date hereof with respect to the Business (other than the Port Wentworth Project) exceeds (y) the sum of (I) $4,000,000 multiplied by the number of calendar months between the date hereof and the day prior to the Closing Date (determined by including the number of full calendar month and any additional fractional month in such period) plus (II) the amount of Extraordinary Maintenance and Repair Expenditures made by the Seller during such period and either paid in cash or reflected as accounts payable or accrued liabilities on the Statement; minus (iii) the amount, if any, by which the amount described in clause (ii)(x) above is less than the sum of (A) $3,600,000 multiplied by the number of calendar months between the date hereof and the day prior to the Closing Date (determined by including the number of full calendar month and any additional fractional month in such period) plus (B) the amount of Extraordinary Maintenance and Repair Expenditures made by the Seller during such period and either paid in cash or reflected as accounts payable or accrued liabilities on the Statement.
“Environmental Laws” means all applicable Laws, Judgments, legally binding agreements and Environmental Permits issued, promulgated or entered into by or with any Governmental Entity, relating to pollution, natural resources, protection or restoration of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), endangered or threatened species or, as it relates to exposure to hazardous or toxic materials, human health or safety.
“Environmental Liabilities” means all Liabilities relating to or in respect of environmental, health or safety matters, including those arising from (i) the compliance or noncompliance with Environmental Laws, (ii) the alleged or actual presence or Release of, or exposure to, Hazardous Materials, (iii) the offsite transportation, storage, treatment, disposal or arrangement for disposal of Hazardous Materials and (iv) any other Liabilities or costs arising under Environmental Laws, including, in each case, all investigatory, cleanup and other remediation costs, administrative oversight costs, natural resources damages, property damages, personal injury damages, indemnity, contribution and similar obligations and all costs and expenses, interest, fines, penalties and other monetary sanctions in connection with any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Extraordinary Maintenance and Repair Expenditures” means capital expenditures for maintenance, repairs and replacements due to casualties, accidents, extraordinary events or emergencies or other events or circumstances of a nature or kind not reflected in the Pre-Closing Maintenance CapEx Budget.
“Final Order” means an action by the relevant Governmental Entity that has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any mandatory waiting period prescribed by Law before the Transactions may be consummated has expired, and as to which all conditions to the consummation of the Transactions prescribed by Law have been satisfied.
“FOLA” means the Foreign Ownership of Land Administration (Alberta).
“FOLR” means Foreign Ownership of Land Regulations (Alta Reg 160/1979).
“GAAP” means generally accepted accounting principles in effect in the United States at the relevant time.
“Geneva Pension Plan” means a defined benefit pension plan maintained for the benefit of Switzerland Business Employees.
“Georgia Power Contract” means the Contract for the Purchase of Firm Capacity and Energy from a Renewable Qualifying Facility Utilizing the Proxy Unit Methodology, between Seller and Georgia Power Company, dated as of March 5, 2014, as amended by the Amendment, dated October 21, 2014.
“GST” means any goods and services tax and harmonized sales tax imposed under Part IX of the Excise Tax Act (Canada).
“Hazardous Materials” means (i) any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, urea formaldehyde foam insulation and polychlorinated biphenyls and (ii) any other chemical, material, substance or waste that in relevant form or concentration is prohibited, limited or regulated under any Environmental Law.
“Historic Remains” means those certain human remains dating to World War II located at the Transferred Poland Real Property.
“Hong Kong Business Employees” means those Business Employees who, as of immediately prior to the applicable Transfer Time (or such other time as is specified in the context where used or such other time as required under applicable Law), are principally employed in Hong Kong or, in the case of employees on leave, who were principally employed in Hong Kong at the time they began such leave.
“Income Tax” means any Tax imposed on or measured by net income, including franchise or similar Taxes measured by net income, and the Washington Business and Occupation Tax.

“Indebtedness” means (i) all indebtedness for borrowed money, including the aggregate principal amount of, and any accrued interest and applicable prepayment charges or premiums (including any “make-whole” or similar premium or penalty payable in connection with redemption or otherwise extinguishing such indebtedness whether or not then due) with respect to all borrowed money, purchase money financing and capitalized lease obligations and (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, in the case of the foregoing clauses (i) and (ii), whether incurred, assumed, secured or unsecured and including any guarantees of such indebtedness.
“Intellectual Property License Agreement” means the license of Intellectual Property Rights by and between Seller and Purchaser (or a Purchaser Sub) substantially in the form attached as Exhibit A.
“Intellectual Property Rights” means all U.S. and foreign patents (including all provisionals, reissues, divisions, continuations, continuations-in-part, reexaminations and extensions thereof), patent applications, patent rights, copyrights (whether registered or unregistered), copyright registrations, copyright applications, trademarks (whether federal, state, registered, common law or unregistered), trademark registrations, trademark applications, service marks, trade names, business names, brand names, designs, design registrations, domain names, logos, slogans, trade styles, trade dress and other indicia of origin, trade secrets, patent disclosures, know-how, knowledge, processes, methods, designs, plans, manuals, formulae, flow charts, drawings, specifications, data, inventions and discoveries (whether or not patentable and reduced to practice), improvements, confidential or proprietary information, customer data, Software and all rights to the foregoing.
“IRS” means the U.S. Internal Revenue Service.
“knowledge of Seller” means the actual knowledge of the persons set forth in Section 11.03 of the Seller Disclosure Letter.
“Japan Business Employees” means those Business Employees who, as of immediately prior to the applicable Transfer Time (or such other time as is specified in the context where used or such other time as required under applicable Law), are principally employed in Japan or, in the case of employees on leave, who were principally employed in Japan at the time they began such leave.
“Liabilities” means obligations, liabilities and commitments of any nature, whether known or unknown, express or implied, primary or secondary, direct or indirect, liquidated, absolute, accrued, contingent or otherwise and whether due or to become due.
“Liens” means all pledges, liens, claims, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever.
“Material Adverse Effect” means a Business Material Adverse Effect or a Purchaser Material Adverse Effect, as applicable.

“Material Lease” means that certain Industrial Lease Agreement dated January 16, 2014, by and between Weyerhaeuser NR Company, as Tenant, and Duke Realty Limited Partnership, as Landlord, as amended by that First Amendment to Lease dated November 17, 2014, and as amended by that Second Amendment to Lease dated October 30, 2015.
“Non-U.S. Business Employees” means those Business Employees who are not U.S. Business Employees.
“NYSE” means the New York Stock Exchange.
“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity or other entity, including any Governmental Entity.
“Post-Closing Tax Period” means all taxable periods beginning after the Closing Date and the portion of any Straddle Period beginning on the day after the Closing Date.
“Port Wentworth Project” has the meaning assigned to “Project” in the Georgia Power Contract.
“Pre-Closing Environmental Liabilities” means all Environmental Liabilities (other than Retained Environmental Liabilities) resulting or arising from violations of or non-compliance with Environmental Laws occurring on or prior to the Closing Date in connection with operations at the Transferred Real Property or in connection with the conduct or operation of the Business, including liability for the investigation, removal or remediation of Hazardous Materials at, on, under or from the Transferred Real Property resulting from the presence or Release of Hazardous Materials on or prior to the Closing Date, but only to the extent such presence or Release existed at concentrations in soil, groundwater or other environmental media on the Closing Date such that the failure to remove or remediate such presence or Release, if known on the Closing Date, would have constituted a violation of or non-compliance with Environmental Law in force and in effect on the Closing Date.
“Pre-Closing Tax Period” means all taxable periods ending on or prior to the Closing Date and the portion of any Straddle Period ending on the Closing Date.
“Project Completion Deadline” means May 1, 2017.
“Purchaser Fundamental Representations” means the representations and warranties of Purchaser contained in Sections 3.01 and 3.02.
“Purchaser Material Adverse Effect” means any state of facts, change, effect, condition, development, event or occurrence (any such item, an “Effect”) that has been or would reasonably be likely to be material and adverse to the ability of Purchaser to perform its obligations under the Transaction Documents or consummate the Transactions.
“Regulatory Legal Proceeding” means any proceeding, including a pre-litigation antitrust review, seeking a preliminary injunction or other comparable legal impediment to the

Acquisition or to Purchaser’s freedom to operate the Business after Closing under any Review Law or the Power Act.
“Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment (including ambient air, surface water, groundwater, land surface or subsurface strata).
“Representatives” means, with respect to any Person, its directors, officers, employees, consultants, agents, investment bankers, financial advisors, attorneys, accountants and other representatives.
“Retained Environmental Liabilities” means all Environmental Liabilities arising out of or relating to (i) properties or facilities formerly owned, leased or operated in connection with the Business or the Transferred Assets, (ii) the off-site transportation, storage, disposal or arrangement for disposal of Hazardous Materials on or prior to the Closing Date, or (iii) all Liabilities arising out of or relating to any Action pending on or prior to the Closing Date in connection with, arising out of or relating to the alleged or actual presence or release of, or exposure to, asbestos or asbestos-containing materials in any form in or at any of the Transferred Assets or in connection with the operations of the Business.
“Review Law” means the HSR Act or any other Law of any applicable jurisdiction that pertains to antitrust, merger control, competition or trade regulation matters or foreign investment review (including the Investment Canada Act).
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.
“Seller Business” means (i) the business and operations of the Seller Group other than the Business, (ii) all other businesses and operations acquired or commenced by any member of the Seller Group at any time after the Closing Date and (iii) any terminated, divested or discontinued business or operation that at the time of termination, divestiture or discontinuation did not solely relate to the Business as then conducted.
“Seller Fundamental Representations” means the representations and warranties of Seller contained in Sections 4.01, 4.02, those portions of Section 4.12 relating to title to the Transferred Assets, those portions of Section 4.13 relating to title to Scheduled Intellectual Property, and the first sentence of Section 4.18.
“Seller Group” means Seller, Seller Parent, each subsidiary of Seller and any other Person that is controlled directly or indirectly by Seller Parent. Prior to the Closing, the Seller Group shall include the Transferred Entity, and after the Closing the Seller Group shall exclude the Transferred Entity.

“Seller Parent” means Weyerhaeuser Company, a Washington corporation.
“Severance Obligations” means any statutory, contractual, common law or other severance payments or other separation benefits, whether pursuant to applicable Law, any applicable plan or policy, any applicable individual employment agreement or arrangement, any CBA or otherwise (including (i) any compensation payable during a mandatory termination notice period, (ii) any continued compensation, severance payments or other separation benefits payable pursuant to a judgment of a court having competent jurisdiction, (iii) in the case of any Hong Kong Business Employee, any 13th month bonus, accrued annual leave or long-service pay that becomes payable in connection with a termination of employment and (iv) in the case of any Japan Business Employee, any amounts payable in accordance with the Weyerhaeuser Japan Ltd. Retirement Allowance Plan) and the employer portion of any employment Taxes with respect to all such severance payments or other separation benefits.
“SEZ Permit” means (i) permit no. 55/PSSE issued to the Transferred Entity on October 19, 2009 for pursuing business activity in the territory of the Pomeranian Special Economic Zone (as thereafter amended) and (ii) resolution of City Council of Gdańsk no. XLII/1191/09 issued on November 26, 2009 based on which a real estate tax exemption was claimed by the Transferred Entity.
“Shared Contract” means each Contract identified as a “Shared Contract” in Section 1.02(a)(vii) of the Seller Disclosure Letter.
“Site Services Agreements” means the agreements to be entered into between Seller and Purchaser in substantially the form set forth in Exhibit B pursuant to which Seller and Purchaser shall agree to provide the goods and services described therein.
“Software” means all computer software, including but not limited to, application software, system software, firmware, middleware, mobile digital applications, assemblers, applets, compilers and binary libraries, including all source code and object code versions of any and all of the foregoing, in any and all forms and media, and all related documentation.
“Specified Compensation and Benefits” means:
(i) in the case of any each Transferred Employee who is a Non-U.S. Business Employee, (A) a base salary or wage rate that is no less favorable than that provided to such Transferred Employee by Seller as of immediately prior to the Closing, (B) incentive compensation opportunities that are no less favorable in the aggregate than those provided to such Transferred Employee as of immediately prior to the Closing and (C) subject to any obligations of Purchaser pursuant to Section 6.07(b), other employee benefits that are no less favorable in the aggregate than the employee benefits provided to such Transferred Employee as of immediately prior to the Closing; and
(ii) in the case of each Transferred Employee who is a U.S. Business Employee, (A) base salary that is no less favorable than that provided to such Transferred Employee by the Seller as of immediately prior to the Closing, (B) incentive compensation opportunities that are no less favorable in the aggregate than such opportunities provided to newly-hired employees of Purchaser in similar pay classes and (C) subject to any obligations of Purchaser pursuant to Section 6.07(b), other employee benefits that are no less favorable in the aggregate than the employee benefits provided to newly-hired employees of Purchaser in similar pay classes (but taking into account any applicable services credits provided to the Transferred Employees pursuant to the terms and conditions of this Agreement).
“Straddle Period” means any Tax period that includes (but does not end on) the Closing Date.
“Sublease Agreement” means the agreement to be entered into between Seller and Purchaser in substantially the form set forth in Exhibit D with respect to the premises located at 32901 Weyerhaeuser Way S., Federal Way, Washington 98001.
“subsidiary” of any Person means any corporation, partnership or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled (i) by such Person, (ii) by any one or more of such Person’s subsidiaries or (iii) by such Person and one or more of its subsidiaries; provided, however, that no Person that is not directly or indirectly wholly owned by any other Person shall be a subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person.
“Supply Agreements” means the agreements to be entered into between Seller and Purchaser in substantially the form set forth in Exhibit C providing for the supply of goods and services described therein.
“Switzerland Business Employees” means those Business Employees who, as of immediately prior to the applicable Transfer Time (or such other time as is specified in the context where used or such other time as required under applicable Law), are principally employed in Switzerland or, in the case of employees on leave, who were principally employed in Switzerland at the time they began such leave.
“Target Working Capital” means (i) if the Closing occurs on or prior to June 30, 2016, $300,000,000 or (ii) if the Closing occurs thereafter, an amount equal to 20% of the Annualized Business Three Month Net Sales Amount.
“Tax” or “Taxes” means all forms of taxation imposed by any Federal, state, provincial, local, foreign or other Taxing Authority, including income, alternative minimum, accumulated earnings, personal holding company, capital stock, profits, windfall profits, gross receipts, registration, stamp, premium, severance, environmental (including taxes under section 59A of the Code), capital gains, franchise, real property, personal property, occupancy, license, occupation, disability, workers’ compensation, sales, use, excise, employment, unemployment, payroll, social security, estimated, value added, ad valorem, transfer, customs, recapture, withholding, health and other tax, duty, fee, assessment or other similar governmental charge of any kind, including any interest, penalties and additions thereto.
“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including any amendment made with respect thereto.
“Taxing Authority” means any Federal, state, provincial, local or foreign government, any subdivision, agency, commission or authority thereof or any quasi-governmental body exercising Tax regulatory authority.
“Title Company” means (i) First American Title Insurance Company, as the lead title company and 50% co-insurer, and (ii) a nationally recognized title company selected by Purchaser and approved by Seller in its reasonable discretion, as 50% co-insurer.
“Title Policy” means the standard current form of American Land Title Association (ALTA) owner’s policy of title insurance, or the Title Company’s binding commitment to issue the same, insuring the fee title to the applicable Owned Real Property subject only to Permitted Liens; provided, however, that any such Title Policy shall not include nonstandard endorsements and shall not be extended policies of title insurance.
“Transaction Documents” means this Agreement, the Ancillary Agreements and the Confidentiality Agreement.
“Transactions” means the Acquisition and the other transactions contemplated by the Transaction Documents.
“Transfer Regulations” means the European Council Directive of March 12, 2001 (2001/23/EC), relating to the safeguarding of employees’ rights in the event of transfers of undertakings, businesses or parts of businesses and any country legislation implementing such Directive and any other similar applicable Law in other countries that relates to Business Employees.
“Transfer Taxes” means all sales (including bulk sales), use, transfer, recording, filing, value added, ad valorem, documentary, gross receipts, registration, conveyance, excise, license, stamp or similar Taxes and notarial or other similar fees arising out of, in connection with or attributable to the transactions effectuated pursuant to this Agreement, including (solely for the taxable period that includes the Closing Date or the date of the relevant Subdivision, as applicable) any such taxes, fees or assessments (i) arising out of any Subdivision of Owned Real Property and (ii) specifically civil law transaction tax imposed under the laws of Poland with respect to the transfer of the Transferred Entity; provided that Transfer Taxes shall not include Income Taxes or Taxes on capital gains.
“Transferred Employee” means each Business Employee who accepts employment with Purchaser or any of its subsidiaries as of the applicable Transfer Time and each

Business Employee whose employment transfers from Seller or any of its subsidiaries to Purchaser by operation of Law (including through the Transferred Entity).
“Transferred Entity” means Weyerhaeuser Poland sp.zo.o.
“Transferred Equity Interests” means all the outstanding shares of capital stock of the Transferred Entity.
“Transferred Poland Real Property” means the property located in the Pomorska Special Economic Zone of Gdansk, Poland.
“U.S. Business Employees” means those Business Employees who, as of immediately prior to the applicable Transfer Time (or such other time as is specified in the context where used or such other time as required under applicable Law), are principally employed in the United States or, in the case of employees on leave, who were principally employed in the United States at the time they began such leave.
“U.S. Review Laws” means the Review Laws of the United States.
“Washington Business and Occupation Tax” means gross receipts tax imposed for the privilege of doing business in Washington State.
“WTC Lease” means that certain Lease Agreement dated February 9, 2016, by and between Federal Way Campus, LLC, as Landlord, and Weyerhaeuser NR Company, as Tenant.
SECTION 11.04.
    Interpretation; Disclosure Letters. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Each of the parties hereto has participated in the drafting and negotiation of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. Any matter disclosed in any Section of the Purchaser Disclosure Letter or the Seller Disclosure Letter shall qualify the correspondingly numbered representation and warranty or covenant and any other representation and warranty or covenant of Purchaser or Seller to the extent that the relevance of any such disclosure to such other representation and warranty or covenant is reasonably apparent from the text of such disclosure, other than the material under the heading “SEC Documents” in Section 4.04 of the Seller Disclosure Letter (which shall only qualify Section 4.04). When a reference is made in this Agreement or the Seller Disclosure Letter to information or documents being provided, made available or disclosed to Purchaser or its affiliates, such information or documents shall include any information or documents (i) furnished in the “data room” maintained by Seller at least 36 hours prior to the execution of this Agreement and to which access has been granted to Purchaser and its Representatives or (ii) otherwise provided in writing (including electronically) to Purchaser or its affiliates.
SECTION 11.05.
    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the end that the Transactions are fulfilled to the extent possible.
SECTION 11.06.
    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties.
SECTION 11.07.
    Entire Agreement; No Third-Party Beneficiaries. The Transaction Documents, taken together with the Purchaser Disclosure Letter and the Seller Disclosure Letter, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the Transactions and are not intended to confer upon any Person other than the parties hereto any rights or remedies. In the event of any conflict between the provisions of this Agreement (including the Purchaser Disclosure Letter and the Seller Disclosure Letter and Exhibits hereto), on the one hand, and the provisions of the Confidentiality Agreement or the other Transaction Documents (including the schedules and exhibits thereto), on the other hand, the provisions of this Agreement shall control.
SECTION 11.08.
    Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.
SECTION 11.09.
    Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

SECTION 11.10.
    Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of any Transaction Document were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of any Transaction Document and to enforce specifically the terms and provisions of each Transaction Document in any Federal court, located in the State of Delaware or, if such Federal courts do not have subject matter jurisdiction, in any Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or, if such Federal courts do not have subject matter jurisdiction, of any Delaware state court in the event any dispute arises out of any Transaction Document or any Transaction, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to any Transaction Document or any Transaction in any court other than any Federal court sitting in the State of Delaware or any Delaware state court and (d) waives any right to trial by jury with respect to any action related to or arising out of any Transaction Document or any Transaction.
[Remainder of this page intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, each of Seller and Purchaser has duly executed this Agreement as of the date first written above.
WEYERHAEUSER NR COMPANY
By:    _/s/ Devin W. Stockfish
Name: Devin W. Stockfish
Title: SVP, General Counsel and
Corporate Secretary
INTERNATIONAL PAPER COMPANY
By:    _/s/ C. Cato Ealy
Name: C. Cato Ealy
Title: Senior Vice President
Corporate Development

[Signature Page to Purchase Agreement]

Annex I

Glossary of Defined Terms

Term	Location
$	Section 11.03
2014 and 2013 Balance Sheets	Section 4.04(b)
2015 Business Financial Statements	Section 4.04(b)
Accounting Firm	Section 2.03(b)
Accounting Principles	Section 2.03(d)
Accounts Receivable Programs	Section 11.03
Accrued Vacation Days	Section 6.07(i)
Acknowledged Canadian Obligations	Section 11.03
Acquisition	Section 1.01
Acquisition Proposal	Section 11.03
Action	Section 11.03
Adjusted Purchase Price	Section 2.03(c)
affiliate	Section 11.03
Affiliate Agreement	Section 11.03
Agreement	Preamble
Alberta Order	Section 3.03(b)
Allocations	Section 9.01(a)
Ancillary Agreements	Section 11.03
Annualized Business Three Month Net Sales Amount	Section 11.03
Appraisal Firm	Section 9.01(a)
Asset Allocation	Section 9.01(a)
Asset Conveyance Documents	Section 2.02(a)
Assumed Benefit Agreement	Section 11.03

Term	Location
Assumed Benefit Plan	Section 11.03
Assumed Benefit Plan Assets	Section 1.02(a)(xiii)
Assumed Canadian Liabilities	Section 11.03
Assumed Credit Support Obligations	Section 6.19(a)
Assumed Liabilities	Section 1.04(a)
Balance Sheet	Section 4.04(b)
Business	Section 11.03
Business 401(k) Plan	Section 1.01(h)(i)
Business Benefit Agreement	Section 11.03
Business Benefit Plan	Section 11.03
Business Continuing Credit Support Obligation	Section 6.19(b)
Business Day	Section 11.03
Business Employee	Section 11.03
Business Financial Statements	Section 4.04(b)
Business Insurance Policies	Section 1.02(a)(xv)
Business Material Adverse Effect	Section 11.03
Business Material Agreements	Section 4.14(a)
Business NDA	Section 11.03
Canada Business Employees	Section 11.03
Canadian Allocation	Section 9.01(a)
Canadian Seller	Section 11.03
Canadian Transferred Assets	Section 11.03
CBA	Section 4.08(a)
Closing	Section 2.01

Term	Location
Closing Date	Section 2.01
Closing Date Payment	Section 2.02(b)
Closing Eligible Capital Expenditures	Section 2.03(a)
Closing Working Capital	Section 2.03(a)
Code	Section 11.03
Columbus Industrial Revenue Bonds	Section 11.03
Commercial Operation	Section 11.03
Confidentiality Agreement	Section 11.03
Continuation Period	Section 11.03
Contracts	Section 1.02(a)(vii)
control	Section 11.03
Controlled Group Liability	Section 4.07(b)
Controlling Party	Section 10.08(b)
Credit Support Obligations	Section 11.03
Current Assets	Section 2.03(d)
Current Liabilities	Section 2.03(d)
Data Processing Agreement	Section 11.03
Debt Amount	Section 11.03
DOJ	Section 6.04(a)
Effect	Section 11.03
Eligible Capital Expenditures	Section 11.03
Employee List	Section 6.07(a)
Environmental Indemnity Claims	Section 10.08
Environmental Laws	Section 11.03

Term	Location
Environmental Liabilities	Section 11.03
Environmental Permits	Section 4.11(a)(iii)
Environmental Proceedings	Section 4.11(a)(iv)
Equity Allocation,	Section 9.01(a)
ERISA	Section 11.03
Exchange Act	Section 3.03(b)
Excluded Assets	Section 1.02(b)
Extraordinary Maintenance and Repair Expenditures	Section 11.03
FCPA	Section 4.19
FERC	Section 6.04(a)
FERC Approval	Section 3.03(b)
Final Order	Section 11.03
FOLA	Section 11.03
FOLR	Section 11.03
FTC	Section 6.04(a)
GAAP	Section 11.03
Geneva Pension Plan	Section 11.03
Georgia Power Contract	Section 11.03
Governmental Approval	Section 3.03(b)
Governmental Entity	Section 3.03(b)
GST	Section 11.03
Hazardous Materials	Section 11.03
Historic Remains	Section 11.03
Hong Kong Business Employees	Section 11.03

Term	Location
HSR Act	Section 3.03(b)
Income Tax	Section 11.03
Income Tax Claim	Section 10.04(b)
Indebtedness	Section 11.03
Indemnified Party	Section 10.04(a)
Indemnifying Party	Section 10.04(a)
Intellectual Property Allocation	Section 9.01(a)
Intellectual Property License Agreement	Section 11.03
Intellectual Property Rights	Section 11.03
Intermediary	Section 9.12
Inventory	Section 1.02(a)(ii)
IRS	Section 11.03
Japan Business Employees	Section 11.03
JDA	Section 6.02(h)
Judgment	Section 3.03(a)
knowledge of Seller	Section 11.03
Law	Section 3.03(a)
Lease Buyout Amount	Section 6.13
Leased Real Property	Section 4.12(b)
Liabilities	Section 11.03
Liabilities Assumption Documents	Section 2.02(b)
Lien Date	Section 9.03
Liens	Section 11.03
Losses	Section 10.01(a)

Term	Location
Material Adverse Effect	Section 11.03
Material Lease	Section 11.03
Material Third Party Lease	Section 4.14(a)(ix)
Monthly Financial Reports	Section 6.14(c)
Non-Controlling Party	Section 10.08(b)
Non-U.S. Assumed Benefit Plan	Section 4.07(d)
Non-U.S. Business Employees	Section 11.03
Notice of Disagreement	Section 2.03(b)
NYSE	Section 11.03
Outside Date	Section 8.01(b)(i)
Owned Real Property	Section 4.12(a)
Permits	Section 1.02(a)(vi)
Permitted Liens	Section 4.12(d)
Person	Section 11.03
Port Wentworth Budget	Section 4.20(a)
Port Wentworth Project	Section 11.03
Post-Closing Tax Period	Section 11.03
Power Act	Section 3.03(b)
Pre-Closing Environmental Liabilities	Section 11.03
Pre-Closing Maintenance CapEx Budget	Section 4.20(b)
Pre-Closing Tax Period	Section 11.03
Project Completion Deadline	Section 11.03
Property Tax	Section 9.03
Purchase Price	Section 1.01

Term	Location
Purchaser	Preamble
Purchaser 401(k) Plan	Section 6.07(h)(i)
Purchaser Disclosure Letter	Article III
Purchaser Fundamental Representations	Section 11.03
Purchaser Indemnitees	Section 10.01(a)
Purchaser Material Adverse Effect	Section 11.03
Purchaser Portion	Section 1.05(a)
Purchaser Sub	Recitals
Purchaser Welfare Plans	Section 6.07(g)(i)
Real Property Allocation	Section 9.01(a)
Records	Section 1.02(a)(xi)
Regulatory Legal Proceeding	Section 11.03
Release	Section 11.03
Representatives	Section 11.03
Responsive Action	Section 10.08(a)
Retained Credit Support Obligations	Section 6.19(b)
Retained Environmental Liabilities	Section 11.03
Retained Liabilities	Section 1.04(b)
Retained Names	Section 1.02(b)(x)
Retained Tax Liabilities	Section 1.04(b)(iv)
Return Date	Section 9.01(a)
Review Law	Section 11.03
RPR	Section 6.17(a)(i)
Scheduled Intellectual Property	Section 1.02(a)(v)

Term	Location
SEC	Section 11.03
Section 1031	Section 9.12
Securities Act	Section 11.03
Seller	Preamble
Seller Business	Section 11.03
Seller Continuing Credit Support Obligation	Section 6.19(a)
Seller Disclosure Letter	Article IV
Seller Flexible Spending Account Plan	Section 1.01(m)
Seller Fundamental Representations	Section 11.03
Seller Group	Section 11.03
Seller Indemnitees	Section 10.02(a)
Seller Insurance Policy	Section 6.16
Seller Parent	Section 11.03
Seller Portion	Section 1.05(a)
Seller Retiree Welfare Plans	Section 1.01(g)(iv)
Severance Obligations	Section 11.03
SEZ Permit	Section 11.03
Shared Contract	Section 11.03
Shared Facilities	Section 6.17(c)(iv)
Site Services Agreements	Section 11.03
Software	Section 11.03
Specified Compensation and Benefits	Section 11.03
Statement	Section 2.03(a)
Straddle Period	Section 11.03

Term	Location
Subdivision	Section 6.17(c)(iv)(B)
Sublease Agreement	Section 11.03
subsidiary	Section 11.03
Supply Agreements	Section 11.03
Survey	Section 6.17(a)(i)
Switzerland Business Employees	Section 11.03
Tangible Personal Property	Section 1.02(a)(iii)
Target Working Capital	Section 11.03
Tax	Section 11.03
Tax Accountant	Section 9.04(c)
Tax Claim	Section 10.04(b)
Tax Return	Section 11.03
Taxes	Section 11.03
Taxing Authority	Section 11.03
Third Party Claim	Section 10.04(a)
Title Company	Section 11.03
Title Policy	Section 11.03
Transaction Documents	Section 11.03
Transactions	Section 11.03
Transfer Regulations	Section 11.03
Transfer Taxes	Section 11.03
Transfer Time	Section 6.07(b)(i)
Transferred Assets	Section 1.02(a)
Transferred Contracts	Section 1.02(a)(vii)

Term	Location
Transferred Employee	Section 11.03
Transferred Entity	Section 11.03
Transferred Entity Share Purchase Agreement	Section 2.02(a)
Transferred Equity Interests	Section 11.03
Transferred Intellectual Property	Section 1.02(a)(v)
Transferred Inventory	Section 1.02(a)(ii)
Transferred Permits	Section 1.02(a)(vi)
Transferred Poland Real Property	Section 11.03
Transferred Real Property	Section 1.02(a)(i)
Transferred Vehicles and Forklifts	Section 6.13
Transition Services Agreement	Section 6.20
U.S. Business Employees	Section 11.03
U.S. Review Laws	Section 11.03
WARN Act	Section 1.01(o)
Washington Business and Occupation Tax	Section 11.03
Welfare Benefit Claims	Section 1.01(g)(iii)
Withholding Taxes	Section 2.04
Workers’ Compensation Event	Section 6.07(g)(v)
Working Capital	Section 2.03(d)
WTC Lease	Section 11.03

Exhibit A

Form of Intellectual Property License Agreement

Exhibit B

Form of Site Services Agreements

Exhibit C

Form of Supply Agreements

Exhibit D

Form of Sublease

Exhibit E

Form of Data Processing Agreement

Exhibit F

Transferred Entity Share Purchase Agreement